EXECUTION COPY
Exhibit 10.85
LOAN AGREEMENT
Dated as of April 1, 2010
By and among
THE BORROWERS LISTED ON SCHEDULE I ATTACHED HERETO,
collectively, as Borrowers,
and
THE ROYAL BANK OF SCOTLAND PLC,
as Lender

i

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v

(continued)

SCHEDULES
SCHEDULE I	List of Borrowers
SCHEDULE II	Rent Roll/Leases
SCHEDULE III	Required Repairs/Deadlines For Completion
SCHEDULE IV	Organizational Structure
SCHEDULE V	Allocated Loan Amounts
SCHEDULE VI	Property Descriptions
SCHEDULE VII	Intentionally Omitted
SCHEDULE VIII	Intentionally Omitted
SCHEDULE IX	Properties in a Flood Zone
SCHEDULE X	Release Price Calculation Example

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of April 1, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), made by and among THE ROYAL BANK OF SCOTLAND PLC, having an address at 600 Washington Blvd., Stamford, CT 06901 (“Lender”), and THE BORROWERS LISTED ON SCHEDULE I ATTACHED HERETO, each organized in Delaware, and each having an address at 2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016 (individually, a “Borrower” and collectively, “Borrowers”), jointly and severally.
W I T N E S S E T H:
     WHEREAS, Borrowers desire to obtain the Loan (as hereinafter defined) from Lender; and
     WHEREAS, Lender is willing to make the Loan to Borrowers, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).
     NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
ARTICLE 1
DEFINITIONS; PRINCIPLES OF CONSTRUCTION
     Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
     “actual knowledge” shall mean the conscious awareness of facts or other information.
     “Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(c) hereof.
     “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person.
     “Affiliated Manager” shall mean any Manager that is an Affiliate of Borrower or Guarantor.
     “Agent” shall have the meaning set forth in Section 9.6(b) hereof.
     “Agreement” shall have the meaning assigned to it in the introductory paragraph hereto.
     “Aggregate Outstanding Principal Balance” shall mean, as of any date, the sum of the Outstanding Principal Balance and the Mezzanine Loan Outstanding Principal Balance.

     “Allocated Loan Amount” shall mean, with respect to each Property, the original Aggregate Outstanding Principal Balance allocated to such Property as set forth on Schedule V attached hereto and made a part hereof. Notwithstanding anything to the contrary contained herein, in the event of any prepayment of principal (i) by Borrowers hereunder, and/or (ii) by Mezzanine Borrower under the Mezzanine Loan Agreement, in each of the foregoing instances, other than with respect to any completed Property Sale, the Allocated Loan Amount for each of the then remaining Properties (i.e., excluding all Properties previously included in completed Property Sales) shall be reduced on a pro rata basis (with respect to the Allocated Loan Amount of any specific remaining Property relative to the Allocated Loan Amount of all remaining Properties) in the aggregate amount of such prepayment; provided, however, if such prepayment is a result of a Casualty or Condemnation with respect to any such Property, then the entire amount of the prepayment shall be first allocated to such Property to reduce the Allocated Loan Amount of such Property to an amount not less than zero, and the excess, if any, shall be allocated on such pro rata basis to reduce the Allocated Loan Amounts of all of the remaining Properties (but excluding all Properties previously included in completed Property Sales).
     “ALTA” shall mean American Land Title Association, or any successor thereto.
     “Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for each Property prepared by the applicable Borrower for the applicable Fiscal Year or other period.
     “Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.
     “Approved Leasing Expenses” shall mean actual out-of-pocket expenses incurred by the applicable Borrower, on market terms and conditions, in leasing space at any Property pursuant to Leases (including amendments thereto) entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses (i) are (A) specifically approved by Lender in connection with approving the applicable Lease (provided Lender’s approval shall not be required for the payment of management fees and leasing fees set out in Sections 5.1 and 5.2 of the Management Agreement), (B) incurred in the ordinary course of business and on market terms and conditions in connection with Leases which do not require Lender’s approval under the Loan Documents, and Lender shall have received a budget for such tenant improvement costs and a schedule of leasing commissions payments payable in connection therewith (which leasing commission payments shall be deemed “Approved Leasing Expenses” for purposes of this Agreement so long as same are comparable to existing local market rates), or (C) otherwise approved in writing by Lender, and (ii) are substantiated by executed Lease documents and brokerage agreements.
     “Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from the applicable Borrower, as assignor, to Lender, as assignee, assigning to Lender all of such Borrower’s interest in and to the Leases and Rents of the applicable Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and “Assignments of Leases” shall mean, collectively, each and every of the Assignment of Leases.

     “Assignment of Management Agreement” shall mean, with respect to all of the Properties, that certain Subordination of Management Fees and Acknowledgment Agreement, dated as of the date hereof, among Lender, Borrowers, any other Person designated as an “Owner” thereunder and the applicable Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Property.
     “Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, liquidator, or examiner for such Person or any portion of any Property; (e) the filing of a petition against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other applicable law; (f) under the provisions of any other law for the relief or aid of debtors, an action taken by any court of competent jurisdiction allows such court to assume custody or control of such Person or of the whole or any substantial part of its property or assets; or (g) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.
     “Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101 et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other federal or state bankruptcy or insolvency law.
     “Basic Carrying Costs” shall mean, for any relevant period, the sum of the following costs associated with each of the Properties: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.
     “Borrower” and “Borrowers” shall have the meaning set forth in the introductory paragraph hereto, together with their successors and permitted assigns.
     “Borrower Policies” shall have the meaning set forth in Section 7.2.1(a) hereof.
     “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the trustee under a Securitization (or, if the Securitization has not occurred, Lender), or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

     “Calculated Payments” shall have the meaning set forth in the definition of “Yield Maintenance Premium” herein.
     “Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (or another basis of accounting acceptable to Lender and consistently applied) (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).
     “Cash Management Account” shall have the meaning set forth in Section 2.7.2(a) hereof.
     “Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrowers, Manager, Wells Fargo Bank, N.A., as agent, and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Cash Management Period” shall be deemed to (i) commence at such time as (x) an Event of Default shall have occurred, or (y) the Net Operating Income, as determined by Lender in its reasonable discretion on a trailing-twelve month basis as of any date of determination, shall have declined below the Impaired NOI Threshold, and (ii) end at such time, if ever, as (1) in the case of the foregoing clause (x), the Event of Default giving rise to such Cash Management Period shall no longer exist, or (2) in the case of the foregoing clause (y) the Net Operating Income shall exceed the Impaired NOI Threshold for a period of six consecutive months.
     “Casualty” shall have the meaning set forth in Section 6.2 hereof.
     “Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.
     “Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.
     “Closing Date” shall mean the date of the funding of the Loan.
     “Closing Date NOI” shall mean $10,937,340, which amount shall be adjusted as of any date of determination to deduct Net Operating Income attributable to any Property that has been the subject of a completed Property Sale prior to such date of determination.
     “Closing Date Percentage of Investment Grade Income” shall mean 53%.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
     “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Property or any part thereof.

     “Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
     “Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.
     “Covered Disclosure Information” shall have the meaning set forth in Section 9.2 (b) hereof.
     “Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including any Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages and the other Loan Documents.
     “Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:
     (a) the numerator is the Proforma Net Operating Income; and
     (b) the denominator is the aggregate amount of principal and interest due and payable (i) under this Agreement on the Outstanding Principal Balance during such period, and (ii) under the Mezzanine Loan Agreement on the Mezzanine Loan Outstanding Principal Balance during such period.
     “Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
     “Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) four percent (4%) above the Interest Rate.
     “Deposit Bank” shall have the meaning set forth in the Cash Management Agreement.
     “Disclosure Document” shall mean any written materials used or provided to any prospective investors and/or the Rating Agencies in connection with any public offering or private placement of Securities in a Securitization, including, without limitation, a prospectus, prospectus supplement, private placement memorandum, or similar offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization, and in each case including any amendments or supplements thereto.
     “Discount Rate” shall have the meaning set forth in the definition of “Yield Maintenance Premium” herein.
     “Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of

Eligible Institution, or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority, as applicable. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
     “Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).
     “Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.
     “Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrowers and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Environmental Laws” shall mean any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, and/or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term “Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. The term “Environmental Laws” also includes, but is not limited to, any present and future federal, state and local laws, statutes ordinances, rules, regulations, permits or authorizations and the like, as well as common law, that (a) condition transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of any Property; (b) require notification or disclosure of Releases of Hazardous Substances or other environmental condition of a property to any Governmental Authority or other Person, whether or not in connection with any transfer of title to or interest in such property; (c) impose conditions or requirements in connection with permits or other authorization for lawful activity; (d) relate to nuisance, trespass or other causes of action related to any Property; or (e) relate to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of any Property.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.
     “ERISA Affiliate” shall mean each person (as defined in section 3(9) of ERISA) that together with one or more of Borrowers would be deemed to be a “single employer” within the meaning of section 414(b), (c), (m) or (o) of the Code.
     “Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.
     “Excess Cash” shall have the meaning set forth in Section 2.7.2(b)(vii) hereof.
     “Excess Cash Reserve Account” shall have the meaning set forth in Section 7.5.1 hereof.
     “Excess Cash Reserve Funds” shall have the meaning set forth in Section 7.5.1 hereof.
     “Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.
     “Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.
     “Financing Percentages” shall mean the Loan Percentage and the Mezzanine Loan Percentage.
     “Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
     “Fitch” shall mean Fitch, Inc.
     “GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
     “Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
     “Gross Income from Operations” shall mean, for any period, all income, computed in accordance with GAAP (or another basis of accounting acceptable to Lender and consistently applied), derived from the ownership and operation of the Properties from whatever source during such period based upon the latest financial statements that Lender has received from Borrower, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, easement proceeds, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by tenants under the Leases of any nature, business interruption or other loss of income or rental insurance proceeds and interest on Reserve Funds, but excluding Rents from month-to-month tenants or tenants that are included in any Bankruptcy Action, sales, use and occupancy or other taxes on receipts required to be accounted for by any Borrower to any Governmental Authority, refunds and uncollectible accounts, proceeds from the sale of furniture, fixtures and equipment, Insurance Proceeds and Condemnation Proceeds (other than business interruption or other loss of income or rental insurance), and any disbursements to any Borrower from the Tax and Insurance Escrow Funds, the Replacement Reserve Funds, the Rollover Reserve Funds, the Excess Cash Reserve Funds, or any other escrow or reserve fund established by the Loan Documents.
     “Guarantor” shall mean Cole Credit Property Trust III, Inc., a Maryland corporation.
     “Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, from Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Hazardous Substances” includes, but is not limited to, (i) any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in properties similar to the applicable Property on which such materials are used or stored for the purposes of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws, and (ii) mold, mycotoxins, microbial matter, and/or airborne pathogens (naturally occurring or otherwise) which pose an imminent threat to human health or the environment or adversely affect any Property.
     “Holder” shall have the meaning set forth in Section 9.6(b) hereof.
     “Impaired NOI Threshold” shall mean a Net Operating Income that is twenty five percent (25%) below the Closing Date NOI, which Closing Date NOI shall be adjusted as of any date of determination to deduct Net Operating Income attributable to any Property that has been the subject of a completed Property Sale prior to such date of determination.
     “Improvements” shall mean the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on the Properties.
     “Indebtedness” shall mean for any Person, on a particular date, the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).
     “Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

     “Indemnified Persons” shall have the meaning set forth in Section 9.2(b) hereof.
     “Indemnifying Person” shall mean each Borrower and Guarantor.
     “Independent Director” or “Independent Manager” shall mean a Person who (a) is (i) provided by a nationally recognized professional service company or (ii) approved in writing by the Lender (which consent shall not be unreasonably withheld), (b) is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years: (i) a stockholder, director (with the exception of serving as the Independent Director or Independent Manager), officer, employee, partner, member, attorney or counsel of any Borrower or any Affiliate of any Borrower; (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with any Borrower or any Affiliate of any Borrower; (iii) a Person Controlling or under common Control with any such stockholder, director, officer, partner, member, customer, supplier or other Person; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, customer, supplier or other Person, and (c) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment and/or ownership experience with one or more nationally-recognized companies that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Director”) and is at all times during his or her service as an Independent Director or Independent Manager of any Borrower an employee and/or owner of such a company or companies. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” affiliated with any Borrower (provided such affiliate does not or did not own a direct or indirect equity interest in any Borrower) shall not be disqualified from serving as an Independent Director or Independent Manager, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of Affiliates of any Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than clause (a)(ii) shall not be disqualified from serving as an Independent Director or Independent Manager of any Borrower if such individual is a Professional Independent Director. As used in this definition and in the definition of “Special Purpose Entity,” “nationally recognized professional service company” means CT Corporation, Corporation Services Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of any Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business. Notwithstanding the foregoing, no Independent Director or Independent

Manager for any Borrower or the Principal of any Borrower shall also serve as an Independent Director or Independent Manager (as such term is defined in the Mezzanine Loan Agreement) for Mezzanine Borrower or Principal (as such term is defined in the Mezzanine Loan Agreement) of Mezzanine Borrower.
     “Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated as of the Closing Date delivered by Kutak Rock LLP in connection with the Loan.
     “Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.
     “Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
     “Intercreditor Agreement” shall have the meaning set forth in Section 11.3 hereof.
     “Interest Rate” shall mean a fixed rate of 4.209% per annum.
     “Investment Grade” shall mean a rating of “BBB-” (or its equivalent) or better by all of the Rating Agencies.
     “Investor” shall have the meaning set forth in Section 5.1.11(f) hereof.
     “Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement, and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
     “Leases in Place” shall mean each Lease (a) under which the tenant (i) has accepted the demised premises pursuant to the applicable Lease, (ii) is in actual occupancy and open for business (i.e., is not “dark”), and (iii) has commenced paying full, unabated Rent pursuant to the applicable Lease, (b) with respect to which no Borrower has notice that the tenant will be vacating, (c) which is not a month-to-month Lease, (d) which is not due to expire within ninety (90) days from any date of determination, and (e) where none of the applicable tenant or any guarantor of such Lease are the subject of any Bankruptcy Action.
     “Lease Termination Payments” shall have the meaning set forth in Section 7.4.1(b)(i) hereof.
     “Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting any of the Properties or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, as amended, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to any Borrower, at any time in force affecting any Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to any Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.
     “Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.
     “Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.
     “Licenses” shall have the meaning set forth in Section 4.1.22 hereof.
     “Lien” shall mean any mortgage, deed of trust, indemnity deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting any Borrower, any Property, or any portion of one or more Properties or any interest therein, or any direct or indirect interest in any Borrower, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
     “Loan” shall mean the loan in the original principal amount of SIXTY FOUR MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($64,800,000.00) made by Lender to Borrowers pursuant to this Agreement.
     “Loan Application” shall have the meaning set forth in Section 10.22 hereof.
     “Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Assignments of Leases, the Environmental Indemnity, any O&M Agreements, the Assignment of Management Agreement, the Guaranty, the Cash Management Agreement, the Lockbox Agreement, and all other documents executed and/or delivered by any Borrower, Guarantor, any Borrower Principal, Manager or Affiliate of any of these Persons in connection with the Loan as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Loan Percentage” shall mean, as of any date of determination and prior to the application of the principal amount with respect to which the Financing Percentages are then being calculated, the ratio, expressed as a percentage, the numerator of which is an amount equal to the Outstanding Principal Balance on such date of determination and the denominator of which is an amount equal to the Aggregate Outstanding Principal Balance on such date of determination.
     “Loan to Value Ratio” shall mean the ratio, as of a particular date, the numerator of which is equal to (i) the Aggregate Outstanding Principal Balance and (ii) the denominator of which is equal to the aggregate appraised value of the Properties as determined by Lender in its reasonable discretion.
     “Lockbox Account” shall have the meaning set forth in Section 2.7.1(a) hereof.

“Lockbox Agreement” shall mean that certain Blocked Account Control Agreement, dated as of the date hereof, by and among Cole WG Janesville WI, LLC, Lockbox Bank and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Lockbox Bank” shall mean JP Morgan Chase Bank, N.A. or any successor or permitted assigns thereof.
     “Lockout Period” shall mean the period from the Closing Date through and including April 11, 2011.
     “Major Lease” shall mean any Lease which demises all or substantially all of the space in the Improvements located on any Property.
     “Management Agreement” shall mean (a) that certain Property Management and Leasing Agreement dated as of October 8, 2008, by and between Cole REIT III Operating Partnership, LP, Cole Credit Property Trust III, Inc. and Manager in connection with the property management of the Properties, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (in accordance with the provisions hereof), in respect of the property management of one or more Properties, and (b) at such time any Manager shall no longer be a Manager, any replacement property management agreement shall either be (i) acceptable to Lender and entered into by and between the applicable Borrower(s) and a Qualified Manager, (acceptable to Lender as set forth in the definition of Qualified Manager) pursuant to which such Qualified Manager is to provide management and other services with respect to the Properties, or (ii) if the applicable provisions of this Agreement require, a Replacement Management Agreement.
     “Management Agreement Side Letter” shall mean that certain letter agreement dated as of the Closing Date by and among Borrowers, Cole Credit Property Trust III, Inc., Cole REIT III Operating Partnership, LP, and Manager in which the Borrowers acknowledge their duties and obligations as an “Owner” under the Management Agreement.
     “Manager” shall mean Cole Realty Advisors, Inc. or, if the context requires, a Qualified Manager who is managing one or more of the Properties in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.
     “Market Conditions” shall mean, as to any particular Property, a substantive adverse change in the performance or cash flow of properties similar to such Property generally resulting from significant downturns in the economy, disruptions in rental or other income or reimbursements due to a bankruptcy action of any tenant, casualty or condemnation, natural disaster, domestic unrest, terrorist activity, or unforeseen factors beyond the reasonable control of the Manager of such Property.
     “Maturity Date” shall mean April 11, 2015, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
     “Material Action” means, with respect to any Person, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or make any assignment for the benefit of creditors of such Person, or admit in writing such Person’s inability to pay its debts generally as they become due, or declare or effectuate a moratorium on the payment of any obligation, or take action in furtherance of any such action.
     “Material Adverse Change” shall mean if, in Lender’s reasonable discretion, the business, operations, prospects, property, assets, liabilities or financial condition of, Borrowers, any Principal of any Borrower, or Guarantor, in each case, taken as a whole, or in the ability of any Borrower or Guarantor to perform its obligations under the Loan Documents has changed in a manner which could materially impair the value of Lender’s security for the Loan or prevent timely repayment of the Loan or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents or the Leases, as the case may be.
     “Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
     “Mezzanine Borrower” shall mean Cole MezzCo CCPT III, LLC, a Delaware limited liability company, together with its successors and permitted assigns.
     “Mezzanine Debt” shall mean the “Debt” as defined in the Mezzanine Loan Agreement.
     “Mezzanine Lender” shall mean the owner and holder of the Mezzanine Loan, from time to time.
     “Mezzanine Loan” shall mean that certain loan in the original principal amount of Ten Million One Hundred Thousand and No/100 Dollars ($10,100,000.00) made by RCG LV Debt IV REIT, L.P. to Mezzanine Borrower pursuant to the Mezzanine Loan Agreement, as the same may be amended or split pursuant to the terms of the Mezzanine Loan Documents, subject to the terms of the Intercreditor Agreement.
     “Mezzanine Loan Agreement” shall mean that certain Mezzanine Loan Agreement, dated as of the date hereof, between Mezzanine Borrower and Mezzanine Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Mezzanine Loan Debt Service Payment Amount” shall mean the amount of regularly scheduled principal and interest (excluding any default interest or balloon payment of principal) due and payable on each “Payment Date”, as defined in the Mezzanine Loan Agreement, pursuant to the Mezzanine Note.
     “Mezzanine Loan Documents” shall mean the Mezzanine Loan Agreement and all other documents or instruments evidencing, securing or guaranteeing the Mezzanine Loan executed and delivered by Mezzanine Borrower, in connection with the Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, subject to the terms of the Intercreditor Agreement.
     “Mezzanine Loan Event of Default” shall mean an “Event of Default” as defined in the Mezzanine Loan Agreement.
     “Mezzanine Loan Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Mezzanine Loan.
     “Mezzanine Loan Percentage” shall mean, as of any date of determination and prior to the application of the principal amount with respect to which the Financing Percentages are then being calculated, the ratio, expressed as a percentage, the numerator of which is an amount equal to the Mezzanine Loan Outstanding Principal Balance on such date of determination and the denominator of which is an amount equal to the Aggregate Outstanding Principal Balance on such date of determination.
     “Mezzanine Note” shall mean that certain Promissory Note (Mezzanine Loan) dated as of the date hereof made by Mezzanine Borrower to Mezzanine Lender, in the original principal amount of the Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Monthly Borrower Insurance Payment” shall have the meaning set forth in Section 7.2.1(a) hereof.
     “Monthly Debt Service Payment Amount” shall mean a constant monthly payment of $317,222.12.
     “Monthly Tenant Insurance Payment” shall have the meaning set forth in Section 7.2.1(b) hereof.
     “Monthly Tenant Tax Payment” shall have the meaning set forth in Section 7.2.1(c) hereof.
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Mortgage” shall mean, with respect to any Property, that certain first priority mortgage, deed of trust, deed to secure debt or similar security agreement, dated as of the date hereof, executed and delivered by the applicable Borrower as security for the Obligations which encumbers such Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and “Mortgages” shall mean, collectively, each and every Mortgage.
     “Multiemployer Plan” shall mean a multiemployer plan, as defined in section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding three plan years made or accrued an obligation to make contributions.

     “Multiple Employer Plan” shall mean an employee benefit plan, other than a Multiemployer Plan, to which any Borrower or any ERISA Affiliate, and one or more employers other than such Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which such Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.
     “Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.
     “Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.
     “Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
     “Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.
     “New Mezzanine Loan” shall have the meaning set forth in Section 9.8(a) hereof.
     “Note” shall mean that certain Promissory Note of even date herewith in the original principal amount of SIXTY FOUR MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($64,800,000.00), made by Borrowers in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Note Register” shall have the meaning set forth in Section 9.6(b) hereof.
     “Notice” shall have the meaning set forth in Section 10.6 hereof.
     “O&M Agreement” shall mean, with respect to the Properties, any asbestos and lead-based paint operations and maintenance program developed by the applicable Borrower and approved by Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Obligations” shall mean, collectively, Borrowers’ obligations for the payment of the Debt and the performance of the Other Obligations.
     “OFAC” shall have the meaning set forth in Section 4.1.35 hereof.
     “Officer’s Certificate” shall mean a certificate delivered to Lender by any Borrower which is signed by an authorized officer of the general partner or manager of such Borrower, as applicable.
     “Open Date” shall have the meaning set forth in Section 2.4.1 hereof.
     “Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP (or another basis of accounting acceptable to Lender and consistently applied), of whatever kind relating to the operation, maintenance and management of any of the Properties based upon the latest financial statements Lender has received from Borrower, which expenditures are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, Taxes, Other Charges, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation and amortization, debt service, pre-payments of principal (to the extent permitted by this Agreement), Capital Expenditures (including any reserves therefor maintained by any Borrower but not required hereunder), costs of acquisition, impairment charges (maintained by any Borrower but not required to be maintained as a Reserve Fund hereunder), and contributions to the Replacement Reserve Funds, the Tax and Insurance Escrow Funds, the Rollover Reserve Funds, and any other Reserve Funds or other funds required to be deposited into any reserves required under the Loan Documents, provided this definition shall exclude the foregoing expenses which are attributable to a Property with a month to month Lease or Property where the tenant is subject to a Bankruptcy Action, except for the following costs attributable to any such Property: Taxes and Other Charges, Insurance Premiums on Policies and other costs which would have to be paid relative to such Properties assuming that all applicable Leases have terminated and no tenant remains in possession of the Property.
     “Original Tenant Insurance Deposit” shall have the meaning set forth in Section 7.2.1(b) hereof.
     “Original Tenant Tax Deposit” shall have the meaning set forth in Section 7.2.1(c) hereof.
     “Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against any Property or any part thereof.
     “Other Obligations” shall mean (a) the performance of all obligations of Borrowers contained herein; (b) the performance of each obligation of Borrowers or Guarantor contained in any other Loan Document; (c) the payment of all costs, expenses, legal fees and liabilities incurred by Lender in connection with the enforcement of any of Lender’s rights or remedies under the Loan Documents, or any other instrument, agreement or document which evidences or secures any other Obligations or collateral therefor, whether now in effect or hereafter executed; and (d) the payment, performance, discharge and satisfaction of all other liabilities and obligations of Borrowers and/or Guarantor to Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, under any one or more of the Loan Documents and any amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to herein or therein or executed in connection with the transactions contemplated hereby or thereby.
     “Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.
     “Overpayment” shall have the meaning set forth in Section 10.29(b) hereof.

     “Overpaying Borrower” shall have the meaning set forth in Section 10.29(b) hereof.
     “Patriot Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
     “Payment Date” shall mean May 11, 2010 and each other eleventh (11th) day of each calendar month occurring during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.
     “Permitted Encumbrances” shall mean, collectively (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in Schedule B of each of the Title Insurance Policies, (c) Liens, if any, for Taxes imposed by any Governmental Authority which are not yet due or delinquent, (d) the Leases existing as of the date hereof, as set forth in Schedule II and any Leases entered into after the date hereof in accordance with Section 5.1.20, and (e) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, which Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of any Property as used on the Closing Date or any Borrower’s ability to repay the Loan.
     “Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.
     “Permitted Transfer” shall have the meaning set forth in Section 5.2.10(d) hereof.
     “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any Governmental Authority, and any fiduciary acting in such capacity on behalf of any of the foregoing.
     “Personal Property” with respect to any Property, shall have the meaning set forth in Article 1 of the applicable Mortgage with respect to such Property.
     “Physical Conditions Report” with respect to any Property, shall mean a report prepared by a company satisfactory to Lender regarding the physical condition of such Property, satisfactory in form and substance to Lender in its reasonable discretion, which report shall, among other things, (i) not indicate that such Property is in material violation of any applicable Legal Requirements (including zoning, subdivision and building codes and laws), and (ii) include a copy of a final certificate of occupancy with respect to all improvements if reasonably obtainable (unless previously delivered to Lender).
     “Policies” shall have the meaning specified in Section 6.1(b) hereof.
     “Prepayment Date” shall have the meaning set forth in the definition of “Yield Maintenance Premium” herein.
     “Principal” shall mean the Special Purpose Entity that is (i) the general partner of a Borrower, if such Borrower is a limited partnership or (ii) the managing member of a Borrower, if such Borrower is a multi-member limited liability company.

     “Professional Independent Director” shall have the meaning set forth in the definition of “Independent Director” above.
     “Proforma Net Operating Income” shall mean, as of any date of determination by Lender, Net Operating Income (using annualized amounts for any recurring expenses not paid monthly) as reasonably determined by Lender based on (i) Gross Income from Operations collected during the preceding calendar month solely with respect to Leases in Place, projected on an annualized basis for the immediately succeeding period of twelve (12) full calendar months, less (ii) actual Operating Expenses for a trailing twelve (12) month period, adjusted for known increases or decreases in such Operating Expenses for the immediately succeeding period of twelve (12) full calendar months.
     “Prohibited Transaction” shall mean any action or transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the ERISA or Section 4975 of the Code.
     “Properties” shall mean, collectively, all of the parcels of real property described on Schedule VI attached hereto (except with respect to any future date after the Closing Date, if a Property which shall be the subject of a completed Property Sale before such date, then such Property shall automatically be deemed to be excluded from this definition, as set forth in forth in Section 2.6.2 hereof) and made a part hereof, all Improvements thereon and all Personal Property owned by Borrowers and encumbered by the Mortgages, together with all rights pertaining to such parcels of real property and the related Improvements, all as more particularly described in the Mortgages.
     “Property” shall mean any one of the Properties, individually.
     “Property Sale” shall have the meaning set forth in Section 2.6.1 hereof.
     “Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, any Indemnifying Person with respect to any Property, any Borrower, Principal, Mezzanine Borrower, Guarantor and/or Manager, including, without limitation, any financial data or financial statements required under Section 5.1.1.
     “Qualified Manager” shall mean either (a) Manager, or (b) in the reasonable judgment of Lender, a Person which is a reputable and experienced management organization (which may be an Affiliate of Borrowers) possessing experience in managing properties similar in size, scope, use and value as the Properties, provided, that (i) the applicable Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that management of the applicable Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof issued pursuant to the Securitization or, if a Securitization has not occurred, the applicable Borrower shall have obtained the prior written consent of Lender, and (ii) such Person shall have entered into a Replacement Management Agreement and Assignment of Management Agreement.

     “Rating Agencies” shall mean each of S&P, Realpoint LLC, Moody’s and Fitch, or any other nationally recognized statistical securities rating organizations as may be designated by Lender to assign a rating to all or any portion of the Securities.
     “REA” shall mean, collectively, those reciprocal easement agreement(s), if any, identified on Schedule B of the Title Insurance Policies, as the same may be amended, restated, supplemented or otherwise modified from time to time, as more specifically described in the Title Insurance Policy applicable to the Property which is the subject of such title encumbrance.
     “Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.
     “Related Entities” shall have the meaning set forth in Section 5.2.10(f).
     “Related Loan” shall mean a loan made by Lender to an Affiliate of any Borrower or secured by a Related Property, that is included in a Securitization along with the Loan, and any other loan that is cross-collateralized with the Loan.
     “Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to any Property.
     “Release” with respect to any Hazardous Substance shall include, but is not limited to, any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.
     “Release Price” shall mean, with respect to each Property identified in a Sale Request:
     (i) if and to the extent that Lender determines that the amount (the “Trigger Amount”) equal to the aggregate of (x) all prior Released Allocated Loan Amounts as of the anticipated date of the Property Sale proposed in such Sale Request and (y) the Allocated Loan Amount attributable to all such Sale Request Properties (the “Sale Request Properties Allocated Loan Amount”), is less than or equal to $14,980,000 (the “Release Price Threshold Amount”), an amount equal to one hundred fifteen percent (115%) of the Allocated Loan Amount applicable to such Sale Request Properties; provided that if the Trigger Amount is greater than the Release Price Threshold Amount, then such portion of the Sale Request Properties Allocated Loan Amount which does not cause the Trigger Amount to exceed the Release Price Threshold Amount shall be deemed to be the Allocated Loan Amount for such Sale Request Properties for the purpose of this clause (i) (the “115% Calculated Amount”) and the remaining portion of such Trigger Amount (which would otherwise constitute a portion of the Allocated Loan Amount) will be for the purpose of this clause (i) be deemed to be zero; and instead (m) such excess portion shall be governed as if it were a separate Allocated Loan Amount which shall be calculated by Lender as provided in clause (ii) below, mutatis, mutandis (such excess portion as multiplied by 120%, being herein called the “120% Calculated Amount”) and (n) in making such calculation pursuant to clause (ii) below, the Release Price for such Sale Request Properties shall equal the aggregate of the 115% Calculated Amount and the 120% Calculated Amount (an example of this situation is set forth in Schedule X); and
     (ii) to the extent that the aggregate of (x) all prior Released Allocated Loan Amounts as of the anticipated date of the Property Sale proposed in such Sale Request and (y) the Allocated Loan Amount attributable to all Sale Request Properties specified in such Sale Request Properties (as may be modified pursuant to the foregoing clause (i)) to be released is greater than $14,980,000, an amount equal to one hundred twenty percent (120%) of the Allocated Loan Amount applicable to such Sale Request Properties.
     “Release Price Threshold Amount” shall have the meaning set forth in the definition of “Release Price”.
     “Released Allocated Loan Amount” shall mean an amount, determined at the time of each proposed Property Sale, equal to the aggregate sum of all Allocated Loan Amounts attributable to all Properties that were the subject of any prior completed Property Sale (but not for the Property Sale for which the determination is being made).
     “Rents” shall mean, in respect of each of the Properties taken separately or as a whole, all rents (including percentage rents), rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payments and consideration of whatever form or nature received by or paid to or for the account of or benefit of any Borrower or any of their agents or employees from any and all sources arising from or attributable to any Property, and the Improvements thereon, including all revenues from telephone services, laundry, vending, television and all receivables, customer obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of any Property or rendering of services by any Borrower, Manager, or any of their respective agents or employees and proceeds, if any, from business interruption or other loss of income insurance.
     “Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager (acceptable to Lender as set forth in the definition of “Qualified Manager”) substantially in the same form and substance as the Management Agreement that such subsequent agreement is intended to replace, with any changes being reasonably acceptable to Lender, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that Borrowers shall have obtained confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof; and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by the applicable Borrowers and such Qualified Manager at Borrowers’ expense.

     “Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.
     “Replacement Reserve Funds” shall have the meaning set forth in Section 7.3.1 hereof.
     “Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.
     “Replacements” shall have the meaning set forth in Section 7.3.1 hereof.
     “Replacement Mezzanine Borrower” shall have the meaning set forth in Section 5.2.10(f) hereof.
     “Replacement Mezzanine Borrower’s Principal” shall have the meaning set forth in Section 5.2.10(f) hereof
     “Required Repair Account” shall have the meaning set forth in Section 7.1.1 hereof.
     “Required Repair Funds” shall have the meaning set forth in Section 7.1.1 hereof.
     “Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.
     “Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Funds, the Replacement Reserve Funds, the Rollover Reserve Funds, the Required Repair Funds, the Excess Cash Reserve Funds and any other escrow or reserve fund established pursuant to the Loan Documents.
     “Restoration” shall mean the repair and restoration of any Property after a Casualty or Condemnation as nearly as possible to the condition such Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.
     “Restricted Party” shall mean, collectively any Borrower, any Principal, Mezzanine Borrower, and Guarantor.
     “RICO” shall mean the Racketeer Influenced Corrupt Organizations Act.
     “Rollover Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.
     “Rollover Reserve Funds” shall have the meaning set forth in Section 7.4.1 hereof.
     “Rollover Reserve Monthly Deposit” shall have the meaning set forth in Section 7.4.1 hereof.
     “S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.
     “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of an option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

     “Sale Request” shall have the meaning set forth in Section 2.6.1.
     “Sale Request Properties” shall have the meaning set forth in Section 2.6.1.
     “Sale Request Properties Allocated Loan Amount” shall have the meaning set forth in the definition of “Release Price”.
     “SEC” shall have the meaning set forth in Section 7.6 hereof.
     “Securities” shall have the meaning set forth in Section 9.1 hereof.
     “Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.
     “Securitization” shall have the meaning set forth in Section 9.1 hereof.
     “Servicer” shall have the meaning set forth in Section 9.6 hereof.
     “Servicing Agreement” shall have the meaning set forth in Section 9.6 hereof.
     “Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.
     “Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.
     “Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company which at all times on and after the date hereof shall comply with the following requirements unless it has received (1) prior written consent to do otherwise from the Lender and the Mezzanine Lender, and (2) following any Securitization, confirmation from the applicable Rating Agencies that such noncompliance would not result in the qualification, withdrawal, or downgrade of the rating of any Securities or any class thereof:
          (a) was, is and will be organized solely for the purpose of (i) with respect to any Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing, operating and disposing of the Property or Properties owned by such entity, entering into loan documents relating to loans secured by such Borrower’s Property which have been paid or defeased in full on or about the date hereof, entering into this Agreement and the other Loan Documents with Lender, refinancing the Property or Properties owned by such entity in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; (ii) with respect to any general partner of any Borrower that is a limited partnership, acting as a general partner of such Borrower and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (iii) with respect to any managing member of any Borrower that is a multi-member limited liability company, acting as a managing member of such Borrower and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;
          (b) has not been, is not, and will not be engaged, in any business unrelated to (i) with respect to any Borrower, the acquisition, development, ownership, financing,

management or operation of the Property or Properties owned by such entity; (ii) acting as a general partner of one or more limited partnerships that own one or more of the Properties; or (iii) acting as a member of the limited liability company that owns one or more of the Properties, as applicable;
          (c) does not and will not have any assets other than (i) with respect to any Borrower, the Property or Properties owned by such Borrower and personal property (including, without limitation, cash) related thereto; (ii) with respect to any general partner of any Borrower that is a limited partnership, its general partnership interests in such Borrower; and (iii) with respect to any managing member of any Borrower that is a multi-member limited liability company, its managing membership interests in such Borrower, as applicable;
          (d) (i) to the fullest extent permitted by law, has not engaged, sought or consented to, and will not engage in, seek or consent to,
(A) any dissolution, winding up, liquidation, consolidation, or merger, or
(B) any sale of all or substantially all of its assets or any transfer of partnership or membership interests (if such entity is a general partner in a limited partnership, or a member in a limited liability company), except as permitted under the Loan Documents, and (ii) except as permitted under the Loan Documents or unless required by law, shall not cause, consent to or permit any amendment of its limited partnership agreement, certificate of limited partnership, articles of incorporation, articles of organization, by-laws, certificate of formation or operating agreement with respect to the matters set forth in this definition;
          (e) if such entity now is and will be a limited partnership, has as its only general partner, (i) a Special Purpose Entity that is a corporation that satisfies the requirements of subparagraph (f) below, or (ii) a limited partnership or limited liability company which is itself a Special Purpose Entity in accordance with the terms of this definition;
          (f) if such entity is a corporation, has at least two (2) Independent Directors, and has not caused or allowed and will not cause or allow the board of managers or directors of such entity to take any Material Action with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest, without the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors, including the Independent Directors;
          (g) if such entity is a limited liability company and such limited liability company has more than one member, such limited liability company has as its manager or managing member a Special Purpose Entity that is a corporation and that owns at least one percent (1.0%) of the equity of the limited liability company;
          (h) if such entity is a limited liability company and such limited liability company has only one member, such limited liability company (i) has been formed under Delaware law, (ii) has either a corporation or one (1) other Person that shall become a member of the limited liability company upon the dissolution or disassociation of the member, (iii) has a board of directors or board of managers with not less than two (2) Independent Directors or Independent Managers, as applicable, and (iv) has a limited liability company operating agreement that does not and will not cause or allow its board of directors or board of managers to take any Material Action with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest, without the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors or board of managers, including the Independent Directors or Independent Managers, as applicable;
          (i) if such entity is (A) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (B) a limited partnership, has a limited partnership agreement, or (C) a corporation, has a certificate or articles of incorporation and bylaws, as applicable, in each case, that provide that such entity will not:
          (i) to the fullest extent permitted by applicable law, dissolve, merge, liquidate or consolidate;
          (ii) except as permitted under the Loan Documents, sell all or substantially all of its assets;
          (iii) except as permitted under the Loan Documents or unless required by applicable law, engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition; or
          (iv) without the affirmative vote of all its directors or managers (including its Independent Directors or Independent Managers) or if the entity is a limited partnership or limited liability company with more than one member, the affirmative vote of all of the directors or manager (including the Independent Directors or Independent Managers) of the general partner or managing member of such entity, or the vote of all of its administrative trustees (including its Independent Directors), take any Material Action with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest; or
          (j) except for (A) the Loan and (B) capital contributions or capital distributions permitted under the terms and conditions of its organizational documents and applicable law and properly reflected on its books and records, has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, beneficiaries, shareholders or Affiliates, except in the ordinary course of its business and on terms which are commercially reasonable and comparable to those which would be obtained in a comparable arm’s-length transaction with an unrelated third party;
          (k) has been, is and intends to remain solvent and has paid and intends to continue to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same have or shall become due, and has maintained, is maintaining and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

          (l) has not failed, and will not fail, to correct any known misunderstanding regarding the separate identity of such entity;
          (m) except with respect to the other Borrowers, as required pursuant to this Agreement or the other Loan Documents, has maintained and will maintain its accounts, books, records, resolutions and agreements separate from any other Person and, to the extent that is required to file tax returns under applicable law, has filed and will file its own tax returns, except to the extent that it has been or is required to file consolidated tax returns by law;
          (n) Intentionally Omitted;
          (o) other than (i) with respect to the other Borrowers as contemplated by this Agreement, the Cash Management Agreement or the other Loan Documents;
          (p) has held and will hold its assets in its own name;
          (q) has held itself out and identified itself, and will hold itself out and identify itself, and has conducted and will conduct its business, in its name or in a name franchised or licensed to it by an entity other than an Affiliate of any Borrower and not as a division or part of any other Person, except (A) with respect to the other Borrowers, as required pursuant to this Agreement or the other Loan Documents, and (B) for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in clause (j) above of this definition, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Borrower;
          (r) except with respect to the other Borrowers, as required pursuant to this Agreement or the other Loan Documents, has maintained and will maintain its balance sheets, financial statements, accounting records and other entity documents separate from any other Person and has not permitted, and will not permit, its assets to be listed as assets on the financial statement of any other entity except as required by GAAP (or another basis of accounting acceptable to Lender and consistently applied); provided, however, that appropriate notation shall be made on any such consolidated statements to indicate its separateness from such Affiliate and to indicate that its assets and credit are not available to satisfy the debt and other obligations of such Affiliate or any other Person and such assets shall be listed on its own separate balance sheet;
          (s) except with respect to the other Borrowers, as required pursuant to this Agreement or the other Loan Documents, has paid and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;
          (t) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;
          (u) has had no and will have no Indebtedness (including loans, whether or not such loans are evidenced by a written agreement) other than in the case of a Borrower (i) the Loan, (ii) unsecured trade and operational debt incurred in the ordinary course of business relating to the ownership and operation of the Property or Properties owned by such entity and the routine administration of such Borrower, in amounts, together with such debt of the other Borrowers, not to exceed one percent (1%) of the original principal amount of the Loan, in the aggregate, which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances; (iii) such other liabilities that are expressly permitted pursuant to this Agreement; and (iv) in the case of a Borrower, loans secured by such Borrower’s Property which have been paid or defeased in full on or about the date hereof;
          (v) has not assumed or guaranteed or become obligated for, and will not assume or guarantee or become obligated for, the debts of any other Person and has not held out and will not hold out its credit as being available to satisfy the obligations of any other Person except (i) as permitted pursuant to this Agreement, (ii) in the case of a Borrower, in connection with the Loan, or (iii) with respect to the general partner of any Borrower that is a limited partnership, as such general partner may be liable under applicable law for the obligations of such Borrower as the general partner thereof;
          (w) has not acquired and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;
          (x) has allocated and will allocate, fairly and reasonably, any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;
          (y) has maintained and used, now maintains and uses, and will maintain and use, separate invoices and checks bearing its name. The invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses have borne and shall bear its own name and have not borne and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;
          (z) has not pledged and will not pledge its assets for the benefit of any other Person, except, in the case of a Borrower, (i) in connection with the Loan pursuant to the Loan Documents and (ii) in connection with a loan secured by such Borrower’s Property that has been paid or defeased in full on or about the date hereof;
          (aa) Intentionally Omitted;
          (bb) except with respect to the other Borrowers as required pursuant to this Agreement or the other Loan Documents, has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
          (cc) has not made and will not make loans or advances to, or own or acquire any stock or securities of, any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

          (dd) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or department of it, and has not identified itself, and shall not identify itself, as a division or department of any other Person;
          (ee) Intentionally Omitted;
          (ff) has not had and will not have any obligation to indemnify, and has not indemnified and will not indemnify, its partners, officers, directors or members, as the case may be, unless such an obligation was and is fully subordinated to the Obligations and will not constitute a claim against the Obligations in the event that cash in excess of the amount required to pay the Obligations is insufficient to pay such obligation;
          (gg) if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions;
          (hh) does not and will not have any of its obligations guaranteed by any Affiliate, except as provided by the Loan Documents;
          (ii) has not formed, acquired or held and will not form, acquire or hold any subsidiary or own any equity interest in any other entity, except that any entity acting as the general partner of one or more Borrowers that is a limited partnership that owns one or more of the Properties may acquire a general partnership interest in such Borrower or Borrowers;
          (jj) has complied and will comply with all of the terms and provisions contained in its organizational documents. The statement of facts contained in its organizational documents are true and correct and will remain true and correct;
          (kk) will not consolidate or merge with or into any Person;
          (ll) to the fullest extent permitted by law, will not dissolve or liquidate; and
          (mm) except in connection with a sale or other transfer permitted under the Loan Documents, will not sell all or substantially all of its assets.
     “State” shall mean the State or Commonwealth as applicable in the context where such term is used, and where used with respect to one or more Properties, shall mean the State or Commonwealth in which any particular Property or any part thereof is located.
     “Survey” shall mean, with respect to each of the Properties, a survey of such Property prepared pursuant to the requirements contained in Section 3.1.3(c) hereof, and “Surveys” shall mean, collectively, every Survey.
     “Tax and Insurance Escrow Funds” shall have the meaning set forth in Section 7.2.1(e) hereof.
     “Tax and Insurance Escrow Monthly Deposit” shall have the meaning set forth in Section 7.2.1(e) hereof.

     “Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Property or part thereof, together with all interest and penalties thereon.
     “Tenant Policies” shall have the meaning set forth in Section 7.2.1(b) hereof
     “Tenant Taxes” shall have the meaning set forth in Section 7.2.1(c) hereof.
     “Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.
     “Title Company” shall mean First American Title Insurance Company.
     “Title Insurance Policy” or “Title Insurance Policies” shall mean, individually or collectively, as the context may require, each of the ALTA Mortgagee title insurance policies in a form acceptable to Lender (or, if the applicable Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to each of the Properties and insuring the liens of the Mortgages encumbering the Properties, as applicable.
     “Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.
     “Transferee” shall have the meaning set forth in Section 5.2.10(f).
     “Transferee’s Principal” shall have the meaning set forth in Section 5.2.10(f).
     “Transferee’s Sponsor” shall have the meaning set forth in Section 5.2.10(f).
     “Trigger Amount” shall have the meaning set forth in the definition of “Release Price.”
     “Trustee” shall mean the trustee under the applicable Mortgage, as applicable.
     “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York unless otherwise specified herein.
     “U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.
     “Yield Maintenance Premium” shall mean an amount equal to the greater of (a) 1% of any applicable prepayment, or (b) the present value as of the Prepayment Date of the Calculated Payments determined by discounting such payments at the Discount Rate. As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due from the Prepayment Date through the Open Date based on the principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the

Interest Rate and (z) the Yield Maintenance Treasury Rate. As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Open Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.
     “Yield Maintenance Treasury Rate” shall have the meaning set forth in the definition of “Yield Maintenance Premium” herein.
     Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and the word “including” shall mean “including but not limited to.” Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2
GENERAL TERMS
     Section 2.1 Loan Commitment; Disbursement to Borrowers.
          2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make, and Borrowers hereby agree to borrow, the Loan on the Closing Date.
          2.1.2 Single Disbursement to Borrowers. Borrowers may request and receive only one disbursement hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.
          2.1.3 The Note, Mortgages and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgages, the Assignments of Leases, the Guaranty and the other Loan Documents.
          2.1.4 Use of Proceeds. Borrowers shall use the proceeds of the Loan to (a) repay and discharge existing loans, if any, relating to one or more of the Properties, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Properties, (c) make initial deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of one or more of the Properties, and (f) distribute the balance, if any, to Borrowers.
     Section 2.2 Interest Rate.
          2.2.1 Interest Rate. Subject to Section 2.2.4 hereof, interest on the Outstanding Principal Balance shall accrue from the Closing Date to but excluding the Maturity Date at the Interest Rate.
          2.2.2 Interest Calculation. With respect to any applicable period, interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the average Outstanding Principal Balance in effect for the applicable period as calculated by Lender.
          2.2.3 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent permitted by law, all accrued and unpaid interest in respect thereof and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.
          2.2.4 Usury Savings. It is agreed that this Agreement, the Note, the other Loan Documents and all other agreements and communications between any Borrower and Lender are hereby and shall automatically be limited so that, after taking into account all amounts deemed interest, the interest contracted for, charged or received by Lender shall never exceed the Maximum Legal Rate, (b) in calculating whether any interest exceeds the Maximum Legal Rate, all such interest shall be amortized, prorated, allocated and spread over the full amount and term of all principal indebtedness of Borrowers to Lender, and (c) if through any contingency or event Lender receives or is deemed to receive interest in excess of the Maximum Legal Rate, any such excess shall be deemed to have been applied (without prepayment penalty or premium or any Yield Maintenance Premium) toward payment of the Debt and Other Obligations of a monetary nature until the Debt and such Other Obligations are paid in full, and within two (2) Business Days of such payment in full, shall be returned to Borrowers. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
     Section 2.3 Monthly Debt Service Payment.
          2.3.1 Monthly Debt Service Payment. Borrowers shall pay to Lender (a) on the date hereof, an amount equal to interest only on the Outstanding Principal Balance for the period commencing on the Closing Date up to but not including the first Payment Date following the Closing Date (unless the Closing Date is the eleventh (11th) day of the month, in which case no such interest only payment shall be due), which amount shall be applied on the first Payment Date to interest which shall have accrued on the Outstanding Principal Balance during such period and (b) on each Payment Date thereafter up to and including the Maturity Date, Borrower shall make a payment to Lender of principal and interest in an amount equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to principal.
          2.3.2 Payments Generally. The first interest accrual period hereunder shall commence on and include the Closing Date and end on the first Payment Date. Each interest accrual period thereafter shall commence on the eleventh (11th) day of each calendar month during the term of the Loan and shall end on and include the tenth (10th) day of the next occurring calendar month. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.
          2.3.3 Payment on Maturity Date. Borrowers shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.
          2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents, including the payment of principal due on the Maturity Date, is not paid by Borrowers by the date on which it is due, Borrowers shall pay to Lender upon demand an amount equal to the lesser of (a) five percent (5%) of such unpaid sum, and (b) the maximum amount permitted by applicable law, in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.
          2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. Any payments or prepayments required to be made hereunder or under the Cash Management Agreement by Lender or Servicer out of the Cash Management Account shall be deemed to have been timely made for purposes of this Section 2.3.5.
     Section 2.4 Prepayments.
          2.4.1 Voluntary Prepayments. Except as otherwise provided herein, no Borrower shall have the right to prepay the Loan in whole or in part prior to the Maturity Date. On any Business Day following the Lockout Period, Borrowers may, at Borrowers’ option and upon not less than thirty (30) days irrevocable prior written notice to Lender, prepay the Outstanding Principal Balance in whole or in part and, so long as no Event of Default has occurred and is continuing, subject to Borrowers paying to Lender a prepayment premium equal to the Yield Maintenance Premium on the applicable prepayment amount, provided, however, that no Yield Maintenance Premium shall be due if the Loan is prepaid on or after October 12, 2014 (the “Open Date”). In addition, if any prepayment is made on a day other than a Payment Date, Borrowers shall also pay interest on the principal amount so prepaid through, but not including, the next succeeding Payment Date. Any partial prepayment shall be applied to the last payments of principal due under the Note and shall not in any event change the Monthly Debt Service Payment Amount.
          2.4.2 Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrowers for Restoration, Borrowers shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the Outstanding Principal Balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds. So long as no Event of Default has occurred and is continuing, no Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2. Any partial prepayment under this Section 2.4.2 shall be applied to the last payments of principal due under the Loan and shall not in any event change the Monthly Debt Service Payment Amount. Any Net Proceeds remaining after the prepayment of the Debt in full shall, within two (2) Business Days thereafter, be (a) disbursed to Mezzanine Lender for application in accordance with the terms of the Mezzanine Loan Documents if the Mezzanine Debt (or any portion thereof) is then outstanding, until the Mezzanine Debt is paid in full, and then (b) the balance disbursed to Borrowers.
          2.4.3 Prepayments Made While any Event of Default Exists. If after the occurrence and during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by any Borrower or otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be deemed (a) to have been made on the next occurring Payment Date, and (b) to be a voluntary prepayment by Borrowers in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and Borrowers shall pay, in addition to the Debt, an amount equal to (A) if such prepayment amount is paid during the Lockout Period the aggregate of (i) the Yield Maintenance Premium in respect of the Outstanding Principal Balance, or portion thereof, being prepaid or satisfied, plus (ii) one percent (1%) of the principal amount being repaid; and (B) if such prepayment amount is paid after the expiration of the Lockout Period, the Yield Maintenance Premium in respect of the prepayment amount.
     Section 2.5 Intentionally Omitted.
     Section 2.6 Release of Properties. Except as set forth in this Section 2.6, no repayment or prepayment of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of any Mortgage.
          2.6.1 Partial Releases. Notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents, in the event that Borrowers desire to sell one or more of the Properties (each such sale, a “Property Sale”), to a bona fide third party purchaser who is not a Restricted Party or an Affiliate of a Restricted Party, Borrowers shall have the right after the Lockout Period and without violating the Loan Documents, to sell such Property or Properties and obtain a release of such Property or Properties from the Lien of the applicable

Mortgage or Mortgages and the other Loan Documents encumbering such Property or Properties, provided that all of the following conditions shall be satisfied with respect to such Property Sale:
          (a) Borrowers shall have submitted to Lender and Mezzanine Lender a written request for release relating to such Property Sale (each, a “Sale Request”) at least thirty (30) days prior to the proposed Property Sale, which Sale Request (i) shall specify the Property or Properties that Borrowers intend to sell (collectively, the “Sale Request Properties”) and state the anticipated closing date of such Property Sale, and (ii) shall include an Officer’s Certificate providing a certification that as of the date of the Sale Request, no Default or Event of Default has occurred and is continuing;
          (b) Borrowers shall have paid, or shall have arranged to be paid contemporaneously with the closing of the Property Sale, to (i) Lender, and Lender shall have received by wire transfer of immediately available federal funds, the applicable Yield Maintenance Premium, if any, based on the portion of the pro rata share of the Release Price to be paid to Lender as contemplated by Section 2.6.1(c) and (ii) Mezzanine Lender, the yield maintenance premium it is entitled to receive in connection with its receipt of its pro rata share of the Release Price as contemplated by Section 2.6.1(c);
          (c) In addition to the amount set forth in the preceding clause (b), Borrowers shall have paid, or shall have arranged to be paid, contemporaneously with the closing of the Property Sale, to Lender and Mezzanine Lender, and Lender and Mezzanine Lender shall have received by wire transfer of immediately available federal funds, an amount equal to the sum of (i) in the case of Lender, its pro rata share of the Release Price for the Sale Request Properties (based on the Financing Percentages), the proceeds of which Release Price, shall be applied to prepay the Debt in accordance with Section 2.6.4, (ii) in the case of the Mezzanine Lender, the remainder of the Release Price, the proceeds of which shall be applied to prepay the Mezzanine Debt in accordance with the Mezzanine Loan Agreement, plus (iii) with respect to Lender or Mezzanine Lender, as the case may be, all accrued and unpaid interest on said amounts prepaid in accordance with the terms of this Agreement and the Mezzanine Loan Agreement, as applicable, plus (iv) if such prepayment occurs on a day other than a Payment Date, to Lender or Mezzanine Lender, as the case may be, interest at the applicable interest rates under the Loan and the Mezzanine Loan on the respective amounts so prepaid through, but not including, the next succeeding Payment Date;
          (d) Borrowers shall have paid, in connection with the Sale Request Properties, all of the actual out-of-pocket reasonable third party legal fees and actual out-of-pocket reasonable third party expenses incurred by Lender and Mezzanine Lender in connection with reviewing and processing each such Sale Request, whether or not any Property Sale which is the subject of a Sale Request actually closes;
          (e) No Default or Event of Default shall have occurred and be continuing at the time of the submission by Borrowers of the Sale Request or at the time of the closing of any Property Sale;
          (f) Those Properties which are not the subject of a Property Sale shall continue to comply with all applicable Legal Requirements, including, without limitation, zoning and/or parking requirements to the extent such compliance is required elsewhere in this Agreement;
          (g) The proportion of Net Operating Income derived from Leases with Investment Grade tenants immediately following, and after giving effect to, such Property Sale shall be no less than the Closing Date Percentage of Investment Grade Income;
          (h) After giving effect to the Property Sale, the Debt Service Coverage Ratio for the annual period immediately prior to the anticipated Property Sale, based on the annual Net Operating Income applicable to the remaining Properties (i.e., excluding the Properties subject to such Property Sale or any prior Property Sale) shall not be less than the greater of (i) the Debt Service Coverage Ratio for all Properties in effect as of the Closing Date, and (ii) the Debt Service Coverage Ratio in effect immediately prior to the Property Sale;
          (i) After giving effect to the Property Sale, the Loan to Value Ratio for the annual period immediately prior to the anticipated Property Sale, based on the values applicable to the remaining Properties (i.e., excluding the Properties subject to such Property Sale or any prior Property Sale) shall not be greater than the Loan to Value Ratio for all Properties in effect as of the Closing Date;
          (j) If and to the extent any proposed Sale Request Property is subject to a master lease with other Properties (not previously subject to a Property Sale), and Borrower intends to have any of such other Properties remain subject to the Lien of the Mortgage or Mortgages following an applicable Property Sale, then Borrower (A) shall enter into an amendment of the Lease which is such Master Lease, which among other things shall (i) release each such Sale Request Property from the terms of such Lease, (ii) adjusts rent in a manner set forth in such master lease or as may otherwise be reasonably acceptable to Lender and Mezzanine Lender, (iii) adjusts expenses that must be paid by landlord under the terms of such Lease (and which are not reimbursed by tenant under such Lease) in a manner which is reasonably acceptable to Lender and Mezzanine Lender and (iv) otherwise contains terms and provisions which are reasonably acceptable to Lender and Mezzanine Lender, and (B) shall cause such tenant to provide such estoppels and enter into a modification of the existing subordination, non-disturbance and attornment agreement and such other documentation, as Lender and Mezzanine Lender each reasonably requires; and
          (k) The Manager and other parties to the Management Agreement shall provide Lender with written evidence that the Properties that are the subject of the applicable Property Sale will no longer be subject to the application of the Management Agreement once such Property Sale has been completed and that Manager will no longer earn fees under the Management Agreement with respect to said Properties once such Property Sale has been completed.
          2.6.2 Release of Property. With respect to any Property Sale, on or prior to the closing of such Property Sale if all of the conditions set forth in Section 2.6.1 with respect to such Property Sale have been satisfied, Lender, at the sole cost and expense of Borrowers, shall execute and deliver to Borrowers the releases, satisfactions, discharges and/or assignments, as applicable and as reasonably requested by Borrowers, of the Mortgage, the Assignment of

Leases and the other Loan Documents which solely relate to the Property or Properties to be released. Upon the closing of any Property Sale, all references herein or in any of the other Loan Documents to the term “Properties” shall be deemed to exclude the Property or Properties sold pursuant to such Property Sale, as provided for in Section 2.6.5. Furthermore, if all Properties owned by any Borrower have been the subject of one or more completed Property Sales, upon the closing of the last completed Property Sale in accordance with this Agreement relating to the Properties owned by such Borrower, such Borrower shall be released from the Note, this Agreement and any other Loan Document to which such Borrower is a party and shall cease to be a “Borrower” under the Note, this Agreement or any other Loan Document and all references in the Note, this Agreement or any other Loan Document to the term “Borrower” or “Borrowers” shall be deemed to exclude such Borrower.
          2.6.3 Release Upon Payment in Full. Lender shall, upon the written request and at the expense of Borrowers, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Mortgages and the Assignments of Leases and Rents and the Lien of this Agreement upon the Lockbox Account, the Cash Management Account, all Reserve Funds and all other security interests granted herein and under the Loan Documents (collectively, the “Security Documents”) and remit any remaining Reserve Funds, as a distribution permitted under applicable law, within two (2) Business Days thereafter, to (i) Mezzanine Lender, if the Mezzanine Loan is still outstanding, or (ii) Borrowers, if the Mezzanine Loan has been paid in full.
          2.6.4 Application of Payments of Principal. Notwithstanding anything to the contrary contained in this Agreement, the following principal payments or prepayments shall be allocated among the Loan and the Mezzanine Loan as follows:
          (a) so long as no Event of Default shall have occurred and be continuing, any voluntary prepayment by Borrowers or Mezzanine Borrower shall be allocated by Lender or Mezzanine Lender as the case may be, so that (i) a portion of any such prepayment shall be paid to, and applied by, Lender to the Debt as a prepayment thereof (subject to the provisions set forth in Section 2.4.1 hereof), and (ii) the remaining portion of such prepayment shall be applied by Mezzanine Lender to the Mezzanine Debt as prepayment thereof in accordance with Section 2.4.1 of the Mezzanine Loan Agreement, provided that (x) such allocation of any such voluntary payments, as between Lender and Mezzanine Lender, shall be made pro rata in accordance with the respective Financing Percentages (as were in effect immediately prior to such prepayment or payment of the Release Price, as the case may be) until the Mezzanine Debt and the Debt are paid in full, which Financing Percentages shall be calculated by Lender as of the time immediately prior to such prepayment; and (y) in respect of the portion of any such prepayment which is to be paid to Mezzanine Lender, Mezzanine Borrower shall be obligated to pay the yield maintenance premium contemplated in Section 2.4.1 of the Mezzanine Loan Agreement. Notwithstanding the forgoing provisions of this clause (a) to the contrary, upon the occurrence and during the continuance of an Event of Default, Lender shall be required to apply its share of any voluntary prepayment made by Borrowers or Mezzanine Borrowers pursuant to this Section 2.6.4(a), to the payment of the Obligations of a monetary nature owed to Lender under the Loan Documents, or to the obligations of a monetary nature owed to Mezzanine Lender under the Mezzanine Loan Documents in any order, priority and proportions as Lender shall elect in its sole discretion from time to time, provided that at such time as all of the Obligations of a monetary nature owed to Lender under the Loan Documents are paid in full, any remainder of such voluntary prepayment shall be paid to Mezzanine Lender, as a distribution permitted by applicable law, within two (2) Business Days thereafter, for application in accordance with the terms of the Mezzanine Loan Documents if the Mezzanine Debt (or any portion thereof) is then outstanding, until the Mezzanine Debt is paid in full. Within two (2) Business Days after the Mezzanine Debt is paid in full, any remaining balance of such voluntary prepayment shall be disbursed Borrowers;
          (b) all Net Proceeds not required to be made available for Restoration shall be applied as follows (provided if any Net Proceeds shall have been applied to pay for any Restoration, it shall be a condition to making such application that Lender shall have received any required certificate of occupancy relative to the Restoration and evidence reasonably satisfactory to lender that such Restoration is complete and all Persons doing work in respect of such Restoration have been paid in full): first to Obligations of a monetary nature, in any order, priority and proportions as Lender shall elect in its sole discretion from time to time, until the Obligations of a monetary nature owed to Lender are paid in full, and then (i) disbursed to Mezzanine Lender as a distribution permitted under applicable law, within two (2) Business Days after the Debt and any Other Obligations of a monetary nature are paid in full, for application in accordance with the terms of the Mezzanine Loan Documents if the Mezzanine Debt (or any portion thereof) is then outstanding, until the Mezzanine Debt is paid in full, and then (ii) the balance disbursed to Borrowers within two (2) Business Days after the Mezzanine Debt is paid in full;
          (c) any Reserve Funds or other cash collateral held by or on behalf of Lender, whether in the Cash Management Account or otherwise, including, without limitation, any Net Proceeds then being held by Lender, shall, upon the occurrence and during the continuance of an Event of Default, be applied in one of the following ways, as applicable, as determined by Lender in its sole discretion: (i) in the case of Reserve Funds, such sums may be held by Lender for application to the purpose for which such Reserve Funds were reserved in Article 7 hereof, (ii) in the case of other cash collateral held by or on behalf of Lender, whether in the Cash Management Account or otherwise, including, without limitation, any Net Proceeds then being held by Lender, such sums may either be applied, in Lender’s sole discretion to (A) pay expenses related to the Properties, or be deposited by Lender into any of the accounts for Reserve Funds set forth in Article 7 hereof, or (iii) in the case of Reserve Funds or other cash collateral held by or on behalf of Lender, whether in the Cash Management Account or otherwise, including, without limitation, any Net Proceeds, such sums may be applied by Lender to the following (in the following order): first, to the Debt or Other Obligations of a monetary nature, in any order, priority and proportions as Lender shall elect in its sole discretion from time to time, until all Obligations of a monetary nature owed to Lender are paid in full, and then, as a distribution permitted under applicable law, within two (2) Business Days thereafter, disbursed to Mezzanine Lender for application in accordance with the terms of the Mezzanine Documents if the Mezzanine Debt (or any portion thereof) is then outstanding, until the Mezzanine Debt is paid in full, and then (ii) the balance disbursed to Borrowers within two (2) Business Days after the Mezzanine Debt is paid in full; and

          (d) all Rents received by Lender upon the occurrence and during the continuance of an Event of Default pursuant to the Assignments of Leases shall be applied by Lender to any of the following , as determined by Lender in its sole discretion, (i) to pay expenses related to the Properties, (ii) to be deposited by Lender into any of the accounts for Reserve Funds set forth in Article 7 hereof, and/or (iii) to the application of the following (in the following order): first to the Debt and Other Obligations of a monetary nature, in any order, priority and proportions as Lender shall elect in its sole discretion from time to time, until all Obligations of a monetary nature owed to Lender are paid in full, and then, as a distribution permitted under applicable law, within two (2) Business Days and second after all such Debt and Other Obligations of a monetary nature have been paid in full, (A) to be disbursed to Mezzanine Lender for application in accordance with the terms of the Mezzanine Loan Documents if the Mezzanine Debt (or any portion thereof) is then outstanding, until the Mezzanine Debt is paid in full, and then (B) the balance to be disbursed to Borrowers within two (2) Business Days after the Mezzanine Debt is paid in full.
          2.6.5 Definition of Property. Upon giving effect to any completed Property Sale and Borrowers’ satisfaction of the terms and provisions of Section 2.6.1 hereof, all references herein or in any of the other Loan Documents to the term “Properties” shall be deemed to exclude the Property covered under such Property Sale.
     Section 2.7 Cash Management.
          2.7.1 Lockbox Account. (a) Borrowers shall establish and maintain a segregated Eligible Account (the “Lockbox Account”) with the Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender (and Borrower shall have no right to require Lockbox Bank to allow Borrower to make withdrawals from the Lockbox Account). The Lockbox Account shall be entitled “Cole WG Janesville WI, LLC, as Borrower, pursuant to Loan Agreement dated as of April 1, 2010 — Lockbox Account.” Each Borrower (i) hereby grants to Lender a first priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof, and (ii) will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. No Borrower shall in any way alter or modify the Lockbox Account. Borrowers will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrowers. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt.
          (b) Borrowers shall, or shall cause Manager to, deliver written instructions to all tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account. Borrowers shall, and shall cause Manager to, deposit all amounts received by any Borrower or Manager constituting Rents into the Lockbox Account within two (2) Business Days after receipt.
          (c) Borrowers shall obtain from the Lockbox Bank its agreement in form and substance reasonably satisfactory to Lender, to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every week throughout the term of the Loan.
          (d) Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Lockbox Account to the payment of the Debt in any order in its sole discretion.
          (e) The Lockbox Account shall not be commingled with other monies held by any Borrower, Manager or Lockbox Bank.
          (f) No Borrower shall further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
          (g) Subject to Section 9.4 hereof, each Borrower shall, jointly and severally, indemnify Lender and Lockbox Bank and hold Lender and Lockbox Bank harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender or Lockbox Bank, as applicable) or the performance of the obligations for which the Lockbox Account was established.
          2.7.2 Cash Management Account. (a) Lender shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Wells Fargo Bank, N.A., as agent, in trust for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “The Royal Bank of Scotland plc, as Lender, pursuant to Loan Agreement dated as of April 1, 2010 — Cash Management Account.” Each Borrower (i) hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof, and (ii) will take all actions reasonably requested by Lender to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. No Borrower shall in any way alter or modify the Cash Management Account. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrowers.
          (b) Provided no Event of Default shall have occurred and be continuing, on each Payment Date all funds on deposit in the Cash Management Account shall be applied by Lender to the payment of the following items in the order indicated:
          (i) First, payments to Lender in respect of the Tax and Insurance Escrow Monthly Deposit in accordance with the terms and conditions of Section 7.2 hereof;

          (ii) Second, payment to Lender of the Monthly Debt Service Payment Amount, applied first to the payment of interest computed at the Interest Rate with the remainder applied to the reduction of the Outstanding Principal Balance;
          (iii) Third, payment to Lender in respect of the Replacement Reserve Monthly Deposit in accordance with the terms and conditions of Section 7.3.1 hereof;
          (iv) Fourth, payment to Lender in respect of the Rollover Reserve Monthly Deposit in accordance with the terms and conditions of Section 7.4.1 hereof;
          (v) Fifth, payment to Lender of any other amounts then due and payable under the Loan Documents (other than the Outstanding Principal Balance);
          (vi) Sixth, payment to Borrowers in an amount equal to the aggregate of (A) Operating Expenses (exclusive of management fees payable to any Affiliated Manager) due and payable by Borrowers during the succeeding month, as set forth in the Approved Annual Budget, and (B) payments for Extraordinary Expenses approved by Lender, if any;
          (vii) Seventh, as a distribution permitted under applicable law, payment to Mezzanine Lender of an amount equal to the Mezzanine Loan Debt Service Payment Amount;
          (viii) Eighth, so long as no Event of Default or Mezzanine Loan Event of Default has occurred and is continuing, payment to any Affiliated Manager of its management fees due under the Management Agreement, including any management fees that were not paid to such Affiliated Manager during the existence of any Event of Default or Mezzanine Loan Event of Default which no longer exists;
          (ix) Ninth, during a Cash Management Period, all amounts then remaining after payment of items (i) through (viii) (all amounts then remaining after payment of items (i) through (viii) being hereinafter referred to as “Excess Cash”), to the Excess Cash Reserve Fund in accordance with the terms and conditions of Section 7.5 hereof;
          (x) Tenth, if no Cash Management Period is continuing, and Lender has received notice from Mezzanine Lender that a Mezzanine Loan Event of Default is continuing, all Excess Cash to the Mezzanine Lender; and
          (xi) Lastly, if no Cash Management Period is continuing and Lender has not received notice from Mezzanine Lender that any Mezzanine Loan Event of Default is continuing, all Excess Cash to Borrowers.
          (c) The insufficiency of funds on deposit in the Cash Management Account shall not relieve any Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

          (d) All funds on deposit in the Cash Management Account during the continuance of an Event of Default may be applied by Lender in such order, priority and proportions as Lender shall determine in its sole discretion until all Obligations of a monetary nature have been paid in full, with any amounts remaining being disbursed, as a distribution permitted in accordance with applicable law, within two (2) Business Days after all such Obligations have been paid in full to (i) Mezzanine Lender for application in accordance with the terms of the Mezzanine Loan Documents if the Mezzanine Debt (or any portion thereof) is then outstanding, until the Mezzanine Debt is paid in full, and then (ii) any balance to Borrowers. Each Borrower and Lender hereby agree and acknowledge that if (A) all of the Obligations have been paid in full, (B) there are funds remaining in the Reserve Funds, and (C) the Mezzanine Debt (or any portion thereof) is outstanding, then Lender will not pay any such remaining funds in the Reserve Funds to Borrowers, but rather shall deliver such funds, as a distribution permitted in accordance with applicable law, within two (2) Business Days after all such Obligations have been paid in full, to Mezzanine Lender to be held and applied in accordance with the terms of the Mezzanine Loan Documents until the Mezzanine Debt is paid in full, with any balance delivered to Borrowers.
          (e) Transfers of any Borrower’s funds from any of the Reserve Funds or any other source to or for the benefit of Mezzanine Borrower shall constitute distributions to Mezzanine Borrower, and, in each case, must comply with the requirements as to distributions of the Delaware Limited Liability Company Act or similar statute in the state of such Borrower’s organization. The provisions of this Agreement, the Cash Management Agreement and the other Loan Documents shall not create a debtor-creditor relationship between any Borrower and Mezzanine Lender.
          2.7.3 Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrowers’ obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts due for the Tax and Insurance Escrow Funds, Required Repair Funds, Replacement Reserve Funds, Rollover Reserve Funds, Excess Cash Reserve Funds and any other payment reserves established pursuant to this Agreement or any other Loan Document shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.
ARTICLE 3
CONDITIONS PRECEDENT
     Section 3.1 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrowers, or waiver by Lender, of the following conditions precedent no later than the Closing Date:
          3.1.1 Representations and Warranties; Compliance with Conditions. The representations and warranties of each Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or Event of Default shall have occurred and be continuing; and each Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.
          3.1.2 Loan Agreement and Note. Lender shall have received a copy of this Agreement and the Note, in each case, duly executed and delivered on behalf of each Borrower.
          3.1.3 Delivery of Loan Documents; Title Insurance; Reports; Leases.
          (a) Mortgages, Assignments of Leases; other Loan Documents. Lender shall have received from each Borrower fully executed and acknowledged counterparts of each of the Mortgages and the Assignments of Leases and evidence that counterparts of each of the Mortgages and Assignments of Leases have been delivered to the Title Company for recording, in the reasonable judgment of Lender, so that when such documents are duly recorded they shall effectively create upon such recording valid and enforceable first priority Liens upon the appropriate Property, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Lender shall have also received from each Borrower fully executed counterparts of the other Loan Documents.
          (b) Title Insurance. Lender shall have received a Title Insurance Policy in respect of each Property issued by the Title Company and dated as of the Closing Date, with reinsurance and direct access agreements acceptable to Lender. Such Title Insurance Policy shall (i) provide coverage in amounts satisfactory to Lender, (ii) insure Lender that the applicable Mortgage creates a valid first lien on the Property intended to be encumbered thereby, free and clear of all exceptions from coverage other than applicable Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender and its successors and assigns as the insured. The Title Insurance Policy shall be assignable, to the extent permitted under applicable state law. Lender also shall have received evidence that all premiums in respect of such Title Insurance Policy have been paid.
          (c) Survey. Lender shall have received a current Survey in respect of each Property, which shall be certified to the Title Company and Lender and their respective successors and assigns, in form and content satisfactory to Lender (provided that with respect to surveys that are not more than one (1) year old from the date of their last certification, Lender will not require the surveyor to take any action involving revisiting the applicable Property) and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the Accuracy Standards for ALTA/ACSM Land Title Surveys as adopted by ALTA, American Congress on Surveying & Mapping and National Society of Professional Surveyors in 2005. Each Survey shall reflect the same legal description contained in the applicable Title Insurance Policy and shall include, among other things, a metes and bounds description of the real property comprising part of the applicable Property reasonably satisfactory to Lender. The applicable surveyor’s seal shall be affixed to the Survey for each Property and such surveyor shall provide a certification for the applicable Survey in form and substance acceptable to Lender.
          (d) Insurance. Lender shall have received valid certificates of insurance for the Policies required hereunder, satisfactory to Lender in its sole discretion, and evidence of the payment of all Insurance Premiums payable by Borrowers for the existing policy period and if requested by Lender, any evidence in Borrowers’ possession that tenants under Leases who have obtained Policies have paid insurance premiums for such Policies which are then due and owing.
          (e) Environmental Reports. Lender shall have received a Phase I environmental report (and, if recommended by the Phase I environmental report, a Phase II environmental report) in each case from licensed engineers satisfactory to Lender in respect of each Property, and otherwise satisfactory in form and substance to Lender, and either addressed to Lender, and its successors and assigns, or Lender shall also have received reliance letters, satisfactory in form and substance to Lender.
          (f) Zoning. Lender shall have received, at Lender’s option, in respect of each Property, either (i) (A) letters or other evidence with respect to such Property from the appropriate municipal authorities (or other Persons) concerning applicable zoning and building laws or a zoning report from a reputable firm, in form and substance satisfactory to Lender, and (B) an ALTA 3.1 zoning endorsement for the applicable Title Insurance Policy, to the extent available in the State in which the applicable Property is located or (ii) a zoning opinion letter with respect to such Property, in each case in substance reasonably satisfactory to Lender.
          (g) Encumbrances. Each Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing Date with respect to the relevant Mortgage, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.
          3.1.4 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall be in form and substance reasonably satisfactory to Lender, and shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.
          3.1.5 Delivery of Organizational Documents.
          (a) Each Borrower shall deliver or cause to be delivered to Lender copies certified by such Borrower of all organizational documentation related to such Borrower and/or its formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its sole discretion, including, without limitation, the articles of organization, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and the Loan Documents and incumbency certificates as may be requested by Lender.
          (b) Borrowers shall deliver or cause to be delivered to Lender copies certified by Borrowers of all organizational documentation related to Guarantor and other members and/or partners of each Borrower, and/or the formation, structure, existence, good standing and/or qualification to do business of any of the foregoing, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, authorizing resolutions and incumbency certificates as may be requested by Lender.
          3.1.6 Opinions of Borrowers’ Counsel. Lender shall have received one or more opinions, as appropriate, from Borrowers’ counsel with respect to non-consolidation and the due execution, authority and enforceability of the Loan Documents and such other matters as Lender may require, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their reasonable discretion.
          3.1.7 Budgets. Each Borrower shall have delivered, and Lender shall have approved, the Annual Budget in respect of the Property or Properties owned by such Borrower for the current Fiscal Year.
          3.1.8 Basic Carrying Costs. Borrowers shall have paid or cause to be paid all Basic Carrying Costs relating to the Properties which are in arrears, including without limitation, (a) accrued but unpaid Insurance Premiums, (b) any delinquent Taxes and (c) currently due Other Charges.
          3.1.9 Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and the other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.
          3.1.10 Payments. All payments, deposits or escrows required to be made or established by Borrowers under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid or will be paid out of the proceeds of the Loan.
          3.1.11 Tenant Estoppels. Lender shall have received an executed tenant estoppel letter, which shall be in form and substance satisfactory to Lender, from each tenant of a Property.
          3.1.12 Transaction Costs. Borrowers shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees, costs of environmental reports, Physical Conditions Reports, appraisals and other reports, the reasonable fees and costs of Lender’s counsel and all other reasonable third party out-of-pocket expenses incurred in connection with the origination of the Loan.
          3.1.13 Material Adverse Change. There shall have been no Material Adverse Change in any Borrower, Guarantor or any Property since the date of the most recent financial statements delivered to Lender. The income and expenses of each Property, the occupancy thereof, and all other features of the transaction shall be as represented to Lender without Material Adverse Change. None of the Borrowers, and none of the Borrowers’ constituent Persons, shall be the subject of any Bankruptcy Action.

          3.1.14 Leases and Rent Roll. Lender shall have received true, correct and complete copies of all Leases and certified copies of any Leases as requested by Lender. Lender shall have received a current certified rent roll of each Property, reasonably satisfactory in form and substance to Lender.
          3.1.15 Subordination and Attornment. Lender shall have received appropriate instruments in form and substance reasonably acceptable to Lender subordinating all of the Leases designated by Lender to the Lien of the applicable Mortgage. Lender shall have received an agreement to attorn to Lender from any tenant under a Lease that does not provide for such attornment by its terms, and which attornment agreement shall be reasonably satisfactory in form and substance to Lender.
          3.1.16 Tax Lot. Lender shall have received evidence that each Property constitutes one (1) or more separate tax lots, which evidence shall be satisfactory in form and substance to Lender.
          3.1.17 Condition of Improvements. There shall have been no material unrepaired or unrestored damage or destruction by fire or otherwise to any of the real or tangible personal property comprising or intended to comprise any of the collateral granted as security for the Obligations. Lender shall have received a Physical Conditions Report in respect of each Property, which report shall be satisfactory in form and substance to Lender.
          3.1.18 Management Agreement; Management Agreement Side Letter. Lender shall have received a true, correct and complete copy of the Management Agreement, which shall be satisfactory in form and substance to Lender, and Lender shall have received a fully executed copy of the Management Agreement Side Letter.
          3.1.19 Appraisal. Lender shall have received an appraisal of each Property, which shall be satisfactory in form and substance to Lender.
          3.1.20 Financial Statements. To the extent reasonably obtainable by Borrowers, Lender shall have received a balance sheet with respect to each Property for the two (2) most recent Fiscal Years and statements of income and statements of Net Cash Flow with respect to each Property for the three (3) most recent Fiscal Years, each in form and substance satisfactory to Lender. Lender shall also have received financial statements for Guarantor, in form and substance satisfactory to Lender.
          3.1.21 Further Documents. Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.
          3.1.22 Compliance With Law. All real estate and tangible personal property constituting or intended to constitute any one of the Properties shall comply in all material respects with all Legal Requirements including, without limitation, the Environmental Laws, and the provisions of all Licenses. There shall be no uncured violation of any Legal Requirements including, without limitation, any Environmental Laws. All Legal Requirements relating to zoning, including (i) the size, height and volume of the Improvements, (ii) all set-back requirements, (iii) all frontage requirements relative to public roads, (iv) all parking requirements for the intended use thereof, and (v) all use requirements, shall each be fully complied with or shall be the subject of a variance which has been delivered to Lender by Borrowers prior to the Closing Date and which shall be in form and substance satisfactory to Lender.
          3.1.23 Intentionally Omitted.
          3.1.24 No Condemnation. There shall be no pending or threatened Condemnation of any Property or any material portion of any Property.
          3.1.25 Mezzanine Loans. All conditions precedent to the funding of the Mezzanine Loan shall have been satisfied by Mezzanine Borrower or waived by Mezzanine Lender.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
     Section 4.1 Representations of Borrowers. Each Borrower represents and warrants as of the date hereof and as of the Closing Date that:
          4.1.1 Organization. Each Borrower has been duly formed and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of each Borrower is the ownership, management and operation of the Property or Properties owned by such Borrower. The ownership interests of each Borrower are as set forth on the organizational chart attached hereto as Schedule IV. Each Borrower (a) has complied in all respects with its certificate of formation and limited liability company operating agreement or limited partnership agreement; (b) has maintained complete books and records and, except in connection with the Loan, bank accounts separate from those of its Affiliates; (c) has obeyed all limited liability company or limited partnership, as applicable, formalities required to maintain its status as, and at all times has held itself out to the public as, a legal entity separate and distinct from any other entity (including, but not limited to, any Affiliate thereof); and (d) has all requisite power and authority to conduct its business and to own its property, as now conducted or owned, and as contemplated by this Agreement, including, without limitation, the power and authority to do business in the state in which the Property or Properties owned by such Borrower are located. The signatory hereto on behalf of each Borrower has all necessary power, authority and legal right to execute this Agreement, the Note and the other Loan Documents on such Borrower’s behalf to which such Borrower is a party. The Guarantor has the necessary power, authority and legal right to execute, deliver and perform its obligations under the Guaranty.
          4.1.2 Proceedings. Each Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This

Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of each such Borrower and constitute the legal, valid and binding obligations of each such Borrower, enforceable against each such Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
          4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by each Borrower and/or Guarantor, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of any Borrower pursuant to the terms of any indenture, any mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which any Borrower is a party or by which any Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any Legal Requirements of any Governmental Authority having jurisdiction over any Borrower or any Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by each Borrower and/or Guarantor, as applicable, of this Agreement or any other Loan Documents has been obtained and are in full force and effect.
          4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting any Borrower, Guarantor or, to each Borrower’s actual knowledge, any Property, which actions, suits or proceedings, if determined against any Borrower, Guarantor or any Property, might materially adversely affect the condition (financial or otherwise) or business of any Borrower, Guarantor or the condition or ownership of any Property.
          4.1.5 Agreements. No Borrower is a party to any agreement or instrument or subject to any restriction which might materially and adversely affect any Borrower or any Property, or any Borrower’s business, properties or assets, operations or condition, financial or otherwise. No Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which any Borrower or any Property are bound. No Borrower has any material financial obligation under any indenture, any mortgage, deed of trust, loan agreement or other agreement or instrument to which such Borrower is a party or by which such Borrower or the Property or Properties owned by such Borrower is otherwise bound, other than (a) any obligations incurred in the ordinary course of the operation of the Property or Properties owned by such Borrower as permitted pursuant to clause (u) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, and (b) the obligations of such Borrower under the Loan Documents.
          4.1.6 Title. Fee simple title to each Property is, or contemporaneously with the funding of the Loan will be, owned by a Borrower hereunder free and clear of all Liens whatsoever except the Permitted Encumbrances. To Borrowers’ actual knowledge, the Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of any Property (as currently used) or any Borrower’s ability to repay the Loan. Each of the Mortgages and the Assignments of Leases, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property or Properties identified therein, subject only to Permitted Encumbrances and the Liens created by the Loan Documents, and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty and intangible assets owned by each of the Borrowers (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Except as set forth in the Title Insurance Policies, there are no claims for payment for work, labor or materials affecting any Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.
          4.1.7 Solvency. No Borrower has (a) entered into the transaction contemplated by this Agreement or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) failed to receive reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrowers’ assets exceeds and will, immediately following the making of the Loan, exceed Borrowers’ total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. After giving effect to the Loan, the fair saleable value of Borrowers’ assets are greater than Borrowers’ probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Each Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out each Borrower’s business as conducted or as proposed to be conducted. No Borrower intends to, and no Borrower believes that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond such Borrower’s ability to pay such debts and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Borrower and the amounts to be payable on or in respect of the obligations of such Borrower). No petition in bankruptcy has been filed against any Borrower or any of such Borrower’s constituent Persons, and no Borrower nor any of such Borrower’s constituent Persons has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Borrower nor any of such Borrower’s constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of any Borrower’s assets or properties, and no Borrower has any knowledge of any Person contemplating the filing of any petition against such Borrower or any of such Borrower’s constituent Persons.
          4.1.8 Full and Accurate Disclosure. No statement of fact made by or on behalf of any Borrower (i) in connection with the Loan Application, (ii) in this Agreement, or (iii) in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to any Borrower which has not been disclosed to Lender which adversely affects, nor as far as any Borrower can foresee, might adversely affect, any Property or the business, operations or condition (financial or otherwise) of any Borrower or Guarantor.

          4.1.9 No Plan Assets. No Borrower is an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of any Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. Compliance by each Borrower and Guarantor with the provisions hereof will not involve any Prohibited Transaction. Neither Guarantor nor any Borrower has any pension, profit sharing, stock option, insurance or other arrangement or plan for employees covered by Title IV of ERISA, and no “Reportable Event” as defined in ERISA has occurred and is now continuing with respect to any such plan. The performance by each Borrower of such Borrower’s obligations under the Loan Documents and each Borrower’s conducting of its operations do not violate any provisions of ERISA. In addition, (a) no Borrower is a “governmental plan” within the meaning of Section 3(32) of ERISA, (b) transactions by or with any Borrower are not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 2(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement, and (c) no Borrower, Guarantor or ERISA Affiliate is at the date hereof, or has been at any time within the two years preceding the date hereof, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan; and no Borrower, Guarantor or any ERISA Affiliate has any contingent liability, other than COBRA continuation of coverage obligations imposed by state law, with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as disclosed to the Lender in writing.
          4.1.10 Compliance. Each Borrower and the Property or Properties owned by such Borrower (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. No Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. To each Borrower’s actual knowledge, there has not been committed by any Borrower, or any other Person in occupancy of or involved with the operation or use of any Property, any act or omission affording any Governmental Authority the right of forfeiture as against one or more of the Properties or any part thereof or any monies paid in performance of any Borrower’s obligations under any of the Loan Documents. Neither the Improvements as constructed at each Property, nor the use of any Property by tenants under the Leases and the contemplated accessory uses will violate (a) any Legal Requirements (including subdivision, zoning, building, environmental protection and wetland protection Legal Requirements), or (b) any building permits, restrictions or record, or agreements affecting any Property or any part thereof. Neither the zoning authorizations, approvals or variances nor any other right to construct or to use any Property is to any extent dependent upon or related to any real estate other than the applicable Property.
          4.1.11 Financial Information. All financial data with respect to each Property and Guarantor, including, without limitation, the statements of Net Cash Flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property identified therein and Guarantor as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP (or another basis of accounting acceptable to Lender and consistently used) throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, no Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to any Borrower and are reasonably likely to have a materially adverse effect on any Property or the operation thereof as a retail property, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no Material Adverse Change in the financial condition, operation or business of any Borrower or Guarantor from that set forth in said financial statements.
          4.1.12 Condemnation. No Condemnation or other proceeding has been commenced or, to each Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of any Property or for the relocation of any roadway providing access to any Property.
          4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
          4.1.14 Utilities and Public Access. Each Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Property are located either in the public right-of-way abutting such Property (which are connected so as to serve such Property without passing over other property) or in recorded easements serving such Property. All roads necessary for the use of each Property for such Property’s current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities. There is no on site sewage disposal system and each Property is served by a sewer system maintained by a Governmental Authority or property owners association.
          4.1.15 Not a Foreign Person. No Borrower is a “foreign person” within the meaning of §1445(f)(3) of the Code.
          4.1.16 Separate Lots. Each Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Property.
          4.1.17 Assessments. Except as set forth in the Title Policy there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Property, nor are there any contemplated improvements to any Property that may result in such special or other assessments.
          4.1.18 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither any Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
          4.1.19 No Prior Assignment. There are no prior assignments of any Borrower’s interest in the Leases or all or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
          4.1.20 Insurance. Each Borrower has obtained, or caused to be obtained, and has delivered, or caused to be delivered, to Lender insurance certificates in form and substance reasonably satisfactory to Lender, with all premiums paid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. To Borrower’s actual knowledge, no claims provided to Borrower relating to the Properties have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policies, and no Person, including any Borrower, has done, by act or omission, anything which would impair the coverage of any such Policies.
          4.1.21 Use of Property. Each of the Properties is used for a use permitted under the applicable Lease demising such Property and other appurtenant and related uses.
          4.1.22 Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits (and any applicable liquor license) required for the legal use, occupancy and operation of each of the Properties by each applicable tenant under the applicable Lease for such Property (collectively, the “Licenses”), have been obtained and are in full force and effect. Each Borrower shall keep and maintain or cause to be kept and maintained all Licenses necessary for the operation of the Property or Properties owned by such Borrower as a retail property. The use being made of each Property is in conformity with the certificate of occupancy issued for such Property.
          4.1.23 Flood Zone. Except as may be set forth in Schedule IX attached hereto, none of the Improvements on any of the Properties are located in an area identified by the Federal Emergency Management Agency or the Secretary of Housing and Urban Development as an area having special flood hazards categorized as Zone “A” or Zone “V” or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) hereof is in full force and effect with respect to such Property.
          4.1.24 Physical Condition. Except as set forth in the Physical Conditions Reports, each Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components are in good condition, order and repair in all material respects. To each Borrower’s actual knowledge, there exists no structural or other material defects or damages in any Property, whether latent or otherwise, and no Borrower has received any notice from any insurance company or bonding company of any defects or inadequacies in any of the Properties, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
          4.1.25 Boundaries. To each Borrower’s actual knowledge, except as set forth on the Surveys, all of the Improvements which were included in determining the appraised value of each of the Properties lie wholly within the boundaries and building restriction lines of such Property, and no improvements on adjoining properties encroach upon any of the Properties, and no easements or other encumbrances upon any Property encroach upon any of the Improvements, so as to affect the value or marketability of such Property except those which are insured against by the applicable Title Insurance Policy, provided that to the extent any of such matters are shown on any survey, no such matter materially affects (i) the value of the applicable Property, (ii) access to such Property, or (iii) the use of such Property.
          4.1.26 Leases. The Properties are not subject to any Leases other than the Leases described in Schedule II attached hereto and made a part hereof. No Property has more than one Lease, as of the date hereof (other than one or more subleases in effect at the Property, to the extent Borrowers have notified Lender of the existence of any such sublease as listed on Schedule II attached hereto or to the extent that any such sublease is set forth on Schedule B of the applicable Title Insurance Policy). The tenant under each Lease is currently operating its business within the Improvements demised thereby. Each Borrower is the owner and lessor of landlord’s interest in the Leases appurtenant to the Property or Properties owned by such Borrower. No Person has any possessory interest in any Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and, except as may be disclosed in any tenant estoppel certificates delivered to Lender there are no material defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder (except for defaults which have been summarized on Schedule II attached hereto). The copies of the Leases and any related guaranty (including all amendments thereof) delivered to Lender are accurate, true and complete, and there are no oral agreements or additional amendments or other agreements with respect thereto. No Rent (other than security deposits, if any, listed on Schedule II attached hereto) has been paid more than one (1) month in advance of its due date. Except as may be disclosed in any tenant estoppel certificates delivered to Lender, all work to be performed by the landlord under each Lease has been performed as required in such Lease and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by the landlord under such Lease to any tenant has already been received by such tenant. There has been no prior sale, transfer or assignment (other than to Borrower and Lender), hypothecation or pledge of any Lease or of the Rents received therein which is still in effect (other than assignments, hypothecations or pledges which may have been made by the tenants under the Leases). To Borrower’s actual knowledge, except as listed on Schedule II, no tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the Property of which the leased premises are a part (other than rights of first refusal or rights of first offer described in any Leases delivered to Lender prior to the date hereof, which are listed in Schedule II). No tenant under any Lease has any right or option for additional space in the Improvements. To each Borrower’s actual knowledge and except as disclosed in any environmental reports delivered to Lender in connection with the Loan, no Hazardous Substances have been disposed, stored or treated by any tenant under any Lease on or about the leased premises nor does any such Borrower have any actual knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any Hazardous Substances, except in either event, in compliance with applicable Environmental Laws.
          4.1.27 Survey. To Borrowers’ actual knowledge, the Surveys and related survey certifications for the Properties delivered to Lender in connection with this Agreement have been prepared in accordance with the provisions of Section 3.1.3(c) hereof, and do not fail to reflect any material matter affecting the Properties depicted thereon or the title thereto.
          4.1.28 Principal Place of Business; State of Organization. Each Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Each Borrower is organized under the laws of the State of Delaware.
          4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of each of the Properties to the applicable Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, each of the Mortgages, have been paid or are being paid simultaneously herewith, and, under current Legal Requirements, each of the Mortgages and the other Loan Documents are enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.
          4.1.30 Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, each Borrower hereby represents, warrants and covenants that each Borrower, and each Principal is, shall be and shall continue to be a Special Purpose Entity.
          (b) The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.
          (c) All of the facts stated and all of the assumptions made in the Insolvency Opinion with respect to Borrowers, the Principal of each of the Borrowers, Guarantor and their Affiliates, including, but not limited to, any exhibits attached thereto, are true and correct in all material respects and all facts stated and all assumptions made with respect to Borrower, the Principal of each of the Borrower, Guarantor and their Affiliates in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all material respects. Each Borrower has complied and will comply with, and each Principal has complied and each Borrower will cause each Principal to comply with, all of the assumptions made with respect to such Borrower and such Principal, as applicable, in the Insolvency Opinion, in all material respects. Each Borrower will have complied and will comply with all of the assumptions made with respect to such Borrower in any Additional Insolvency Opinion in all material respects. Each entity, other than each of the Borrowers and each Principal of each of the Borrower and Lender, with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion in all material respects.
          (d) Each Borrower covenants and agrees that such Borrower shall provide Lender with not less than thirty (30) days’ prior written notice prior to the removal of an Independent Director or Independent Manager of any Borrower and/or any Principal, provided that such removal shall only be effective, so long as Lender shall have the right to confirm that at the time of such removal, Borrower shall be replacing the same with an Independent Director or Independent Manager, as the case may be, of any Borrower and/or any Principal who shall meet all of the applicable requirements set forth in this Agreement with respect to any such replacement Independent Director or Independent Manager, as the case may be, of any Borrower and/or any Principal.
          4.1.31 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Management Agreement was entered into on commercially reasonable terms.
          4.1.32 Illegal Activity. No portion of any Property has been or will be purchased with proceeds of any illegal activity.
          4.1.33 No Change in Facts or Circumstances; Disclosure. All information submitted by Borrowers to Lender including, but not limited to, all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by each Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of any of the Properties or the business operations and/or the financial condition of any Borrower or Guarantor. Each Borrower and Guarantor has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.
          4.1.34 Investment Company Act. No Borrower is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company”

within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
          4.1.35 Embargoed Person; OFAC. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower or Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such United States laws (each, an “Embargoed Person”), with the result that the Loan made by Lender is or would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in any Borrower or Guarantor, as applicable, with the result that the Loan is or would be in violation of law, and (c) none of the funds of any Borrower or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the Loan is or would be in violation of law. Neither the Borrowers nor Guarantor are (or will be) Persons with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury of the United States of America (“OFAC”) (including those persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 #13224 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and are not and shall not engage in any dealings or transactions or otherwise be associated with such persons with the result that the Loan is or would be in violation of law. In addition, to help the US Government fight the funding of terrorism and money laundering activities, the Patriot Act requires the Lender to obtain, verify and record information that identifies its customers. Each Borrower shall provide the Lender with any additional information that the Lender deems necessary from time to time in order to ensure compliance with the Patriot Act and any other applicable Legal Requirements concerning money laundering and similar activities.
          4.1.36 Cash Management Account. (a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account and Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from each Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, no Borrower has sold or otherwise conveyed the Lockbox Account and Cash Management Account;
          (b) Each of the Lockbox Account and the Cash Management Account constitute a “deposit account” within the meaning of the Uniform Commercial Code of the State of New York);
          (c) Pursuant and subject to the terms hereof, and of the other Loan Documents, the Lockbox Bank has agreed to comply with all instructions originated by Lender, without further consent by any Borrower, directing disposition of the Lockbox Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and
          (d) The Lockbox Account and the Cash Management Account are not in the name of any Person other than Borrowers, collectively, as pledgor, or Lender, as pledgee.
          4.1.37 Filing of Returns. Each Borrower and Guarantor have filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by such party and have paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those being contested in good faith. Each Borrower and Guarantor have each established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods in accordance with GAAP (or such other accounting basis acceptable to Lender). None of the Borrowers nor Guarantor, know of any proposed assessment for additional federal, foreign or state taxes for any period, or of any basis therefor, that, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as such Person has made, could reasonably be expected to cause a Material Adverse Change with respect to any Borrower, Guarantor or any Property.
          4.1.38 REA. To each Borrower’s actual knowledge, each REA is in full force and effect and no Borrower nor, to the best of each Borrower’s knowledge, any other party to the REA, is in default thereunder, and to the best of each Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as set forth in the Title Insurance Policies, the REA have not been modified, amended or supplemented.
          4.1.39 Intentionally omitted.
          4.1.40 No Ground Leases. None of the Properties is subject to any ground lease where a Borrower or an Affiliate thereof is ground tenant thereunder.
     Section 4.2 Survival of Representations. Each Borrower agrees that all of the representations and warranties of such Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing by any Borrower to Lender under this Agreement or any of the other Loan Documents. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by any Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
ARTICLE 5
BORROWER COVENANTS
     Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all Obligations, or, solely with respect to any particular Borrower that obtains the earlier release of the Lien of the Mortgage affecting all of such particular Borrower’s

Property or Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, then exclusive of any such Borrower and such applicable Property so released, each Borrower hereby covenants and agrees with Lender that:
          5.1.1 Existence; Compliance with Legal Requirements. Each Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to such Borrower and the Property or Properties owned by such Borrower, including, without limitation, building and zoning ordinances and codes. There shall never be committed by any Borrower, and no Borrower shall permit any other Person in occupancy of or involved with the operation or use of any Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture against any Property or any part thereof or any monies paid in performance of any Borrower’s obligations under any of the Loan Documents. Each Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Each Borrower shall at all times maintain, preserve and protect all franchises and trade names, preserve all the remainder of its property used or useful in the conduct of its business, and shall keep the Property or Properties owned by such Borrower in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the applicable Mortgage. Each Borrower shall cause the Property or Properties owned by such Borrower to be insured at all times by financially sound and reputable insurers, to such extent and against such risks, and cause to be maintained liability and such other insurance, as is more fully provided in this Agreement. Each Borrower shall cause the Property or Properties owned by such Borrower to be operated in accordance with the terms and provisions of any O&M Agreement applicable to such Property in all material respects. After prior notice to Lender, each Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to such Borrower or the Property or Properties owned by such Borrower or any alleged violation of any Legal Requirement, provided, that: (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under, and be conducted in accordance with, the provisions of any instrument to which such Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property or Properties owned by such Borrower nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) such Borrower shall, upon final determination thereof, promptly comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against such Borrower and the Property or Properties owned by such Borrower; and (f) such Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

     Notwithstanding the foregoing provisions of this Section 5.1.1, to the extent the Lease with a tenant remains in effect and such tenant remains liable for the obligations under its Lease, such tenant shall have the right to exercise any contest rights set forth in such Lease in accordance with the terms thereof and, to the extent such rights conflict or are inconsistent with the provisions of this Section 5.1.1, the provisions set forth in such Lease shall govern and control, provided that if such tenant loses such contest, or if as a result of any legal proceeding or enforcement action by a Governmental Authority in respect of such foregoing provisions, title to any Property is in imminent risk of being transferred, Borrower shall be responsible for any sums ultimately owed to any Governmental Authority (including any penalty payments, interests charges or other similar sums owed to such Governmental Authority) or complying with the foregoing provisions of this Section 5.1.1.
          5.1.2 Taxes and Other Charges. Each Borrower shall pay, or shall cause its tenant(s) to pay (to the extent any tenant is obligated to make such payments under its Lease) all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or Properties owned by such Borrower, or any part thereof, prior to delinquency; provided, however, each Borrower’s obligation to directly pay (or cause its tenant(s) to pay) Taxes shall be suspended for so long as such Borrower complies with the terms and provisions of Section 7.2 hereof in respect of the Property or Properties owned by such Borrower. Each Borrower shall furnish to Lender receipts or other evidence satisfactory to Lender for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent provided, however, (i) no Borrower is required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof, and (ii) if the tenant under a Lease pays such Taxes or Other Charges directly to the applicable authority and the applicable Borrower timely requests and diligently pursues evidence of payment, and further provided that no enforcement action has been commenced by the applicable authority resulting from such tenant’s failure to pay Taxes or Other Charges, Borrower shall have an additional thirty (30) day period to provide such evidence to Lender. Borrowers shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against any Property (other than Permitted Encumbrances), and shall promptly pay for or cause to be paid all utility services provided to the Properties. After prior notice to Lender, each Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under, and be conducted in accordance with, the provisions of any other instrument to which such Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property or Properties owned by such Borrower nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) such Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property or Properties owned by such Borrower (except that if such Taxes or Other Charges must be paid sooner in order to avoid being delinquent, then such Borrower shall cause the same to be paid prior to delinquency, and upon making such payment prior to delinquency such Borrower may continue such contest); and (f) such Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or any Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage encumbering such Property being primed by any related Lien (other than Permitted Encumbrances).
     Notwithstanding the foregoing provisions of this Section 5.1.2, to the extent the Lease with a tenant remains in effect and such tenant remains liable for the obligations under this Lease, such tenant shall have the right to exercise any contest rights set forth in such Lease in accordance with the terms thereof and, to the extent such rights conflict or are inconsistent with the provisions of this Section 5.1.2, the provisions set forth in such Lease shall govern and control, so long as no Governmental Authority commences any enforcement action in connection with the non-payment of any Taxes or Other Charges which could result in a transfer of title to the applicable Property, and in addition Borrower shall be responsible for any sums ultimately owed to any Governmental Authority in connection with any applicable Taxes or Other Charges (including any penalty payments, interest charges or similar monetary sums owed to such Governmental Authority).
          5.1.3 Litigation. Each Borrower shall give prompt notice to Lender of any litigation or proceedings by any Governmental Authority pending or threatened in writing against such Borrower and/or Guarantor which might materially adversely affect such Borrower’s or Guarantor’s condition (financial or otherwise) or business or the Property or Properties owned by such Borrower.
          5.1.4 Access to Property. Subject to the rights of tenants under the Leases, each Borrower shall permit agents, representatives and employees of Lender to inspect the Property or Properties owned by such Borrower or any part thereof at reasonable hours upon reasonable advance notice (which may be given verbally). So long as no Event of Default then exists, such inspection shall be at Lender’s sole cost and expense. During the occurrence and continuance of an Event of Default, such inspection shall be at Borrowers’ sole cost and expense.
          5.1.5 Notice of Default. Each Borrower shall promptly advise Lender of any Material Adverse Change in such Borrower’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which such Borrower has knowledge.
          5.1.6 Cooperate in Legal Proceedings. Each Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
          5.1.7 Perform Loan Documents. Each Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, such Borrower. Payment of the costs and expenses associated with any of the foregoing shall be in accordance with the terms and provisions of this Agreement, including, without limitation, the provisions of Section 10.13 hereof.
          5.1.8 Award and Insurance Benefits. Each Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property or Properties owned by such Borrower, and Lender shall be reimbursed for any reasonable expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by such Borrower of the reasonable expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting such Property or any part thereof) out of such Insurance Proceeds.
          5.1.9 Further Assurances. Each Borrower shall, at Borrowers’ sole cost and expense:
          (a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by each Borrower (in respect of the Property or Properties owned by such Borrower) pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;
          (b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations under the Loan Documents, as Lender may reasonably require; and
          (c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.
          5.1.10 Mortgage Taxes. Borrowers shall simultaneously herewith pay all state, county and municipal recording, intangible and all other taxes imposed upon the execution and recordation of the Mortgage or the execution and delivery of the Note.
          5.1.11 Financial Reporting. (a) Borrowers will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrowers taken as a whole and all items of income and expense in connection with the operation of the Properties owned by Borrowers. Lender shall have the right, from time to time at all times during normal business hours upon reasonable notice (which may be verbal), to examine such books, records and accounts at the office of Borrowers or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. During the continuance of an Event of Default, Borrowers shall pay any costs and expenses incurred by Lender to examine Borrowers’ accounting records with respect to any Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest. Upon Lender’s reasonable request, Borrowers shall furnish to Lender such other information reasonably necessary and sufficient to fairly represent the financial condition of Borrowers and the Properties owned by Borrowers.
          (b) Borrowers will furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrowers taken as a whole, a complete copy of Borrowers’ combined annual financial statements and Guarantor’s consolidated annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Properties owned by Borrowers for such Fiscal Year and containing statements of profit and loss and a balance sheet for Borrowers taken as a whole and Guarantor. Such statements of Borrowers shall set forth the financial condition and the results of operations for the Properties owned by Borrowers on a combined basis for such Fiscal Year.. Borrowers’ annual financial statements shall be accompanied by (i) a comparison of its budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant in respect of Borrowers reasonably acceptable to Lender, , (iii) occupancy statistics for the Properties owned by Borrowers, (iv) a schedule with amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses and (v) an Officer’s Certificate of Borrowers certifying that each annual financial statement fairly presents the financial condition and the results of operations of Borrowers and the Properties owned by Borrowers subject to such reporting, and that such financial statements have been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender and consistently applied) and as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrowers, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. Guarantor’s annual financial statements shall be accompanied by (i) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, and (ii) an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of Guarantor being reported upon and that such financial statements have been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender and consistently applied) and as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Guarantor, and if such Default or an Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.
          (c) Borrowers will furnish, or cause to be furnished, to Lender (I) on or before forty-five (45) days after the end of each fiscal quarter (except that for the period from the date hereof through the end of July, 2010, such items shall be provided on a monthly basis) and (II) prior to a Securitization or during the occurrence and continuance of an Event of Default or a Cash Management Period, on or before thirty (30) days after the end of each calendar month (except for the months of January and the last month of a quarter), in each case the following items, accompanied by an Officer’s Certificate of Borrowers stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrowers and the Properties owned by Borrowers (subject to normal year-end adjustments) as applicable: (i) an occupancy report/rent roll of the Properties owned by

Borrowers for the subject month or quarter; (ii) quarterly (except that for the period from the date hereof through the end of July, 2010, such statements shall be provided on a monthly basis) or monthly, as applicable, and year-to-date operating statements (including Capital Expenditures) of Borrowers prepared for each calendar month or quarter, as applicable, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Account and the Rollover Reserve Account), and, upon Lender’s reasonable request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties owned by Borrowers during such calendar month or quarter, as applicable, and containing a comparison of budgeted income and expenses and the actual income and expenses, all in form satisfactory to Lender; (iii) a calculation in respect of all Borrowers and all Properties reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such month or quarter, as applicable; and (iv) a schedule with amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. In addition, (i) such Officer’s Certificate shall also state that the representations and warranties of Borrowers set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days and (ii) Borrowers shall deliver prompt notice (containing reasonable detail) of any material changes in the financial or physical condition of the Properties owned by Borrowers, including without limitation, any termination or cancellation of terrorism or other insurance required hereunder.
          (d) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, each Borrower shall submit to Lender an Annual Budget in respect of the Property or Properties owned by such Borrower, not later than sixty (60) days prior to the commencement of such period or Fiscal Year, in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s approval (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by any Borrower which requires the approval of Lender hereunder, Lender shall advise such Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to such Borrower a reasonably detailed description of such objections) and such Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise the applicable Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to such Borrower a reasonably detailed description of such objections), and such Borrower shall promptly revise the same in accordance with the process described in this subsection (d) until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget which requires the approval of Lender hereunder, the most recently Approved Annual Budget in respect of such Property shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, Other Charges and utilities expenses.
          (e) In the event that any Borrower must incur an extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then such Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval.
          (f) Borrowers agree that Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in all or any portion of the Loan or any Securities

(collectively, the “Investor”) or any Rating Agency rating such participations and/or Securities and each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to any Borrower, any Guarantor and the Properties, whether furnished by any Borrower, any Guarantor, or otherwise, as Lender reasonably determines necessary or desirable. Borrowers irrevocably waive any and all rights which any of them may have under any applicable Legal Requirements to prohibit such disclosure, including, but not limited, to any right of privacy. Lender agrees that it will direct any recipient of the forgoing information to keep all non-public information confidential.
          (g) If, at the time a Disclosure Document is being prepared for a Securitization, Borrower shall use its best efforts to provide Lender with such financial data or financial statements related to Borrowers, Principal, and Guarantor or related to any Property, and such other information which Borrowers, Principal, and Guarantor have in their possession or in the possession of any of their respective counsel or Agents as shall be reasonably required by Lender to (A) complete the Disclosure Document, (B) meet the requirements of any Rating Agency or (C) implement the Securitization.
          (h) In the event Lender determines, in connection with a Securitization, that additional financial data and financial statements is required in order to comply with any applicable legal requirements relating to the Securitization, or is otherwise reasonably required to implement the Securitization, Lender may request, and Borrowers so requested shall promptly provide, such other financial data and financial statements with respect to Borrowers, Principal, and Guarantor and/or the Properties as Lender determines to be necessary or appropriate for such compliance.
          (i) Intentionally Omitted.
          (j) Intentionally Omitted.
          (k) Intentionally Omitted.
          (l) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrowers’ data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrowers agree that Lender may disclose information regarding the Properties owned by Borrowers and Borrowers themselves that is provided to Lender pursuant to this Section 5.1.11 in connection with any Securitization to such parties requesting such information in connection with such Securitization, provided that Lender shall direct such parties to keep all non-public information confidential.
          5.1.12 Business and Operations. Each Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property or Properties owned by such Borrower. Each Borrower will qualify to do business, and will remain in good standing, under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property or Properties owned by such Borrower.
          5.1.13 Title to the Property. Each Borrower will warrant and defend (a) the title to the Property or Properties owned by such Borrower and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances), and (b) the validity and priority of the Lien of the Mortgage applicable to the Property or Properties owned by such Borrower and the Assignment of Leases applicable to the Property or Properties owned by such Borrower, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrowers shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Property, other than as permitted hereunder, is claimed by another Person.
          5.1.14 Costs of Enforcement. In the event (a) that any Mortgage is foreclosed in whole or in part or that any Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering a Property prior to or subsequent to any Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of any Borrower or any of its constituent Persons or an assignment by any Borrower or any of its constituent Persons for the benefit of its creditors, each Borrower, on behalf of all Borrowers, itself and its successors and assigns, agrees that it/they shall be chargeable with, jointly and severally, and shall pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or any Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.
          5.1.15 Estoppel Statement. (a) After request by Lender, Borrowers shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the Outstanding Principal Balance, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the performance of the Obligations, if any, and (vi) that the Note, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations of each Borrower and have not been modified or if modified, giving particulars of such modification.
          (b) Each Borrower shall use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial tenant leasing space at the Property or Properties owned by such Borrower in form and substance reasonably satisfactory to Lender provided that such Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.
          (c) Each Borrower owning Property that is subject to an REA shall use commercially reasonable efforts to deliver to Lender, upon request from Lender, estoppel certificates from each party under the applicable REA; provided that such certificates may be in the form required under the applicable REA and that such Borrower shall not be required to deliver such estoppel certificates more frequently than two (2) times in any calendar year.

          5.1.16 Loan Proceeds. Borrowers shall use the proceeds of the Loan received by Borrowers on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.
          5.1.17 Performance by Borrowers. Each Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, such Borrower and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, any Borrower without the prior written consent of Lender.
          5.1.18 Confirmation of Representations. Each Borrower shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates of such Borrower certifying as to the accuracy of all representations made by such Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of such Borrower as of the date of the Securitization.
          5.1.19 Intentionally Omitted.
          5.1.20 Leasing Matters.
          (a) Any Major Lease executed after the date hereof shall require the prior written consent of Lender, which consent shall not be unreasonably withheld. Upon request, the Borrower requesting such consent shall furnish Lender with true, correct and complete executed copies of all such proposed Major Leases, amendments thereof and any related agreements. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the applicable Mortgage and the Lien created thereby and that the tenant thereunder agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Each Borrower (a) shall observe and perform the obligations imposed upon the lessor under the Leases applicable to the Property or Properties owned by such Borrower in a commercially reasonable manner; (b) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property or Properties owned by such Borrower involved, except that such Borrower shall not terminate or accept the surrender by a tenant of, any Major Lease unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property or Properties owned by such Borrower; (c) shall not collect any of the Rents more than one (1) month in advance (other than security deposits required pursuant to such Lease); (d) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (e) shall not alter, modify or change the terms of any Leases in a manner inconsistent with the provisions of the Loan Documents; and (f) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, no Borrower shall enter into a Lease after the date hereof of all or substantially all of the Property or

Properties owned by such Borrower without Lender’s prior written consent. Lender shall have the right to require each new tenant to execute and deliver to Lender a subordination, non disturbance of possession and attornment agreement in form, content and manner of execution reasonably acceptable to Lender.
          (b) Notwithstanding anything contained herein to the contrary, with respect to any Property, no Borrower shall, without the prior written consent of Lender, which consent shall not be unreasonably withheld, enter into, renew, extend, amend, modify, waive any provisions of, terminate, release any Person from liability under, reduce rents under, accept a surrender of space under, or shorten the term of, any Major Lease or any instrument guaranteeing or providing credit support for any Major Lease; provided that Lender’s consent shall not be required with respect to the exercise by any tenant of any renewal and extension options set forth in its Lease.
          (c) Whenever Lender’s approval or consent is required pursuant to the provisions of this Section 5.1.20, Lender shall use good faith efforts to respond within ten (10) Business Days after Lender’s receipt of any Borrower’s written request for approval or consent, accompanied by the applicable Lease or other item for which consent is sought. If Lender fails to respond to such request within ten (10) Business Days, and the Borrower making such initial request sends a second request containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “REQUEST DEEMED APPROVED IF NO RESPONSE WITHIN 10 BUSINESS DAYS”, Lender shall be deemed to have approved or consented to such Lease or other item for which consent is sought if Lender fails to respond to such second written request before the expiration of such ten (10) Business Day period.
          5.1.21 Alterations. Each Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements affecting the Property or Properties owned by such Borrower, which consent shall not be unreasonably withheld except with respect to any alterations to any Improvements which may have a material adverse effect on any Borrower’s financial condition, the value of the Property intended to be subjected to such alterations or the Net Operating Income. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any (a) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) tenant improvement work performed pursuant to the terms of any Lease executed after the date hereof, provided that such Lease shall satisfy the requirements of Section 5.1.20, (c) alterations performed in connection with the Restoration of any Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement, or (d) alterations at any Property that will not have a material adverse effect on any Borrower’s financial condition, the value of such Property or the Net Operating Income, provided that, in the case of clause (d), such alterations (i) are either work performed pursuant to the terms of any Lease approved or deemed approved in accordance with the terms hereof, or the costs for such alterations are adequately covered in the current Approved Annual Budget applicable to such Property, (ii) do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, and (iii) the aggregate cost thereof does not exceed, for any Property in any annual period, the greater of: (A) ten percent (10%) of the Allocated Loan Amount for such Property or (B) Fifty Thousand Dollars ($50,000).

If the total unpaid amounts due and payable with respect to alterations to any Improvements at any one Property (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed twenty percent (20%) of the Allocated Loan Amount for such Property (the “Threshold Amount”), Borrowers shall promptly deliver to Lender as security for the payment of such amounts and as additional security for the Obligations any of the following: (i) cash, (ii) U.S. Obligations, (iii) other securities having a rating acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, or (iv) either (x) a completion and performance bond and a guaranteed maximum priced contract (in form and substance satisfactory to Lender) for a general contractor (satisfactory to lender) or (y) an irrevocable letter of credit (payable on sight draft only) issued by a financial institution (A) having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender, and (B) that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the applicable Improvements on the applicable Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.
          5.1.22 Operation of Properties. (a) Each Borrower shall cause the Property or Properties owned by such Borrower to be operated, in all material respects, in accordance with the applicable Management Agreement or Replacement Management Agreement, as applicable. In the event that any Management Agreement expires or any Property is removed from the application of the Management Agreement (without limiting any obligation of Borrowers to obtain Lender’s consent to any removal of any Property from the application of the Management Agreement or modification of any Management Agreement in accordance with the terms and provisions of this Agreement), the Borrowers that own the affected Properties shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable. Each Borrower will promptly notify Lender if the tenant under any Major Lease ceases to operate its business within the Improvements demised by such Major Lease.
          (b) Each Borrower shall: (i) promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by it under any Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under any Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under any Management Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under any such Management Agreement, in a commercially reasonable manner.
          5.1.23 Changes in the Legal Requirements Regarding Taxation. If any Legal Requirement or other law, order, requirement or regulation of any Governmental Authority is enacted or adopted or amended after the date the Loan is funded which imposes a tax, either directly or indirectly, on the Obligations or Lender’s interest in any Property (other than an income tax), Borrowers must pay such tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of such tax or interest and penalties by any Borrower would be unlawful or unenforceable or provide the basis for a defense of usury, then in any such event, Lender may, by written notice to Borrowers of not less than ninety (90) days, declare the Obligations immediately due and payable.
          5.1.24 No Credits on Account of the Obligations. No Borrower shall claim or demand or be entitled to any credit or credits on account of the Obligations for any payment of Taxes assessed against any Property and no deduction shall otherwise be made or claimed from the assessed value of any Property for real estate tax purposes because of the Loan Documents or the Obligations. If Legal Requirements or other laws, orders, requirements or regulations require such claim, credit or deduction, Lender may, by written notice to Borrowers of not less than ninety (90) days, declare the Obligations immediately due and payable.
          5.1.25 Personal Property. Each Borrower shall cause all of its personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the operation of the Property or Properties owned by such Borrower to always be located at the applicable Property or Properties owned by such Borrower and shall be kept free and clear of all Liens, encumbrances and security interests, except Permitted Encumbrances.
          5.1.26 Appraisals. Lender shall have the right to obtain a new or updated appraisal of one or more of the Properties from time to time; provided, however, that so long as no Event of Default has occurred Lender shall do so not more often than once in every twelve (12) month period. Borrowers shall cooperate with Lender in this regard. If the appraisal is required to be delivered by Borrowers under this Agreement or any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, or if the Loan has been transferred to special servicing, Borrowers shall pay for any such appraisal upon Lender’s request; otherwise, any other appraisal obtained by Lender (except as otherwise specifically set forth in Sections 5.1.8, 5.1.9 and 9.6 hereof) shall be at Lender’s sole cost and expense.
     Section 5.2 Negative Covenants. From the date hereof until payment and performance in full of the Obligations or, solely with respect to any particular Borrower that obtains the earlier release of the Lien of the Mortgage affecting all of such particular Borrower’s Property or Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, then exclusive of any such Borrower and such applicable Property so released, each Borrower hereby covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:
          5.2.1 Operation of Properties. (a) No Borrower shall, without Lender’s prior consent (which consent shall not be unreasonably withheld): (i) subject to Section 9.5, surrender, terminate or cancel any Management Agreement; provided, that any Borrower may, without Lender’s consent, replace any Manager so long as (x) the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement and (y) all Properties removed from the application of the Management Agreement are made subject to the application of such Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of any Management Agreement; (iii) increase or consent to the increase of the amount of any charges or fees under any Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Management Agreement in any material respect, provided that the forgoing restrictions shall not extend to the terms of the Management Agreement with regard to properties subject to the application of the Management Agreement having owners separate from any Borrower.
          (b) Following the occurrence and during the continuance of an Event of Default, no Borrower shall exercise any rights, make any decisions, grant any approvals or otherwise take any action under any Management Agreement without the prior written consent of Lender, which consent may be withheld in Lender’s sole discretion, provided that the forgoing restrictions shall not extend to the terms of the Management Agreement with regard to properties having owners separate from any Borrower.
          5.2.2 Liens. No Borrower shall create, incur, assume or suffer to exist any Lien on any portion of the Property or Properties owned by such Borrower or permit any such action to be taken, except:
          (i) Permitted Encumbrances;
          (ii) Liens created by or permitted pursuant to the Loan Documents; and
          (iii) Liens for Taxes or Other Charges not yet due.
          5.2.3 Dissolution. No Borrower shall, without obtaining the prior written consent of Lender (a) engage in any dissolution, liquidation, consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property or Properties owned by such Borrower, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of such Borrower except to the extent permitted by the Loan Documents, (d) unless required by applicable law, modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction, or (e) cause any Principal or Mezzanine Borrower to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which Mezzanine Borrower or any such Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) unless required by applicable law, amend, modify, waive or terminate the certificate of limited partnership or partnership agreement of Mezzanine Borrower or any such Principal, in each case, without obtaining the prior written consent of Lender.
          5.2.4 Change in Business. No Borrower shall enter into any line of business other than the ownership and operation of the Property or Properties owned by such Borrower, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

          5.2.5 Debt Cancellation. No Borrower shall cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to such Borrower by any Person, except for adequate consideration and in the ordinary course of such Borrower’s business.
          5.2.6 Zoning. No Borrower shall initiate or consent to any zoning reclassification of any portion of the Property or Properties owned by such Borrower or seek any variance under any existing zoning ordinance, or use or permit the use of any portion of the Property or Properties owned by such Borrower in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, in each case, without the prior written consent of Lender.
          5.2.7 No Joint Assessment. No Borrower shall suffer, permit or initiate the joint assessment of all or any portion of the Property or Properties owned by such Borrower (a) with any other real property constituting a tax lot separate from the Property or Properties owned by such Borrower, and (b) which constitutes real property with any portion of the Property or Properties owned by such Borrower which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Property.
          5.2.8 Principal Place of Business and Organization. No Borrower shall change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender at least thirty (30) days prior written notice. No Borrower shall change the place of its organization as set forth in Section 4.1.28 without the prior written consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, each Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property or Properties owned by such Borrower as a result of such change of principal place of business or place of organization.
          5.2.9 ERISA. (a) No Borrower shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA. In the event an inadvertent Prohibited Transaction occurs, Borrowers will take all steps necessary to correct the Prohibited Transaction as soon as possible after having actual knowledge of the Prohibited Transaction.
          (b) Each Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) such Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) such Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

          (A) Equity interests in such Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
          (B) Less than twenty-five percent (25%) of each outstanding class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2);
          (C) Such Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e); or
          (D) The Loan meets the requirements of PTE 95-60, 90-1, 84-14 or similar exemption.
          5.2.10 Transfers. (a) Each Borrower acknowledges that Lender has examined and relied on the experience of each Borrower and its members, stockholders, general partners, members, principals and (if any Borrower is a trust) beneficial owners, as applicable, owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrowers’ ownership of the Properties as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the Other Obligations. Each Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrowers default in the repayment of the Debt or the performance of the Other Obligations contained in the Loan Documents, Lender can recover the Debt by a sale of one or more of the Properties.
          (b) Without the prior written consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, no Borrower shall, and no Borrower shall permit any Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or Properties owned by such Borrower or any part thereof or any legal or beneficial interest therein, or (ii) permit a Sale or Pledge of any interest in any Restricted Party or (iii) incur Indebtedness (other than the Indebtedness permitted pursuant to the terms of this Agreement) (any of the foregoing transactions, a “Transfer”), other than (A) pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20 hereof, (B) the Loan Documents and (C) the Mezzanine Loan and the granting of security interests pursuant to the Mezzanine Loan Documents.
          (c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein any Borrower agrees to sell the Property or Properties owned by such Borrower, or any part thereof, for a price to be paid in installments; (ii) an agreement by any Borrower leasing all or substantially all of the Property or Properties owned by such Borrower for other than actual occupancy by a space tenant thereunder, or a sale, assignment or other transfer of, or the grant of a security interest in, such Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.
          (d) Notwithstanding the provisions of this Section 5.2.10, the following transfers shall not be deemed to be a Transfer, and so long as all of the applicable conditions contained therein shall have been fulfilled, such transfer may occur without consent from Lender: (i) transfers of shares in Cole Credit Property Trust I, Inc. or Cole Credit Property Trust III, Inc., (ii) transfers of ownership interests in any Restricted Party and ownership interests in any member, partner or shareholder of any Restricted Party to any Affiliate or subsidiary of a Restricted Party, provided that, at all times, Christopher H. Cole, Cole Holdings Corporation, Cole Credit Property Trust I, Inc. or Cole Credit Property Trust III, Inc. continues to Control the Restricted Party provided after giving effect to such transfer, the Person receiving such interest and each Restricted Party who shall exist following such transfer, shall be able to satisfy the requirements and representations set forth in Section 4.1.35, and Section 5.2.10(f), (v), (vii) and (viii), mutatis, mutandis and if the individual or individuals who have direct or indirect Control over the Person to whom such interests are to be transferred is someone other than Christopher H. Cole, such individuals shall be reasonably acceptable to Lender, or (iii) the pledge of equity interests in Borrowers and Principal in connection with the Mezzanine Loan, and the exercise of any rights or remedies of Mezzanine Lender (including foreclosure and an assignment in lieu of foreclosure), as applicable, in accordance with and subject to the terms of the Intercreditor Agreement. It shall be a condition of any such transfer specified in the foregoing clause (ii) that Lender shall have received a written confirmation from the parties to the Management Agreement that provides that all Properties, which are the subject of any such transfer or which are directly or indirectly owned by the Restricted Party and/or any member, partner or shareholder of any Restricted Party whose interest were the subject of any such transfer, shall have been removed from the application of such Management Agreement. Lender agrees that, in connection with any transfer contemplated by the foregoing clause (ii), Borrower shall have the right to substitute a replacement guarantor for Guarantor under the Loan Documents, provided that the replacement guarantor (A) shall have a net worth and liquidity sufficient to meet the requirements set forth in Section 5.2 of the Guaranty, (B) shall have made the representations and met the requirements set forth in Sections 4.1.1, 4.1.2, 4.1.3, 4.1.11, 4.1.18, 4.1.37, 4.1.35 and Section 5.2.10(f)(v), (vii) and (viii), which apply to Guarantor, such that the replacement guarantor shall be deemed to make such representations and fulfill such requirements mutatis, mutandis, (C) shall not have been a party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of such transfer, (D) shall not be involved in any pending or threatened material litigation or regulatory action which is not reasonably acceptable to Lender, and (E) shall not have defaulted under its obligations with respect to any Indebtedness in a manner which is not reasonably acceptable to Lender. Upon the execution and delivery of any documents necessary to consummate such substitution, the original Guarantor shall be released from all liability and obligations under the Guaranty, the Environmental Indemnity and the other Loan Documents with respect to any acts or omissions after any such replacement guarantor shall have executed and delivered a replacement Guaranty and fulfilled all of the conditions set forth in the immediately preceding sentence.
          (e) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.
          (f) No consent to any assumption of the Loan shall occur on or before the end of the Lockout Period. Thereafter, Lender’s consent to a one (1) time Transfer of all of the Properties (which may be to more than one (1) transferee, provided each such transferee shall either be Transferee’s Sponsor or an Affiliate of Transferee’s Sponsor and assumption of the Loan shall not be unreasonably withheld provided that Lender receives not less than sixty (60) days prior written notice of such Transfer and no Default has occurred and is continuing, and further provided that the following additional requirements are satisfied:
          (i) Borrowers shall pay Lender a transfer fee equal to one percent (1%) of the Outstanding Principal Balance at the time of such Transfer;
          (ii) Borrowers shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Rating Agencies pursuant to clause (x) below);
          (iii) The Persons comprising the proposed transferees (collectively, the “Transferee”), Transferee’s Principal or Transferee’s Sponsor must have demonstrated expertise in owning and operating properties similar in location, size, class and operation to each of the Properties, which expertise shall be reasonably determined by Lender;
          (iv) Transferee, Transferee’s principal and the owner of equity interests in Transferee who shall replace the original Mezzanine Borrower as contemplated in clause (xv) below (“Replacement Mezzanine Borrower”) shall, as of the date of such transfer, have an aggregate net worth and liquidity reasonably acceptable to Lender and Mezzanine Lender;
          (v) Transferee, Replacement Mezzanine Borrower, Transferee’s or Replacement Mezzanine Borrower’s Principal and all other entities which may be owned or Controlled directly or indirectly by Transferee’s or Replacement Mezzanine Borrower’s Principal (“Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;
          (vi) Transferee shall assume (subject to Section 9.4) all of the obligations of Borrowers under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender, and a Person (who shall be an Affiliate or direct or indirect equity owner of Transferee; which is herein called “Transferee’s Sponsor”) shall agree at all times (x) to Control each of Transferee, Transferee’s general partner or managing member, if any (“Transferee’s Principal”), Replacement Mezzanine Borrower’s general partner or managing member, if any (“Replacement Mezzanine Borrower’s Principal”), and (y) to own, directly or indirectly, at least a 0.5% beneficial interest in Transferee’s Principal and Replacement Mezzanine Borrower’s Principal, by entering into an assumption agreement in form and substance satisfactory to Lender;
          (vii) There shall be no material litigation or regulatory action pending or threatened against Transferee, Replacement Mezzanine Borrower, Transferee’s Principal, Replacement Mezzanine Borrower’s Principal or Related Entities which is not reasonably acceptable to Lender;
          (viii) Transferee, Replacement Mezzanine Borrower, Transferee’s Principal, Replacement Mezzanine Borrower’s Principal and Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;
          (ix) Transferee, Replacement Mezzanine Borrower, Transferee’s Principal and Replacement Mezzanine Borrower’s Principal must be able to satisfy all the representations and covenants set forth in Sections 4.1.30, 4.1.35, 5.1.23 and 5.2.9 of this Agreement, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee, Replacement Mezzanine Borrower, Transferee’s Principal and Replacement Mezzanine Borrower’s Principal shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and (B) all certificates, agreements and covenants reasonably required by Lender provided that such certificates, agreements and covenants shall not increase the obligations of Borrowers under the Loan Documents or decrease the rights of Borrowers under the Loan Documents;
          (x) If required by Lender, Transferee shall be approved by the Rating Agencies selected by Lender, which approval, if required by Lender, shall take the form of a confirmation in writing from such Rating Agencies to the effect that such Transfer will not result in a requalification, reduction, downgrade or withdrawal of the ratings in effect immediately prior to such assumption or transfer for the Securities or any class thereof issued in connection with a Securitization which are then outstanding;

     (xi) Borrowers or Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer satisfactory in form and substance to Lender;
          (xii) Prior to any release of Guarantor, one (1) or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and Environmental Indemnity executed by Guarantor or execute a replacement guaranty and environmental indemnity reasonably satisfactory to Lender;
          (xiii) Borrowers shall deliver, at Borrowers’ sole cost and expense, an endorsement to the Title Insurance Policies, which endorsement shall insure the Lien of the Mortgages as modified by the assumption agreement, as a valid first lien on each of the Properties, shall name the Transferee as owner of the Properties, and shall insure that, as of the date of the recording of the assumption agreement, the Properties shall not be subject to any additional exceptions or liens other than those contained in the applicable Title Insurance Policies issued on the date hereof and the Permitted Encumbrances;
          (xiv) The Properties shall be managed by one or more Qualified Managers pursuant to one or more Replacement Management Agreements;
          (xv) Replacement Mezzanine Borrower shall assume the obligations of Mezzanine Borrower under the existing Mezzanine Loan Agreement, Mezzanine Note, and other Mezzanine Loan Documents, except that the pledge agreement securing the Mezzanine Loan shall be modified to grant a pledge of the equity interests in Transferee;
          (xvi) The organizational documents of Transferee, Replacement Mezzanine Borrower, Transferee’s Principal and Replacement Mezzanine Borrower’s Principal, shall include provisions which shall cause each of them to be a SPE, and shall otherwise be in form and substance reasonably satisfactory to Lender;
          (xvii) Immediately upon a Transfer to such Transferee and the satisfaction of all of the above requirements, the named Borrowers and Guarantor herein shall be released from all liability under this Agreement, the Note, the Mortgages and the other Loan Documents accruing after such Transfer (provided such release of the Guarantor shall be conditioned on one (1) or more substitute guarantors reasonably acceptable to Lender having assumed all of the liabilities and obligations of Guarantor under the Guaranty and Environmental Indemnity or entering into new comparable documentation, in each case in accordance with the provisions set forth in the immediately preceding sub-clause(xii)). The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof reasonably requested by Borrowers; and
          (xviii) Mezzanine Lender shall have permitted its Mezzanine Loan to have been assigned and assumed in connection with the Transfer to be implemented by this Section 5.2.10(f), with the effect that such Transfer shall not violate the applicable provisions of the Mezzanine Loan Agreement.

          5.2.11 REA. Each Borrower owning a Property that is subject to an REA hereby covenants and agrees with Lender with respect to such REA as follows:
          (a) Such Borrower shall not, without Lender’s prior written consent, materially amend, modify or supplement, or consent to or suffer the material amendment, modification or supplementation of, such REA except that Lender shall not unreasonably withhold or delay its consent to any amendment or modification which is not reasonably likely to have a material adverse affect upon any Borrower, any Property that is subject to such REA or Gross Income from Operations;
          (b) Such Borrower shall not, without the prior written consent of Lender, as determined in its sole discretion, take (and hereby assigns to Lender any right it may have to take) any action to terminate, surrender, or accept any termination or surrender of, such REA; and
          (c) Such Borrower shall not assign (other than to Lender) or encumber its rights under such REA.
ARTICLE 6
INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS
     Section 6.1 Insurance. (a) From the date hereof until payment and performance in full of the Obligations or, solely with respect to any particular Borrower that obtains the earlier release of the Lien of the Mortgage affecting all of such particular Borrower’s Property or Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, then exclusive of any such Borrower and such applicable Property so released, each Borrower shall obtain and maintain, or cause to be maintained, insurance for each Borrower and the Properties owned by such Borrower providing at least the following coverages:
          (i) comprehensive all risk “special form” insurance, including, but not limited to, loss caused by any type of windstorm or hail on all of the Improvements and all of the Personal Property, in each case on a per Property basis (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to all of the Improvements and all of the Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) in cases where the applicable tenant is not required under the terms and conditions of its Lease to obtain insurance, providing for no deductible in excess of Ten Thousand and No/100 Dollars ($10,000.00) for all such insurance coverage (excluding windstorm and earthquake coverages, whose coverages are specified in the next sentence); and (D) in cases where the applicable tenant is required under the terms and conditions of its Lease to obtain insurance, providing for no tenant deductible that exceeds the amount permitted pursuant to the terms and conditions of such tenant’s Lease. In addition, Borrowers shall obtain: (x) if any portion of the Improvements is currently, or at any time in the future, located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to full replacement cost or such other amount as Lender shall require; (y) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender in the event any Property is located in an area with a high degree of seismic activity, and (z) coastal windstorm insurance in amounts and in form and substance reasonably satisfactory to Lender in the event any Property is located in any coastal region, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);
          (ii) commercial general liability insurance, including a broad form comprehensive general liability endorsement and coverage against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000.00) in the aggregate and One Million and No/100 Dollars ($1,000,000.00) per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 8 of each of the Mortgages to the extent the same is available;
          (iii) rental loss and/or business income interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) covering rental losses or business interruption, as may be applicable, for a period of twelve (12) months after the date of any casualty and containing an extended period of indemnity endorsement which provides that after the physical loss to any such Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that such damaged Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an annual amount equal to one hundred percent (100%) of the projected Gross Income from Operations for a period of eighteen (18) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire at the end of such period. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrowers’ reasonable estimate of the gross income from the Properties for the succeeding eighteen (18) month period. All proceeds payable to Lender pursuant to this subsection (iii) shall be deemed Rent and applied by Lender in accordance with Section 2.7.2(b) or 2.7.2(d) hereof, as applicable, except if Lender shall be permitted under this Agreement and has elected to apply Net Proceeds in respect of any Casualty or Condemnation giving rise to such proceeds relating to said rental loss and/or business income interruption insurance to the payment of the Debt or Other Obligation of a monetary nature, Lender shall apply such proceeds relating to said rental loss and/or business income interruption insurance to the Debt or Other Obligations of a monetary nature;
          (iv) at all times during which structural construction, repairs or alterations are being made with respect to any Improvements, and only if the applicable Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy such Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
          (v) if any Property includes commercial property, worker’s compensation insurance with respect to any employees of any Borrower, as required by any Governmental Authority or Legal Requirement;
          (vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
          (vii) umbrella liability insurance in an amount not less than Twenty Five Million and No/100 Dollars ($25,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;
          (viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence equal to One Million and No/100 Dollars ($1,000,000.00), which together with umbrella coverage, of Twenty Five Million and No/100 Dollars ($25,000,000.00), totals Twenty Six Million and No/100 Dollars ($26,000,000.00);
          (ix) ordinance & law coverage with minimum limits as follows: Coverage A (value of undamaged portion) to be ‘included’ in the insured replacement cost limit; Coverage B (demolition/debris removal) to be 10% of the building’s replacement cost limit, and Coverage C (increased cost of construction) to be 10% of the building’s replacement cost value;
          (x) the commercial property, general liability and business income insurance required under Sections 6.1(a)(i), (ii) and (iii) above shall cover perils of terrorism and acts of terrorism and Borrowers shall maintain commercial property, general liability and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a)(i), (ii) and (iii) above at all times during the term of the Loan so long as Lender determines that either (I) prudent owners of real estate comparable to the Properties are maintaining same or (II) prudent institutional lenders (including, without limitation, investment banks) to such owners are requiring that such owners maintain such insurance; and
          (xi) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to any applicable Property located in or around the region in which such Property is located.
          (b) All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies approved by Lender and authorized to do business in each State where Properties are located and having financial strength ratings of “A-” or better by S&P (and the equivalent by any other Rating Agency) (each such insurer shall be referred to below as a “Qualified Insurer”). No Policy shall contain an exclusion from coverage under such Policy for loss or damage incurred as a result of an act of terrorism or similar acts of sabotage. Borrowers shall: (i) Prior to the expiration dates of the Policies, deliver to Lender confirmation, reasonably satisfactory to Lender, that such Policies have been renewed or replaced by other Policies conforming to the provisions of this Section 6.1; (ii) provide Lender with certificates of insurance evidencing such renewed or replaced coverage acceptable to Lender as soon as all renewed or replaced policy numbers are available, but in any event within five (5) days of such renewal; and (iii) provide confirmation that all renewed or replaced premiums (the “Insurance Premiums”) have been paid in full, no later than (A) in the case of Borrower Policies, thirty (30) days from inception of the renewed or replaced Policies, or (B) in the case of Tenant Policies, two (2) Business Days after the date such tenant is required to provide such proof to Borrower under the applicable Lease.
          (c) Borrowers shall not obtain any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender and (x) Lender’s interest is included therein as provided in this Agreement, such Policy is issued by a Qualified Insurer and such Policy shall specifically allocate to each Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 6.1(a). In addition Borrower shall not obtain separate insurance concurrent in form or contributing in the event of loss with that required in Section 6.1(a) to be furnished by, or which may be reasonably required to be furnished by, Borrower.
          (d) All Policies provided for or contemplated by Section 6.1(a), except for the Policy referenced in Section 6.1(a)(v), shall name Borrowers as the insured under any Borrower Policy or as additional insureds under any Tenant Policy and Lender (and its affiliates), in either case, as the mortgagee and an additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall name Borrowers as the insured and Lender (and its affiliates) as mortgagee and loss payee under any Borrower Policy or Borrowers as certificate holders and Lender (and its affiliates) as mortgagee under any Tenant Policy.

          (e) All Policies provided for in Section 6.1 shall contain clauses or endorsements to the effect that:
          (i) no act or negligence of any Borrower, or anyone acting for any Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
          (ii) the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ notice to Lender and any other party named therein as an additional insured; and
          (iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
          (f) If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, upon written notice to any Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, as applicable, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrowers to Lender upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the Default Rate.
          (g) To the extent that any portion of the Improvements consisting of an entire building separate in all respects from any other building comprising part of the Improvements is occupied by a single tenant, and such tenant provides insurance satisfying the requirements hereof with respect to such Improvements (including, without limitation, naming Lender as mortgagee on all property Policies, and as an additional insured or loss payee on all liability Policies, as applicable), such insurance shall satisfy, with respect to the corresponding Property, the obligations hereunder of the Borrower that owns such Property with the exception of loss of rents (if the lease allows for rent abatement following damage to the Property) and liability coverage as a named insured, to be provided by Borrowers. In addition, provided no default shall exist under such tenant’s Lease, and further provided that such tenant (or the corporate guarantor of such tenant’s Lease) shall maintain a credit rating issued by S&P of BBB- or better (or an equivalent rating issued by another nationally recognized Rating Agency reasonably acceptable to Lender), such tenant shall be permitted to self-insure in accordance with its Lease with respect to the coverage required hereunder, and such self-insurance shall be deemed to satisfy the requirements hereof.
          (h) Lender acknowledges that the insurance in place as of the date hereof, as evidenced by certificates of insurance provided by Borrowers and each tenant in connection with the closing of the Loan, shall be deemed to satisfy the foregoing requirements of this Section 6.1 as in effect on the date hereof.

     Section 6.2 Casualty. If any Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrowers shall (a) give prompt notice of such damage to Lender if the estimated costs of completing Restoration are equal to or greater than Fifty Thousand and No/100 Dollars ($50,000.00), and (b) promptly commence and diligently prosecute the completion of Restoration so that the damaged Property resembles, as nearly as possible, the condition that such Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4. Borrowers shall pay (or cause to be paid) all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrowers. In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing Restoration are equal to or greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) and Borrowers shall deliver to Lender all instruments required by Lender to permit such participation.
     Section 6.3 Condemnation. Borrowers shall promptly give Lender notice of the actual or threatened commencement of any proceeding in respect of Condemnation, and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrowers shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrowers shall, at Borrowers’ expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrowers shall continue to perform the Obligations at the time and in the manner provided in this Agreement and the other Loan Documents and the Outstanding Principal Balance shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Obligations. Lender shall not be limited to the interest paid on the Award by the applicable Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Property or any portion thereof is taken by a Governmental Authority, the Borrower that owns such Property shall promptly commence and diligently prosecute Restoration and otherwise comply with the provisions of Section 6.4. If any Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award applicable to such Property, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
     Section 6.4 Restoration. The following provisions shall apply in connection with any Restoration:
          (a) If the Net Proceeds for any Property shall be less than ten percent (10%) of the Allocated Loan Amount for such Property and the costs of completing Restoration shall be less than ten percent (10%) of the Allocated Loan Amount for such Property, the Net Proceeds will be disbursed by Lender to the applicable Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and such Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence Restoration in accordance with the terms of this Agreement.
          (b) If the Net Proceeds for any Property are equal to or greater than ten percent (10%) of the Allocated Loan Amount for such Property, or the costs of completing Restoration is equal to or greater than ten percent (10%) of the Allocated Loan Amount for such Property, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (vi), (ix) and (x) as a result of such damage or destruction, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable counsel costs and fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable counsel costs and fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
          (i) The Net Proceeds shall be made available to the applicable Borrower for Restoration upon the approval of Lender in its reasonable discretion that the following conditions are met:
          (A) no Event of Default shall have occurred and be continuing;
          (B) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on any Property has been damaged, destroyed or rendered unusable as a result of such Casualty, or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the land constituting any Property is taken, and such land is located along the perimeter or periphery of such Property, and no portion of the Improvements is located on such land;
          (C) Leases demising in the aggregate a percentage amount equal to or greater than eighty-five percent (85%) of the total rentable space in the damaged Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be;
          (D) Borrower shall commence or cause to be commenced Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion and will make all necessary repairs and restorations thereto at Borrowers’ or tenant’s sole cost and expense;
          (E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to any such Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrowers;
          (F) Lender shall be satisfied that Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under applicable Legal Requirements, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);
          (G) Each Property and the use thereof after Restoration will be in compliance with and permitted under all applicable Legal Requirements;
          (H) Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;
          (I) such Casualty or Condemnation, as applicable, does not result in the loss of access to the applicable Property or related Improvements;
          (J) the Debt Service Coverage Ratio for the Properties, after giving effect to Restoration, shall be equal to or greater than 1.95 to 1.0;
          (K) the Loan to Value Ratio after giving effect to Restoration, shall be equal to or less than 53.9%; and
          (L) Borrowers shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by the applicable Borrower’s architect or engineer stating the entire cost of completing Restoration, which budget shall be acceptable to Lender.
          (ii) The Net Proceeds shall be paid directly to Lender for deposit in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and the Other Obligations. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrowers from time to time during the course of Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on such Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the Title Company.
          (iii) All plans and specifications required in connection with Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”)

such acceptance not to be unreasonably withheld. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with Restoration. The identity of the contractors, subcontractors and materialmen engaged in Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant, such acceptance not to be unreasonably withheld. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s reasonable fees, shall be paid by Borrowers.
          (iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of Restoration, as certified by the Casualty Consultant, until Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the damaged Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the Title Company issuing the Title Insurance Policy covering such Property, and Lender receives an endorsement to such Title Insurance Policy insuring the continued priority of the lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
          (v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
          (vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty

Consultant to be incurred in connection with the completion of Restoration, Borrowers shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and the Other Obligations.
          (vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with Restoration have been paid in full, shall be remitted by Lender to Borrowers within two (2) Business Days thereafter, provided no Event of Default shall have occurred and shall be continuing.
          (c) All Net Proceeds not required to be made available for Restoration (due to any Borrower’s inability to satisfy the conditions set forth in Section 6.4(b)(i) or otherwise), or to be returned to Borrowers as excess Net Proceeds pursuant to Section 6.4(b)(vii), may be retained and applied by Lender in accordance with Section 2.4.2 hereof toward reduction of the Outstanding Principal Balance whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, in the sole discretion of Lender, the same may be paid, either in whole or in part, to Borrowers for such purposes as Lender shall approve, in its sole discretion. No prepayment charge or Yield Maintenance Premium shall be payable by Borrowers by reason of a Casualty or Condemnation.
          (d) In the event of foreclosure of one or more of the Mortgages, or other transfer of title to one or more of the Properties in extinguishment in whole or in part of the Debt, all right, title and interest of any Borrower in and to any Policies that are not blanket Policies then in force concerning any such Property (other than to the extent those Policies provide liability coverages to such Borrower) and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
          (e) The provisions of subsection 4 of Section 254 of the New York Real Property Law covering the insurance of buildings against loss by fire shall not apply to this Agreement. In the event of any conflict, inconsistency or ambiguity between the provisions of Section 6.4 of this Agreement and the provisions of subsection 4 of Section 254 of the New York Real Property Law covering the insurance of buildings against loss by fire, the provisions of Section 6.4 of this Agreement shall control.
          (f) Notwithstanding the foregoing provisions of this Section 6.4, to the extent any Lease remains in effect and the tenant thereunder remains liable for the obligations under such Lease, the disposition of any Casualty insurance proceeds and any Award relating to the corresponding Property shall be governed by such Lease.

ARTICLE 7
RESERVE FUNDS
     Section 7.1 Required Repair Funds.
          7.1.1 Deposits. Borrowers shall perform or cause to be performed the repairs at each Property as more particularly set forth on Schedule III hereto (such repairs hereinafter collectively referred to as “Required Repairs”). Borrowers shall complete the Required Repairs on or before the date that is 120 days from the date of this Agreement. It shall be an Event of Default under this Agreement if Borrowers do not complete the Required Repairs within said 120 day period Upon the occurrence of such an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs or toward reduction of the Outstanding Principal Balance in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, Borrowers shall deposit with Lender the amount of $114,468 for payment of the cost of the Required Repairs. Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.8 hereof. Amounts so deposited shall hereinafter be referred to as Borrowers’ “Required Repair Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrowers’ “Required Repair Account”.
          7.1.2 Release of Required Repair Funds. (a) Lender shall disburse to Borrowers the Required Repair Funds from the Required Repair Account from time to time, but not more frequently than twice in any thirty (30) day period, upon satisfaction by Borrowers of each of the following conditions with respect to each disbursement: (A) Borrowers shall submit a written request for payment to Lender (with a copy to the Title Company) at least ten (10) Business Days prior to the date on which Borrowers request such payment be made, which request specifies the Required Repairs to be paid, (B) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (C) Lender and the Title Company shall have received an Officer’s Certificate (i) stating that all Required Repairs to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (iii) stating that each such Person referred to in the preceding clause (ii) has been paid in full or will be paid in full upon such disbursement, for work completed and/or materials furnished to date, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender and the Title Company, (D) at Lender’s option, Lender shall have received a title search indicating that the Property at which such Required Repair shall have been completed is free from all liens, claims and other encumbrances other than Permitted Encumbrances, (E) at Lender’s option Lender shall have received an endorsement to the applicable Title Insurance Policy in the amount of the Required Repair Funds requested from the Required Repair Account in respect of such Property, which endorsement shall be acceptable to Lender in its sole discretion and (F) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrowers. Lender shall not be required to make disbursements from the Required Repair Account unless such requested disbursement is in an amount greater than $5,000 (or a lesser amount if the total amount in the Required Repair Account is less than $5,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2.
          (b) Nothing in this Section 7.1.2 shall (i) make Lender responsible for performing or completing any Required Repairs; (ii) require Lender to expend funds in addition to the Required Repairs Funds to complete any Required Repairs; (iii) obligate Lender to proceed with any Required Repairs; or (iv) obligate Lender to demand from Borrowers additional sums to complete any Required Repairs.
          (c) Each Borrower shall permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect or inspector) or third parties to enter onto the Property or Properties owned by such Borrower during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Required Repairs and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Required Repairs. Borrowers shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 7.1.2(c).
          (d) If the aggregate cost of the work (to which any disbursement relates) will exceed $25,000.00 with respect to any Property, Lender may require an inspection of such Property at Borrowers’ expense prior to making a disbursement of Required Repairs Funds in order to verify completion of the Required Repairs for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect reasonably acceptable to Lender prior to the disbursement of Required Repairs Funds. Borrowers shall pay the reasonable expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect.
          (e) In addition to any insurance required under the Loan Documents, Borrowers shall provide or cause to be provided worker’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with the Required Repairs. All such policies shall be in form and amount reasonably satisfactory to Lender.
          7.1.3 Balance in Required Repair Account. The insufficiency of any balance in the Required Repair Account shall not relieve any Borrower from its obligation to perform (or cause to be performed) the Required Repairs in a good and workmanlike manner and in accordance with all Legal Requirements.

     Section 7.2 Tax and Insurance Escrow.
          7.2.1 Tax and Insurance Escrow Funds.
          (a) With respect to Policies which any Borrower is obligated to maintain hereunder (“Borrower Policies”), as long as blanket Borrower Policies (specifically permitted by this Agreement) are in effect, Borrowers shall not be required to make any payments under this Section 7.2 with respect to any Borrower Policies of amounts that would otherwise have been used to pay Insurance Premiums, subject to the following sentence. Without limiting the generality of the foregoing, at such time, and from time to time, that any such blanket Borrower Policy (specifically permitted by this Agreement) is not in effect, in addition to any other rights and remedies which Lender may have hereunder, under the other Loan Documents, at law or in equity, Borrowers shall pay to Lender on each Payment Date one-twelfth of the Insurance Premiums that Lender shall then reasonably estimate will be payable for the renewal of the coverage afforded by non-blanket Borrower Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of such non-blanket Borrower Policies (each a “Monthly Borrower Insurance Payment”). In the event that Borrowers shall make Monthly Borrower Insurance Payments for at least one (1) year and Borrowers are then current in their Insurance Premiums and have coverage paid for at least the following six (6) months, provided no Event of Default has occurred and is continuing, Lender shall return to Borrowers all of the Monthly Borrower Insurance Payments which have been paid to Lender and not otherwise previously applied during the continuance of any Event of Default, and Borrowers shall have no obligation to make any further Monthly Borrower Insurance Payments unless and until they fail to pay any Insurance Premium when due or are otherwise in default of their obligations to maintain any of the required Borrower Policies hereunder, in which event Monthly Borrower Insurance Payments shall again be payable hereunder.
          (b) With respect to Policies which any non-Investment Grade Tenant is obligated to pay for under the terms of its Lease (as opposed to reimbursing the landlord under its Lease for such landlord’s payment of such item) (“Tenant Policies”), on the date hereof, Borrowers shall deposit with Lender, as additional collateral for the Obligations, $17,711, representing one-twelfth of the Insurance Premiums that Lender estimates would be payable for the renewal of the coverage afforded by all of such Tenant Policies at least thirty (30) days prior to the expiration thereof (the “Original Tenant Insurance Deposit”). Other than the Original Tenant Insurance Deposit, Borrowers shall not be required to make any payments under this Section 7.2 with respect to any Tenant Policies of amounts that would otherwise have been used to pay Insurance Premiums, subject to the following sentence. Without limiting the generality of the foregoing, at such time, and from time to time, that any such Tenant Policy (specifically permitted by this Agreement) is not in effect, in addition to any other rights and remedies which Lender may have hereunder, under the other Loan Documents, at law or in equity, Borrowers shall pay to Lender on each Payment Date one-twelfth of the Insurance Premiums that Lender shall then reasonably estimate will be payable for the renewal of the coverage afforded by the applicable Tenant Policy(ies) upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the applicable Tenant Policy(ies) (each a “Monthly Tenant Insurance Payment”). In the event that Borrowers shall make Monthly Tenant Insurance Payments for at least one (1) year and the Insurance Premiums with respect to the applicable Tenant Policy(ies) are then current and such Tenant Policy(ies) has/have coverage paid for at least the following six (6) months, provided no Event of Default has occurred and is continuing, Lender shall return to Borrowers all of the Monthly Tenant Insurance Payments which have been paid to Lender and not otherwise previously applied during the continuance of any Event of Default, but shall continue to retain the Original Tenant Insurance Deposit as additional collateral for the Obligations, and Borrowers shall have no obligation to make any further Monthly Tenant Insurance Payments unless and until the same or any other non-Investment Grade Tenant shall fail to pay any Insurance Premium for any Tenant Policy when due or shall otherwise default in its obligations to maintain any Tenant Policy, in which event Monthly Tenant Insurance Payments shall again be payable hereunder.
          (c) With respect to Taxes which any non-Investment Grade Tenant is obligated to pay under the terms of its Lease (as opposed to reimbursing the landlord under its Lease for such landlord’s payment of such item) (“Tenant Taxes”), on the date hereof, Borrowers shall deposit with Lender, as additional collateral for the Obligations, $69,357, representing one-twelfth of all of such Tenant Taxes that Lender estimates will be payable during the next ensuing twelve (12) months if the same were to be paid at least thirty (30) days prior to their respective due dates (the “Original Tenant Tax Deposit”). Other than the Original Tenant Tax Deposit, Borrowers shall not be required to make any payments under this Section 7.2 with respect to any Tenant Taxes, subject to the following sentence. Without limiting the generality of the foregoing, at such time, and from time to time, that any Tenant Taxes are not paid when due, in addition to any other rights and remedies which Lender may have hereunder, under the other Loan Documents, at law or in equity, Borrowers shall pay to Lender on each Payment Date one-twelfth of the Tenant Taxes that Lender shall then reasonably estimate will be payable with respect to the applicable Property(ies) during the next ensuing twelve (12) months if the same were to be paid at least thirty (30) days prior to its/their due date(s) (each a “Monthly Tenant Tax Payment”). In the event that Borrowers shall make Monthly Tenant Tax Payments for at least one (1) year and all Tenant Taxes with respect to the applicable Property(ies) are then current, provided no Event of Default has occurred and is continuing, Lender shall return to Borrowers all of the Monthly Tenant Tax Payments which have been paid to Lender and not otherwise previously applied during the continuance of any Event of Default, but shall continue to retain the Original Tenant Tax Deposit as additional collateral for the Obligations, and Borrowers shall have no obligation to make any further Monthly Tenant Tax Payments unless and until the same or any other non-Investment Grade Tenant shall fail to pay any Tenant Taxes when due, in which event Monthly Tenant Tax Payments shall again be payable hereunder.
          (d) Notwithstanding anything to the contrary contained in this Section 7.2, Borrowers shall not be required to make any payments under this Section 7.2 of amounts that would otherwise have been used to pay Taxes and/or Insurance Premiums with respect to Tenant Policies, in each of the foregoing instances relating to any Property if such Property is leased to an Investment Grade tenant and such tenant is required to pay such expenses directly pursuant to the terms of its Lease (as opposed to reimbursing the landlord under its Lease for such landlord’s payment of such items).
          (e) The Original Tenant Insurance Deposit, the Original Tenant Tax Deposit, all Monthly Borrower Insurance Payments, if any, all Monthly Tenant Insurance Payments, if

any, and all Monthly Tenant Tax Payments, if any, shall, for long as they are on deposit with Lender from time to time, be collectively hereinafter called the “Tax and Insurance Escrow Funds” for all purposes under this Agreement, and for any month during which any Monthly Borrower Insurance Payment, Monthly Tenant Insurance Payment and/or Monthly Tenant Tax Payment is payable, the aggregate sum of such Monthly Borrower Insurance Payment, Monthly Tenant Insurance Payment and/or Monthly Tenant Tax Payment that is payable for such month shall be collectively hereinafter called the “Tax and Insurance Escrow Monthly Deposit”.
          7.2.2 Disbursements from Tax and Insurance Escrow Funds. The Tax and Insurance Escrow Monthly Deposit, if any, and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrowers to Lender. In the event that Lender shall elect, in its sole discretion, following the occurrence and during the continuance of any Event of Default, to apply any portion of the Tax and Insurance Escrow Funds to the payment of any Insurance Premiums or Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. Any amount remaining in the Tax and Insurance Escrow Funds after the Debt has been paid in full shall be returned to Borrowers. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of such Property. If at any time Lender reasonably determines that twelve (12) payments of its estimate of any Monthly Borrower Insurance Payment, Monthly Tenant Insurance Payment, and/or Monthly Tenant Tax Payment, would not be sufficient to pay the Taxes and/or Insurance Premiums relating to such Monthly Borrower Insurance Payment, Monthly Tenant Insurance Payment, and/or Monthly Tenant Tax Payment at least thirty (30) days prior to the due date(s) thereof, Lender shall notify Borrowers of such determination and Borrowers shall increase Borrowers’ monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date(s) of the Taxes and/or thirty (30) days prior to expiration of the applicable Policies, as the case may be.
     Section 7.3 Replacements and Replacement Reserve.
          7.3.1 Replacement Reserve Funds. Borrowers shall pay to Lender on each Payment Date $6,894.30 (the “Replacement Reserve Monthly Deposit”), which amount shall be deposited with and held by Lender for replacements and repairs that Lender has reasonably estimated, in its sole discretion, will be required to be made to the Properties during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrowers’ “Replacement Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrowers’ “Replacement Reserve Account”. Lender may reassess its estimate of the amount necessary for the Replacement Reserve Funds from time to time, and may increase the monthly amounts required to be deposited into the Replacement Reserve Account upon thirty (30) days notice to Borrowers if Lender determines in its reasonable discretion that an increase is necessary to maintain the proper maintenance and operation of the Properties.
          7.3.2 Disbursements from Replacement Reserve Account. Lender shall make disbursements from the Replacement Reserve Funds for the cost of Replacements incurred by

Borrowers upon satisfaction by Borrowers of each of the following conditions with respect to each such disbursement: (i) Borrowers shall submit Lender’s standard form of draw request for payment to Lender at least ten (10) Business Days prior to the date on which Borrowers request such payment be made, which request shall specify the Replacements to be paid and shall be accompanied by copies of paid invoices for the amounts requested; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured; and (iii) Lender shall have received (1) an Officer’s Certificate from Borrowers (A) stating that the items to be funded by the requested disbursement are Replacements, and a description thereof, (B) stating that all Replacements to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (C) identifying each Person that supplied materials or labor in connection with the Replacements to be funded by the requested disbursement, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, for work completed and/or materials furnished to date, (E) stating that the portion of the Replacements to be funded under such disbursement has not been funded under a prior disbursement, (F) stating that all previous disbursements of Replacement Reserve Funds have been used to pay the previously identified Replacements, and (G) stating that all outstanding trade payables relating to the Replacements (other than those to be paid from the requested disbursement) have been paid in full, (2) a copy of any license, permit or other approval by any Governmental Authority required in connection with the Replacements and not previously delivered to Lender, (3) if required by Lender for requests in excess of $10,000 for a single item, lien waivers or other evidence of payment satisfactory to Lender and releases from all parties furnishing materials and/or services in connection with the requested payment, (4) at Lender’s option, a title search for any Property at which Replacements were made indicating that such Property is free from all Liens, claims and other encumbrances other than Permitted Encumbrances and those previously approved by Lender, and (5) such other evidence as Lender shall reasonably request to demonstrate that the Replacements to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrowers. Lender shall make disbursements as requested by Borrowers twice per month in respect of all applicable Properties in increments of no less than $5,000 per disbursement. Lender may require an inspection of any Property at which Replacements were made at Borrowers’ expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $25,000 for which reimbursement is sought relating to such Properties.
          7.3.3 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrowers from Borrowers’ obligation to fulfill all preservation and maintenance covenants in the Loan Documents.
     Section 7.4 Rollover Reserve.
          7.4.1 Deposits to Rollover Reserve Funds. (a) Borrowers shall pay to Lender on each Payment Date $13,788.60 (the “Rollover Reserve Monthly Deposit”), which amounts shall be deposited with and held by Lender for Approved Leasing Expenses incurred following the date hereof. In addition, Borrowers shall pay to Lender for deposit with Lender those additional funds described in Section 7.4.1(b) hereof. All such amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Funds” and the account to which such amounts are held shall hereinafter be referred to as the “Rollover Reserve Account”.
          (b) In addition to the required deposits set forth in subsection (a) above, the following items shall be deposited into the Rollover Reserve Account and held as Rollover Reserve Funds, which Rollover Reserve Funds shall be held by Lender and disbursed only in accordance with Section 7.4.2 below. Borrowers shall advise Lender at the time of receipt thereof of the nature of such receipt so that Lender shall have sufficient time to instruct the Cash Management Bank to deposit and hold such amounts in the Rollover Reserve Account pursuant to the Cash Management Agreement:
          (i) All sums paid to any Borrower (other than sums paid to reimburse such Borrower for an out-of-pocket cost or expense incurred by Borrower with respect to the applicable item), with respect to (A) a modification of any Lease or otherwise paid in connection with any Borrower taking any action under any Lease (e.g., granting a consent) or waiving any provision thereof, (B) any settlement of claims of any Borrower against third parties in connection with any Lease; (C) any rejection, termination, surrender or cancellation of any Lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions) (collectively “Lease Termination Payments”), and (D) any sum received from any tenant to obtain a consent to an assignment or sublet or otherwise, or any holdover rents or use and occupancy fees from any tenant or former tenant (to the extent not being paid for use and occupancy or holdover rent); and
          (ii) Any other extraordinary event pursuant to which any Borrower receives payments or income (in whatever form) derived from or generated by the use, ownership or operation of any Property not otherwise covered by this Agreement or the Cash Management Agreement.
          7.4.2 Withdrawal of Rollover Reserve Funds. Lender shall make disbursements from the Rollover Reserve Funds for Approved Leasing Expenses incurred by any Borrower in connection with Leases (including amendments thereto) entered into in accordance with the terms hereof upon satisfaction by Borrowers of each of the following conditions with respect to each such disbursement: (i) Borrowers shall submit Lender’s standard form of draw request for payment to Lender at least ten (10) Business Days prior to the date on which Borrowers request such payment be made, which request shall specify the Approved Leasing Expense to be paid and shall be accompanied by copies of paid invoices for the amounts requested; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured; (iii) Lender shall have reviewed and approved (or shall be deemed to have approved) the Lease giving rise to the Approved Leasing Expense to be paid; and (iv) Lender shall have received (1) an Officer’s Certificate from Borrowers (A) stating that the items to be funded by the requested disbursement are Approved Leasing Expenses, and a description thereof, (B) stating that all tenant improvements at the applicable Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (C) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement or the broker entitled to the leasing commissions, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, for work completed and/or materials furnished to date or leasing commissions owed to date, (E) stating that the portion of the Approved Leasing Expenses to be funded under such disbursement has not been funded under a prior disbursement, (F) stating that all previous disbursements of Rollover Reserve Funds have been used to pay the previously identified Approved Leasing Expenses, and (G) stating that all outstanding trade payables relating to the Approved Leasing Expenses (other than those to be paid from the requested disbursement) have been paid in full, (2) a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements and not previously delivered to Lender, (3) if required by Lender for requests in excess of $10,000 for a single item, lien waivers or other evidence of payment satisfactory to Lender and releases from all parties furnishing materials and/or services in connection with the requested payment, (4) at Lender’s option, a title search for the applicable Property indicating that such Property is free from all Liens, claims and other encumbrances, other than Permitted Encumbrances and those previously approved by Lender, and (5) such other evidence as Lender shall reasonably request to demonstrate that the Approved Leasing Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrowers. Lender shall make disbursements as requested by Borrowers on a twice per month basis in respect of all applicable Properties in increments of no less than $5,000 per disbursement. Lender may require an inspection of the applicable Property at Borrowers’ expense prior to making a disbursement in order to verify completion of improvements, having an aggregate repair cost in excess of $25,000 for which reimbursement is sought relating to such Properties.
     Section 7.5 Excess Cash Reserve Funds.
          7.5.1 Deposits to Excess Cash Reserve Funds. Upon the occurrence and during the continuance of a Cash Management Period, all Excess Cash shall be collected by Lender and all such amounts shall be held by Lender as additional security for the Loan (amounts so held shall be hereinafter referred to as the “Excess Cash Reserve Funds” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Reserve Account”); and so long as the Cash Management Period exists and no Event of Default is then continuing, Borrowers may request in writing that Lender apply the Excess Cash Reserve Funds for expenses related to any of the Properties, including Approved Leasing Expenses and Capital Expenditures so long as there are insufficient funds in the Replacement Reserve Fund and Rollover Reserve Fund, as applicable, provided that Borrower shall not make more than two (2) requests under this Section 7.5.1 in any given calendar month.
          7.5.2 Release of Excess Cash Funds. At such time, as any Cash Management Period shall end, any funds held in the Excess Cash Reserve Account shall be returned to Borrowers (within two (2) Business Days), provided that if Lender shall have received notice that an “Event of Default” then exists under the Mezzanine Loan Agreement, then such funds shall be transmitted to Mezzanine Lender.
     Section 7.6 Intentionally Omitted.
     Section 7.7 Intentionally Omitted.

     Section 7.8 Reserve Funds, Generally.
          (a) Each Borrower grants to Lender a first-priority perfected security interest in all of the Reserve Funds and any and all monies now or hereafter deposited in each account in which Reserve Funds are held as additional security for payment and performance of the Obligations. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Obligations. Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the reduction of the Outstanding Principal Balance in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.
          (b) No Borrower shall, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
          (c) The Reserve Funds shall be held in an Eligible Account and shall bear interest at a money market rate selected by Lender. All interest or other earnings on any of the Reserve Funds (other than the Tax and Insurance Escrow Funds) shall be added to and become a part of such Reserve Funds and shall be disbursed in the same manner as other amounts comprising such Reserve Funds. Borrowers shall, collectively, have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments provided (i) such investments are then regularly offered by Lender for accounts of this size, category and type, (ii) such investments are permitted by applicable federal, state and local rules, regulations and laws, (iii) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which such Reserve Funds were created, and (iv) no Event of Default shall have occurred and be continuing. Borrowers shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds that is credited or paid to Borrowers. No other investments of the Reserve Funds shall be permitted except as set forth in this Section 7.8. Borrowers shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrowers promptly on demand by Lender. Lender shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.
          (d) Subject to Section 9.4 hereof, each Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established except to the extent arising from the gross negligence or willful misconduct of Lender. Each Borrower shall assign to Lender all rights and claims any such Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
          (e) Any Reserve Funds remaining after the Debt has been paid in full shall be paid, (i) if the Mezzanine Loan is still outstanding, as a distribution permitted under applicable law, to Mezzanine Lender to be held by Mezzanine Lender pursuant to the Mezzanine Loan Agreement for purposes similar to those for which such Reserve Funds were originally held hereunder, or (ii) if the Mezzanine Loan is no longer outstanding, then to Borrowers.
          (f) Upon the completion of any Property Sale and Borrowers’ satisfaction of the terms and provisions of Section 2.6.1 hereof, there shall be an adjustment to the amount of the Tax and Insurance Escrow Monthly Deposit, the Replacement Reserve Monthly Deposit (which will be recalculated based on the following formula: (a) $0.25 multiplied by (b) the aggregate square footage in the Improvements on the remaining Properties, as shown on Schedule III) and the Rollover Reserve Monthly Deposit (which will be recalculated based on (a) $0.75 multiplied by (b) the aggregate square footage of the remaining Properties as such square footage is shown on Schedule III)so that the area of the applicable Property or Properties released in accordance with Section 2.6.1 hereof shall not be used in calculating the amount of such deposits.
ARTICLE 8
DEFAULTS
     Section 8.1 Event of Default.
          (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
          (i) if any portion of the Debt is not paid when due;
          (ii) if any Other Obligation of a monetary nature is not paid within five (5) days of the applicable due date; in accordance with the terms and conditions of this Agreement and the other Loan Documents;
          (iii) if any of the Taxes or Other Charges are not paid prior to the date when the same become delinquent, except to the extent that (x) there then are sufficient funds in the Tax and Insurance Escrow Fund to pay such Taxes and (y) Lender wrongfully fails to or refuses to release the same from the Tax and Insurance Escrow Fund;
          (iv) if the Policies are not kept in full force and effect, or if certified copies of the Policies or certificates of insurance (in accordance with the requirements of this Agreement) relating to such Policies are not delivered to Lender upon request;
          (v) if any Borrower Transfers or otherwise encumbers any portion of the Property or Properties owned by such Borrower or any interest therein, or any interest in any Restricted Party is Transferred, in each instance, in violation of the provisions of this Agreement;
          (vi) if any representation or warranty made by any Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made or deemed remade;
          (vii) if any Borrower, any Principal or Guarantor or any other guarantor under any guaranty issued in connection with the Loan shall make an assignment for the benefit of creditors;
          (viii) if a receiver, liquidator or trustee shall be appointed for any Borrower, any Principal or Guarantor or any other guarantor under any guaranty issued in connection with the Loan, or if any Borrower, any Principal or Guarantor or such other guarantor shall be adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Borrower, any Principal or Guarantor or such other guarantor, or if any proceeding for the dissolution or liquidation of any Borrower, any Principal or Guarantor or such other guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Borrower, any Principal or Guarantor or such other guarantor, upon the same not being discharged, stayed or dismissed within one hundred twenty (120) days;
          (ix) if any Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
          (x) if any final judgment for the payment of money (I) in excess of (i) $200,000 in each case where such Borrower owns one or more Properties having an aggregate Allocated Loan Amount of less than Three Million Dollars ($3,000,000) and (ii) 10% of the Allocated Loan Amount if such Borrower owns a Property or Properties having an aggregate Allocated Loan Amount equal to or greater than Three Million Dollars ($3,000,000) is rendered against any Borrower or (II) in an aggregate amount in excess of Two Million Dollars, if such judgments in such aggregate amount have been rendered against two or more Borrowers at any time, and such Borrower does not or such Borrowers do not, in each case, discharge the same or cause it to be discharged or vacated within ninety (90) days from the entry thereof, or does not appeal therefrom or from the order, decree or process upon which or pursuant to which said judgment was granted, based or entered, and does not secure a stay of execution pending such appeal within ninety (90) days after the entry thereof;
          (xi) if any Borrower breaches any of its respective negative covenants contained in Section 5.2 or any covenant contained in Section 4.1.30 or fails to deliver any financial statements within ten (10) days after the dates required for such delivery pursuant to Section 5.1.11 hereof;
          (xii) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement and/or grace period, if any Borrower shall be in default under such term, covenant or condition after the giving of such notice and the expiration of such grace period, as applicable;
          (xiii) if any of the factual assumptions relating to the conduct of the Borrowers or the Guarantor prior to the date hereof contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in the Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;
          (xiv) if a material default has occurred and continues beyond any applicable cure period under any Management Agreement (or any Replacement Management Agreement as the case may be) and if such default permits the Manager thereunder to remove such Property from the application of the Management Agreement (or Replacement Management Agreement as the case may be) or terminate or cancel such Management Agreement (or any Replacement Management Agreement as the case may be); provided that the foregoing shall not relate to any real property not owned by any of the Borrowers;
          (xv) if any Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for five (5) Business Days after notice to such Borrower from Lender, provided, however, if such Default is susceptible of cure but cannot reasonably be cured within such period and provided further that such Borrower shall have commenced to cure such Default within such period and thereafter diligently and expeditiously proceeds to cure the same, such five (5) Business Day period shall be extended for such time as is reasonably necessary for such Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ten (10) Business Days;
          (xvi) if any Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in clauses (i) to (xv) above, for ten (10) days after notice to such Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that such Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for such Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days;

          (xvii) if there shall be default under the Mortgages or any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents, whether as to any Borrower or any Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;
          (xviii) if any Property becomes subject to any mechanic’s, materialman’s or other Lien, other than a Lien for local real estate taxes and assessments not then due and payable, and such Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days after any applicable Borrower or the Manager has actual knowledge of the existence of such Lien;
          (b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii) or (viii) above) and at any time thereafter, while such Event of Default is continuing, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity but subject to Section 9.4, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against any Borrower and in and to any Property, including, without limitation, declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against any Borrower and any Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii) or (viii) above, the Debt and all Other Obligations of Borrowers hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and each Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
     Section 8.2 Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, subject to Section 9.4, all or any one or more of the rights, powers, privileges and other remedies available to Lender against any Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, such Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Properties. Subject to Section 9.4, any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, each Borrower agrees that if an Event of Default is continuing and to the fullest extent permitted by law (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against all of the Properties and all of the Mortgages have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Obligations have been paid in full.

          (b) With respect to each Borrower and each Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Properties for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of one or more of the Properties, or any part thereof, in its absolute discretion in respect of the Debt. In addition, to the fullest extent permitted by law, Lender shall have the right from time to time to partially foreclose one or all of the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Mortgages to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose one or more of the Mortgages to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgages as Lender may elect. Notwithstanding one or more partial foreclosures, each of the Properties shall remain subject to the applicable Mortgages to secure payment of sums secured by such Mortgages and not previously recovered.
          (c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, Mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Each Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender and provided that such severance agreement and other documents incorporate the provisions of Section 9.4. Each Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, each Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until ten (10) days after notice has been given to such Borrower by Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, (i) no Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by each Borrower only as of the Closing Date.
          (d) Intentionally omitted.
          (e) Any amounts recovered from one or more of the Properties or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal amount of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

          (f) If an Event of Default exists, Lender may (directly or by its agents, employees, contractors, engineers, architects, nominees, attorneys or other representatives), but without any obligation to do so and without notice to any Borrower and without releasing any Borrower from any obligation hereunder, cure the Event of Default in such manner and to such extent as Lender may deem necessary to protect the security hereof. Subject to tenants rights under the Leases, Lender (and its agents, employees, contractors, engineers, architects, nominees, attorneys or other representatives) are authorized to enter upon each of the Properties to cure such Event of Default, and Lender is authorized to appear in, defend, or bring any action or proceeding reasonably necessary to maintain, secure or otherwise protect one or more of the Properties or the priority of the Liens granted by the Mortgages.
          (g) Lender may appear in and defend any action or proceeding brought with respect to any Property and may bring any action or proceeding, in the name and on behalf of any Borrower, which Lender, in its reasonable discretion, decides should be brought to protect its interest in one or more of the Properties.
          (h) The rights, powers and remedies of Lender under this Agreement shall be cumulative and, subject to Section 9.4, not exclusive of any other right, power or remedy which Lender may have against any Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to any Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by any Borrower (including such Borrower that received such initial waiver) or to impair any remedy, right or power consequent thereon.
ARTICLE 9
SPECIAL PROVISIONS
     Section 9.1 Sale of Notes and Securitization. Each Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by any Borrower under this Agreement, each Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization including, without limitation, to use reasonable efforts to:

          (a) provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender, prospective investors and/or the Rating Agencies;
          (b) assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Borrowers and approved by Lender, any Principal and their respective Affiliates to obtain, collect, and deliver information requested or required by Lender, prospective investors and/or the Rating Agencies;
          (c) deliver (i) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Properties, Borrowers, Principals, Mezzanine Borrower, Guarantor and their respective Affiliates and the Loan Documents, including, without limitation, a so-called “10b-5” opinion and (ii) revised organizational documents for each Borrower, which counsel opinions and organizational documents shall be reasonably satisfactory to Lender, prospective investors and/or the Rating Agencies;
          (d) if required by any prospective investor and/or any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Properties, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender, prospective investors and/or the Rating Agencies;
          (e) make such representations and warranties as of the closing date of the Securitization with respect to the Properties, Borrowers, Mezzanine Borrower Principal, Guarantor and the Loan Documents as may be reasonably requested by Lender, prospective investors and/or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents;
          (f) execute such amendments to the Loan Documents as may be requested by Lender, prospective investors and/or the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall have the same initial weighted average coupon of the original note, but such new notes or modified note may change the interest rate and amortization of the Loan), and modify the Cash Management Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan; provided that, no such amendment shall (i) modify or amend any material economic term of the Loan (except as permitted under Section 9.8 below), or (ii) materially increase the obligations, or decrease the rights, of any Borrower under the Loan Documents;
          (g) if requested by Lender, review any information regarding the Properties, Borrowers, Guarantor, the Manager and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any Affiliate thereof; and
          (h) supply to Lender such documentation, financial statements and reports in form and substance required in order to comply with any applicable securities laws.
     All reasonable third party costs and expenses incurred by any Borrower or Lender in connection with any Borrower’s complying with requests made under this Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Borrowers.
     Section 9.2 Securitization Indemnification. (a) Each Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, each Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.
          (b) The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) the Indemnifying Persons have carefully examined the Disclosure Documents, including, without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgages,” “Description of the Mortgage Loans and Mortgaged Properties,” “The Manager,” “Borrowers” and “Certain Legal Aspects of the Mortgage Loan,” (to the extent such information relates to or includes any Provided Information or any information regarding the Properties, Borrowers, Guarantor, Manager, and/or other information in the possession of or obtainable by Manager, Borrowers or Guarantor from their counsel, any agent or any other vendor which have such information in their possession) and (B) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding the Properties, Borrowers, Guarantor, Manager and/or the Loan) (collectively with the Provided Information, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) subject to Section 9.4 hereof, jointly and severally indemnifying The Royal Bank of Scotland plc (whether or not it is Lender), any Affiliate of The Royal Bank of Scotland plc that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of The Royal Bank of Scotland plc that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including without limitation reasonable legal fees and expenses for enforcement of these obligations) (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities (C) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any of the Disclosure Documents, but only to the extent based upon Provided Information or (D) arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact required to be stated therein or necessary in order to make the statements in the Provided Information, in light of the circumstances under which they were made, not misleading, and (iii) agreeing to reimburse each Indemnified Person for any reasonable legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrowers may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not a separate indemnification agreement described in clause (i) above is provided.
          (c) Intentionally Omitted.
          (d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person other than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to any Indemnifying Person.

          (e) Without the prior written consent of Lender and, to the extent applicable, The Royal Bank of Scotland plc (which consent shall not be unreasonably withheld), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification is sought or may be reasonably expected to be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Lender and The Royal Bank of Scotland plc, as applicable, reasonable prior written notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld).
          (f) The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph (f) exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan or the Securitization.
          (g) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.
          (h) The rights, liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Obligations.
          (i) Notwithstanding anything to the contrary contained herein, no Borrower shall have any obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

     Section 9.3 Intentionally Omitted.
     Section 9.4 Exculpation. Notwithstanding anything to the contrary contained in this Agreement, the Note, the Mortgages or the other Loan Documents but subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrowers to perform and observe the obligations contained in the Note, this Agreement, the Mortgages or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against any Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgages and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrowers only to the extent of each such Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgages and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against any Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Mortgages or the other Loan Documents. The provisions of this Section 9.4 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name any Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgages; (c) affect the validity or enforceability of or any Guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignments of Leases; (f) constitute a prohibition against Lender seeking a deficiency judgment against any Borrower in order to fully realize the security granted by the Mortgages or commencing any other appropriate action or proceeding in order for Lender to exercise its remedies against one or more of the Properties; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrowers, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:
          (i) fraud or willful misrepresentation by or on behalf of any Borrower or Guarantor or any Affiliate of any of them in connection with the Loan or any of the Properties;
          (ii) the gross negligence or willful misconduct of any Borrower, Guarantor or any Affiliate of any of them in connection with the Loan or any of the Properties;
          (iii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity, this Agreement or the Mortgages concerning Environmental Laws or Hazardous Substances;
          (iv) wrongful removal or destruction of any portion of any of the Properties or any physical waste of any of the Properties, in either case by or on behalf of any Borrower, Guarantor or any Affiliate of any of them;

          (v) the breach of any Legal Requirement (including, without limitation, RICO) mandating the forfeiture by any Borrower of any Property or Properties owned by such Borrower, or any portion thereof, because of the conduct or purported conduct of criminal activity by any Borrower or any Restricted Party in connection therewith;
          (vi) intentionally omitted;
          (vii) the misapplication or conversion by or on behalf of any Borrower of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Awards received in connection with a Condemnation, (C) any Rents collected during the continuance of an Event of Default, or (D) any Rents paid more than one (1) month in advance;
          (viii) the failure to pay charges for labor or materials or other charges incurred by or on behalf of any Borrower, Guarantor or any Affiliate of any of them that can create Liens on one or all of the Properties (including any portion thereof) to the extent such Liens are not bonded over or discharged in accordance with this Agreement or the other Loan Documents;
          (ix) the failure of any security deposits, advance deposits or any other deposits collected with respect to any of the Properties to be delivered to Lender upon a foreclosure of one or more of the Properties or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof; or
          (x) the failure of any Borrower to maintain its status as a Single Purpose Entity.
     Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgages or to require that all collateral shall continue to secure all of the Obligations in accordance with the Loan Documents, and (B) each Borrower shall be personally liable for the payment of the Obligations (1) in the event of: (a) any Borrower filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (b) the filing by any Person of an involuntary petition against any Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, in which such Borrower colludes with or solicits or causes to be solicited petitioning creditors; (c) any Borrower colluding to arrange and thereafter filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) any Borrower consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for any Borrower or one or more of the Properties; or (e) any Borrower making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (2) if the first Monthly Debt Service Payment Amount is not paid when due; (3) if any Borrower fails to obtain Lender’s prior written consent to any Indebtedness or voluntary Lien encumbering any Property to the extent required by this Agreement or the Mortgages; or (4) if any Borrower fails to obtain Lender’s prior written consent to any Transfer, to the extent required by this Agreement or the Mortgages.
     Section 9.5 Matters Concerning Manager. (a) If (i) at any time, the Debt Service Coverage Ratio for the immediately preceding twelve (12) month period is less than 1.10 to 1.0 other than solely as a result of Market Conditions, (ii) an Event of Default occurs and is continuing, (iii) the applicable Manager shall become bankrupt or insolvent, (iv) a material default occurs by the Manager under the applicable Management Agreement beyond any applicable grace and cure periods, or (v) Manager commits gross negligence, malfeasance or willful misconduct, each Borrower shall, at the request of Lender, remove the Properties from the application of the Management Agreement and replace the applicable Manager with a manager unaffiliated with Manager, Borrowers, any Principal of Borrowers, Mezzanine Borrower, Guarantor or any Person controlling Manager, Borrowers, any Principal of Borrowers, Guarantor or Mezzanine Borrower approved by Lender, who shall enter into a new management agreement (that will apply to such Properties) on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.
          (b) The fees payable to the Manager shall not exceed the fees set out in Section 5.1 and 5.2 of the Management Agreement, together with the other fees in respect of the Properties managed by such Manager, from time to time required to be paid under the Management Agreement with respect to the applicable Properties, which other fees shall not exceed the fees previously paid with respect to such Properties under the Management Agreement without first obtaining the written approval of Lender to such increased fees.
     Section 9.6 Servicer. (a) At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrowers shall be responsible for their pro rata share of any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement; Borrowers shall not be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, Borrowers shall pay (i) any liquidation fees that may be due to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, (ii) any workout fees and special servicing fees that may be due to Servicer under the Servicing Agreement, which fees shall be due and payable by Borrowers on a periodic or continuing basis in accordance with the Servicing Agreement, and (iii) the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) required under the Agreement or that a Servicer may otherwise require under the Servicing Agreement (other than the cost of annual inspections required to be borne by Servicer under the Servicing Agreement).
          (b) Lender, or any Servicer selected by Lender in accordance with this Section 9.6, acting solely for this purpose as the non-fiduciary agent of Borrower (in such capacity, “Agent”), may maintain a register (the “Note Register”). If Agent maintains a Note Register then therein it will record the names and addresses of, and wire transfer instructions for, the Lender and any Person subsequently acquiring any direct interest in the Note (each a “Holder”). If it maintains a Note Register, upon the sale or transfer of a direct interest in the Note or portion thereof, (i) the transferring Holder shall inform the Agent in writing that such transfer has taken place and provide the Agent with the name, address, wiring instructions and tax identification number of the transferee and (ii) the Agent will record such information in the Note Register. Any Person in whose name the Note or interest therein is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement. If Agent maintains a Note Register, no transfer of a direct interest in the Note or portion thereof shall be effective unless it has been recorded in the Note Register pursuant to this Section 9.6(b). If Agent maintains a Note Register, the Agent shall promptly provide the names and addresses of the Holder or Holders to any other party hereto or any successor Holder or Holders upon written request and any such Person may, without further investigation, conclusively rely upon such information. The Agent shall have no liability to any Person for the provision of any such names and addresses.
     Section 9.7 Intentionally omitted.
     Section 9.8 Restructuring of Loan.
          (a) Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time prior to a Securitization to require Borrowers to restructure the Loan into additional multiple notes (which may include component notes and/or senior and junior notes) and/or to create participation interests in the Loan, which restructuring may include reallocation of principal amounts of the Loan and/or the Mezzanine Loan amongst each other and/or the restructuring of a portion of the Loan and/or the Mezzanine Loan to one or more of the foregoing or to one or more additional mezzanine loans (the “New Mezzanine Loan”) to the direct or indirect owners of the equity interests in Borrowers, secured by a pledge of such interests, the establishment of different interest rates and debt service payments for the Loan, the Mezzanine Loan and the New Mezzanine Loan and the payment of the Loan, the Mezzanine Loan and the New Mezzanine Loan in such order of priority as may be designated by Lender; provided that (i) the total principal amounts of the Loan, the Mezzanine Loan and the New Mezzanine Loan shall equal the total principal amount of the Loan and the Mezzanine Loan immediately prior to the restructuring, (ii) except in the case of the occurrence of an Event of Default, a Mezzanine Loan Event of Default and/or a default beyond all notice and cure periods under the New Mezzanine Loan, or of a Casualty or Condemnation that results in the payment of principal under the Loan, the Mezzanine Loan and/or the New Mezzanine Loan, the weighted average interest rate of the Loan, the Mezzanine Loan and the New Mezzanine Loan, if any, shall, in the aggregate, equal the weighted average aggregate interest rate of the Mortgage Loan and Mezzanine Loan as determined by Lender immediately prior to the restructuring (except as set forth in the last sentence of this clause (a)), and (iii) except in the case of the occurrence of an Event of Default, a Mezzanine Loan Event of Default and/or a default beyond all notice and cure periods under the New Mezzanine Loan, or of a Casualty or Condemnation that results in the payment of principal under the Loan, the Mezzanine Loan and/or the New Mezzanine Loan, the aggregate debt service payments on the Loan, the Mezzanine Loan and the New Mezzanine Loan shall equal the aggregate debt service payments which would have been payable under the Loan, and the Mezzanine Loan had the restructuring not occurred.
          (b) Prior to the sale of the Loan Documents in connection with a Securitization, each Borrower shall cooperate with all reasonable requests of Lender in order to restructure the Loan and the Mezzanine Loan and/or to create a New Mezzanine Loan, if applicable, and shall, upon ten (10) Business Days written notice from Lender, which notice shall include the forms of documents for which Lender is requesting execution and delivery, (i) execute and deliver such documents, including, without limitation, in the case of any New Mezzanine Loan, a mezzanine note, a mezzanine loan agreement, a pledge and security agreement and a mezzanine deposit account agreement, provided that such documents are on substantially the same terms and conditions as the Mezzanine Loan Documents, (ii) cause Borrowers’ counsel to deliver such legal opinions as are comparable to the legal opinions delivered by Borrowers’ counsel with respect to the Mezzanine Loan, and (iii) create such a bankruptcy remote borrower under the New Mezzanine Loan as, in each of the cases of clauses (i), (ii) and (iii) above, shall be reasonably required by Lender and required by any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender, including, without limitation, the severance of this Agreement, the Mortgages and the other Loan Documents if requested.
          (c) Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, no Borrower shall be obligated to pay any costs or expenses incurred in connection with any such restructuring as set forth in this Section 9.8, other than Borrowers’ legal fees up to $25,000.
ARTICLE 10
MISCELLANEOUS
     Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of each party, shall inure to the benefit of the legal representatives, successors and assigns of the other party.
     Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval.

     Section 10.3 Governing Law.
          (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY EACH BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENT) AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND/OR THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
          (b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH BORROWER DOES HEREBY DESIGNATE AND APPOINT:
CT Corporation System
111 Eighth Avenue
New York, NY 10011
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW

YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO EACH BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST SUCH BORROWER IN ANY OTHER JURISDICTION.
     Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by any Borrower or Lender therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on any Borrower, shall entitle such Borrower to any other or future notice or demand in the same, similar or other circumstances (unless such future notice or demand is otherwise required to be given).
     Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of any party in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
     Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (each a “Notice”) shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	The Royal Bank of Scotland plc
600 Washington Boulevard
Stamford, Connecticut 06901
Attn: Real Estate Advisory
Facsimile No. 203-873-4670

and

The Royal Bank of Scotland plc
600 Washington Boulevard
Stamford, Connecticut 06901
Attn: Legal Department
Facsimile No. 203-873-4670

with a copy to:	DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
Attention: Jeffrey B. Steiner, Esq.
Facsimile No. 917-778-8580

with a copy to:	Wells Fargo Commercial Mortgage Servicing
201 S. College Street, 9th Floor
Charlotte, NC 28244-1073
Attention: Crystal Benton
Facsimile No. 704-715-0042

If to Borrowers:	c/o Cole Real Estate Investments
2555 East Camelback Road, Suite 400
Phoenix, Arizona 85016
Attention: Legal Department
Facsimile No. 480-449-7012

with a copy to:	Kutak Rock LLP
8601 N. Scottsdale Road, Suite 300
Scottsdale, Arizona 85253
Attention: Mitch Padover
Facsimile No. 480-429-5001
A notice shall be deemed to have been given: (i) in the case of hand delivery, at the time of delivery; (ii) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (iii) in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or (iv) in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming. Any failure to deliver a notice by reason of a change of address not given in accordance with this Section 10.6, or any refusal to accept a notice, shall result in the notice being deemed to have been given when delivery was attempted. Any notice required or permitted to be given by any party hereunder or under any other Loan Document may be given by its respective counsel. Additionally, any notice required or permitted to be given by Lender hereunder or under any other Loan Document may also be given by the Servicer.
     Section 10.7 Trial by Jury. EACH BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH BORROWER.
     Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments made by any Borrower to any portion of the Debt provided such reapplication is consistent with the provisions of this Agreement. To the extent any Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
     Section 10.11 Waiver of Notice. Each Borrower hereby expressly waives, and shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to such Borrower and except with respect to matters for which any Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

     Section 10.12 Remedies of Borrowers. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, each Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and each Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Further it is agreed Lender shall not be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the claim of any Borrower shall have been given to Lender within sixty (60) days after such Borrower first had knowledge of the occurrence of the event which such Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter.
     Section 10.13 Expenses; Indemnity. (a) Each Borrower covenants and agrees to pay or, if any Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrowers (including, without limitation, any opinions reasonably requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (ii) any Borrower’s ongoing performance of and compliance with each Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents requested by any Borrower or otherwise required hereunder and any other documents or matters requested by any Borrower or otherwise required hereunder; (iv) securing any Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (v) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all reasonably required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vi) subject to Section 9.4 hereof, enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting any Borrower, this Agreement, the other Loan Documents, any of the Properties, or any other security given for the Loan; and (vii) subject to Section 9.4 hereof, enforcing any Obligations of or collecting any payments due from any Borrower under this Agreement, the other Loan Documents or with respect to any Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that no Borrower shall be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account. It is further acknowledged that to the extent any of the foregoing costs and expenses are incurred by Lender in connection with a restructuring of the

Loan pursuant to Sections 9.8(a) and (b) above, then the payment by Borrowers of such costs and expenses under this Section 10.13 shall be subject to the provisions of Section 9.8(c).
          (b) Subject to Section 9.4 hereof, each Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any material breach by any Borrower of its Obligations under, or any material misrepresentation by any Borrower contained in, this Agreement or the other Loan Documents, (ii) the use or intended use of the proceeds of the Loan, or (iii) the indemnity granted by Lender under Paragraph 6 of the Lockbox Agreement (collectively, the “Indemnified Liabilities”); provided, however, that no Borrower shall have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, each Borrower shall pay the maximum portion that such Borrower is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.
          (c) Each Borrower covenants and agrees to pay for or, if any Borrower fails to pay, to reimburse Lender for, any reasonable fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.
     Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
     Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which any Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by any Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by each Borrower.
     Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Each Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between any

Borrower and Lender nor to grant Lender any interest in any of the Properties other than that of mortgagee, beneficiary or lender.
          (b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrowers and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and each Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
     Section 10.17 Publicity. All news releases, publicity or advertising by any Borrower or any Borrower’s Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its Affiliates shall be subject to the prior approval of Lender.
     Section 10.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of such Borrower, such Borrower’s partners and others with interests in such Borrower, and of any of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of one or more of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever.
     Section 10.19 Waiver of Counterclaim. Each Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
     Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Each Borrower acknowledges that, with respect to the Loan, each Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in any Borrower, and each Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Each Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of any Borrower or its Affiliates.
     Section 10.21 Brokers and Financial Advisors. Each party hereby represents to the other that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Each party hereby, agrees to indemnify, defend and hold the other harmless from and against any and all claims, liabilities, costs and expenses of any kind (including reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of such party in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.
     Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Loan Application and Term Sheet dated January 27, 2010 (the “Loan Application”) between Guarantor and Lender are superseded by the terms of this Agreement and the other Loan Documents.
     Section 10.23 Cumulative Rights. All of the rights of Lender under this Agreement and under each of the other Loan Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Lender may determine in its sole judgment.
     Section 10.24 Counterparts. This Agreement may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of this Agreement is sought.
     Section 10.25 Time is of the Essence. Time is of the essence of each provision of this Agreement and the other Loan Documents.
     Section 10.26 Consent of Holder or Agent. Wherever this Agreement refers to Lender’s consent or discretion or other rights, such references to Lender shall be deemed to refer to any holder of the Loan. The holder of the Loan may from time to time appoint a trustee or servicing agent, and each Borrower shall be entitled to rely upon written instructions executed by a purported officer of the holder of the Loan as to the extent of authority delegated to any such trustee or servicing agent from time to time and determinations made by such trustee or servicing agent to the extent identified as within the delegated authority of such trustee or servicing agent, unless and until such instructions are superseded by further written instructions from the holder of the Loan.
     Section 10.27 Successor Laws. Any reference in this Agreement to any statute or regulation shall be deemed to include any successor statute or regulation.
     Section 10.28 Reliance on Third Parties. Lender may perform any of its responsibilities hereunder through one or more agents, attorneys or independent contractors. In addition, Lender may conclusively rely upon the advice or determinations of any such agents, attorneys or independent contractors in performing any discretionary function under the terms of this Agreement.
     Section 10.29 Joint and Several Liability; Contribution.
          (a) If more than one Person has executed this Agreement as a “Borrower”, the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.
          (b) In the event of the payment by any Borrower of any amount in excess of such Borrower’s Obligations (an “Overpayment”), such Borrower (an “Overpaying Borrower”) that has made an Overpayment shall be entitled to contribution from each of the other Borrowers for the amount so paid or advanced by such Overpaying Borrower in excess of such Borrower’s Obligations, up to each other Borrower’s then-current Obligations. Any such contribution payments shall be made within ten (10) days after demand therefor.
ARTICLE 11
MEZZANINE LOAN
     Section 11.1 Mezzanine Loan Notice.
          (a) Promptly after receipt (but no more than two (2) Business Days after receipt), each Borrower will deliver (or cause Mezzanine Borrower to deliver) to Lender a true, correct and complete copy of all material notices, demands, requests or material correspondence (including electronically transmitted items) received from Mezzanine Lender by Mezzanine Borrower or any guarantor under the Mezzanine Loan Documents.
          (b) Unless otherwise delivered to Lender pursuant to the provisions of Section 5.1.11 hereof, each Borrower will deliver (or cause Mezzanine Borrower to deliver) to Lender all of the financial statements, reports, certificates and related items delivered or required to be delivered by Mezzanine Borrower to Mezzanine Lender under the Mezzanine Loan Documents as and when due under the Mezzanine Loan Documents.
     Section 11.2 Mezzanine Loan Estoppels.
          (a) After written request by Lender, each Borrower shall (or shall cause Mezzanine Borrower to) from time to time, use reasonable efforts to obtain from Mezzanine Lender such estoppel certificates with respect to the status of the Mezzanine Loan and compliance by Mezzanine Borrower with the terms of the Mezzanine Loan Documents as may reasonably be requested by Lender. In the event or to the extent that Mezzanine Lender is not legally obligated to deliver such estoppel certificates and is unwilling to deliver the same, or is legally obligated to deliver such estoppel certificates but breaches such obligation, then such Borrower shall not be in breach of this provision so long as such Borrower furnishes to Lender estoppels executed by Mezzanine Borrower, each expressly representing to Lender the information requested by Lender regarding the status of the Mezzanine Loan and the compliance by Mezzanine Borrower with the terms of the Mezzanine Loan Documents. Subject to Section 9.4 hereof, each Borrower hereby jointly and severally indemnifies Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including reasonable attorneys’ and other professional fees, whether or not suit is brought and settlement costs) and reasonable disbursements of any kind or nature whatsoever which may be imposed on, actually incurred by, or asserted against Lender based in whole or in part upon any fact, event, condition, or circumstances relating to the Mezzanine Loan which was misrepresented in any material respect by any Borrower in, or which warrants disclosure and was omitted from such estoppel executed by Mezzanine Borrower.
     Section 11.3 Intercreditor Agreement. Each Borrower hereby acknowledges and agrees that (a) an Intercreditor Agreement (as modified, amended, supplemented or replaced from time to time, the “Intercreditor Agreement”) entered into by and among Lender and Mezzanine Lender will be solely for the benefit of Lender and Mezzanine Lender, (b) none of Borrowers or Mezzanine Borrower shall be intended third-party beneficiaries of any of the provisions therein, and (c) none of Borrowers or Mezzanine Borrower shall have any rights thereunder or shall be entitled to rely on any of the provisions contained therein. Neither of Lender or Mezzanine Lender shall have any obligation to disclose to any Borrower or Mezzanine Borrower the contents of the Intercreditor Agreement. Each Borrower’s obligations hereunder are and will be independent of the Intercreditor Agreement and shall remain unmodified by the terms and provisions thereof.
THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

COLE AN PORTFOLIO II, LLC,	COLE AA DEER PARK TX, LLC,
COLE AN PORTFOLIO III, LLC,	COLE TS DEL RIO TX, LLC,
COLE AN PORTFOLIO IV, LLC,	COLE CV EDINBURG TX, LLC,
COLE WG LOVES PARK IL, LLC,	COLE TS EDINBURG TX, LLC,
COLE WG MACHESNEY PARK IL, LLC,	COLE AS FORT WORTH TX, LLC,
COLE LA CARMEL IN, LLC,	COLE AA HOUSTON (ALDINE) TX, LLC,
COLE AS BOSSIER CITY LA, LLC,	COLE AA HOUSTON (IMPERIAL) TX, LLC,
COLE OR BREAUX BRIDGE LA, LLC,	COLE AA HOUSTON (WALLISVILLE) TX, LLC,
COLE OR LAPLACE LA, LLC,	COLE AA HUMBLE TX, LLC,
COLE OR NEW ROADS LA, LLC,	COLE AA HUNTSVILLE TX, LLC,
COLE WG BROOKLYN PARK MD, LLC,	COLE AA KINGWOOD TX, LLC,
COLE WG NORTH PLATTE NE, LLC,	COLE AS LAREDO TX, LLC,
COLE WG PAPILLION NE, LLC,	COLE AA LUBBOCK TX, LLC,
COLE TS ROSWELL NM, LLC,	COLE AA WEBSTER TX, LLC, and
COLE CV SPARKS NV, LLC,	COLE WG JANESVILLE WI, LLC,
COLE WG CHICKASHA OK, LLC, and	each a Delaware limited liability company
COLE WG SPEARFISH SD, LLC,
each a Delaware limited liability company

		By:	/s/ John M. Pons

By:	/s/ John M. Pons		Name: John M. Pons

	Name: John M. Pons		Its: Authorized Officer
Its: Authorized Officer

[signatures continue on following page]
[Cole III Loan Agreement]

THE ROYAL BANK OF SCOTLAND PLC
By:	/s/ Loren Berger
	Name:	Loren Berger
	Title:	VP

[Cole III Loan Agreement]

SCHEDULE I
(List of Borrowers)
Cole AN Portfolio II, LLC
Cole AN Portfolio III, LLC
Cole AN Portfolio IV, LLC
Cole AS Bossier City LA, LLC
Cole AS Fort Worth TX, LLC
Cole AS Laredo TX, LLC
Cole AA Deer Park TX, LLC
Cole AA Houston (Aldine) TX, LLC
Cole AA Houston (Imperial) TX, LLC
Cole AA Houston (Wallisville) TX, LLC
Cole AA Humble TX, LLC
Cole AA Huntsville TX, LLC
Cole AA Kingwood TX, LLC
Cole AA Lubbock TX, LLC
Cole AA Webster TX, LLC
Cole CV Edinburg TX, LLC
Cole CV Sparks NV, LLC
Cole LA Carmel IN, LLC
Cole OR LaPlace LA, LLC
Cole OR New Roads, LLC
Cole OR Breaux Bridge, LLC
Cole TS Del Rio TX, LLC
Cole TS Edinburg TX, LLC
Cole TS Roswell NM, LLC
Cole WG Brooklyn Park MD, LLC
Cole WG Chickasha OK, LLC
Cole WG Janesville WI, LLC
Cole WG Loves Park IL, LLC
Cole WG Machesney Park IL, LLC
Cole WG Papillion NE, LLC
Cole WG Spearfish SD, LLC
Cole WG North Platte NE, LLC

SCHEDULE II
(Rent Roll/ Leases)

Right of First Refusal/
Tenant	Property Address	Lease Date	Right of First Offer
Aaron’s	9340 F.M. 1960 Bypass, Humble TX	5/29/09	NONE

Aaron’s	8290 N. Michigan Road, Indianapolis IN	5/29/09	NONE

Aaron’s	15996 Conneaut Lake Road, Meadville PA	5/29/09	NONE

Aaron’s	1316 E. Milam Street, Mexia TX	5/29/09	NONE

Aaron’s	1103 Homer Road, Minden LA	5/29/09	NONE

Aaron’s	1210 N. County Rd West, Odessa TX	5/29/09	NONE

Aaron’s	1720 Pwy 21 S, Oxford AL	5/29/09	NONE

Aaron’s	220 E. Shawnee Mall Drive, Shawnee OK	5/29/09	NONE

Aaron’s	1158 W. Columbia Ave., Battle Creek MI	6/18/09	NONE

Aaron’s	5659 E. Brainerd Road, Chattanooga TN	6/18/09	NONE

Aaron’s	5510 Two Notch Road, Columbia SC	6/18/09	NONE

Aaron’s	7040 Highway I, Mansura LA	6/18/09	NONE

Aaron’s	717 Piedmont Loop, Stateboro GA	6/18/09	NONE

Aaron’s	2727 Spencer Hwy, Pasadena TX	6/18/09	NONE

Aaron’s	1702 E. Central Expressway, Killeen TX	6/18/09	NONE

Aaron’s	1826 US Hwy 190 W, Livingston TX	6/18/09	NONE

Aaron’s	1675 M. 139, Benton Harbor MI	6/30/09	NONE

Aaron’s	7252 W. Broad St, Richmond VA	6/30/09	NONE

Aaron’s	61 E. Bent, Pensacola FL	6/30/09	NONE

Aaron’s	2712 Northwest Ave, EI Dorado AR	6/30/09	NONE

Aaron’s	3321 Palmer Hwy, Texas City TX	6/30/09	NONE

Aaron’s	407 W. Hwy 190, Copperas Cove TX	6/30/09	NONE

Aaron’s	503 State Hwy 35 S. Port Lavaca TX	6/30/09	NONE

Aaron’s	4020 Denton Highway, Haltom City TX	6/30/09	NONE

Academy	2801 N. Beene Blvd, Bossier City LA	6/19/09	See § 30

Academy	5836 North Tarrant Parkway, Fort Worth TX	6/19/09	See § 30

Academy	10820 International Blvd. Laredo TX	6/19/09	See § 30

Right of First Refusal/
Tenant	Property Address	Lease Date	Right of First Offer
Advance Auto	5802 Aldine Bender Road, Houston TX	6/19/06	NONE

Advance Auto	1655 First Street East, Humble TX	4/26/07	NONE

Advance Auto	Highway 3 and El Dorado, Webster TX	8/1/07	NONE

Advance Auto	1827 Northpark Drive, Kingwood TX	1/20/09	NONE

Advance Auto	3206 Center Street, Deer Park TX	6/11/08	NONE

Advance Auto	15910 Wallisville Road, Houston TX	2/15/08	NONE

Advance Auto	17567 Imperial Valley Drive, Houston TX	11/20/07	NONE

Advance Auto	3664 50th Street, Lubbock TX	9/15/08	NONE

Advance Auto	2416 Sam Houston Avenue, Huntsville TX	9/15/08	NONE

CVS	2121 W. Trenton Road, Ediniburg TX	8/13/09	See §46

CVS	5151 Sparks Blvd., Sparks NV	8/13/09	See §46

LA Fitness	2700 East 146th Street, Cannel IN	10/29/07	NONE

O’Reilly Auto Parts	200 E Airline Highway, LaPlace LA	11/28/07	See §29

O’Reilly Auto Parts	1270 Hospital Road, New Roads LA	2/29/08	NONE

O’Reilly Auto Parts	SWC Bridge Street & Mill St, Breaux Bride LA	3/19/09	NONE

Tractor supply	803 West Gibbs Street, Del Rio TX	10/1/08	See §40

Tractor supply	7135 North Expressway 281, Edinburg TX	6/12/08	See §40

Tractor supply	5000 North Main Street, Roswell NM	6/18/07	See §41

Walgreens	5740 Ritchie Highway, Brooklyn Park MD	9/9/08	See §25

Walgreens	2120 South 4th Street, Chickasha OK	11/1/07	See §25

Walgreens	2519 Kettering Street, Janesville WI	11/26/07	See §25

Walgreens	1704 East Riverside Blvd, Loves Park IL	9/11/08	See §25

Walgreens	1680 West Lane Road, Machesney Park IL	5/16/08	See §25

Walgreens	9512 South 71st Plaza, Papillion NE	8/15/08	See §25

Walgreens	1430 North Avenue, Spearfish SD	7/1/08	See §25

Walgreens	Philips Ave & Jeffers St North, Platte NE	11/20/07	See §25

SCHEDULE III
(Required Repairs/Deadlines For Completion)
(see attached)

SCHEDULE IV
(Organizational Structure)
Cole Credit Property Trust III (REIT III)

*	Cole Realty Advisors, Inc. conducts real estate brokerage and property management functions

**	Cole Capital Corp is our in-house FINRA Broker Dealer that serves as dealer manager/sales agent on our securities offerings

(1)	The investors own registered shares of common stock in Cole Credit Property Trust III, Inc.

(2)	All real estate is owned by separate SPEs at the Cole Operating Partnership level

Limited Liability Company SPE Borrower for RBS Loan (REIT III)

(1)	Two independent directors

(2)	Two independent directors

SCHEDULE V
(Allocated Loan Amounts)

					Whole Loan		CMBS Loan			110% of CMBS
Property	Street Address	City	State		Amount		Amount		Mezz Loan Amount	Loan Amount
Academy Sports Laredo	10820 International Blvd.	Laredo	TX	6.402%	4,795,238	6.402%	4,148,817	6.402%	646,621	$4,563,479
Academy Sports Bossier City	2801 N. Beene Blvd.	Bossier City	LA	6.150%	4,606,661	6.150%	3,985,469	6.150%	621,192	$4,384,016
LA Fitness Carmel	2700 East 146th Street	Carmel	IN	5.891%	4,412,696	5.891%	3,817,660	5.891%	595,037	$4,199,426
Academy Sports Fort Worth	5836 North Tarrant Parkway	Fort Worth	TX	5.517%	4,132,525	5.517%	3,575,269	5.517%	557,256	$3,932,796
CVS SLB Sparks	5151 Sparks Blvd.	Sparks	NV	4.381%	3,281,236	4.381%	2,838,773	4.381%	442,463	$3,122,650
Walgreens Janesville	2519 Kettering Street	Janesville	WI	4.266%	3,195,029	4.266%	2,764,191	4.266%	430,838	$3,040,610
Walgreens Spearfish	1430 North Avenue	Spearifish	SD	3.920%	2,936,410	3.920%	2,540,445	3.920%	395,964	$2,794,490
Walgreens North Platte	Phillips Ave & Jeffers St	North Platte	NE	3.762%	2,817,876	3.762%	2,437,895	3.762%	379,981	$2,681,685
Walgreens Brooklyn Park	5740 Ritchie Highway	Brooklyn Park	MD	3.597%	2,693,954	3.597%	2,330,684	3.597%	363,270	$2,563,752
CVS S/L Edinburg	2121 W. Trenton Road	Edinburg	TX	3.237%	2,424,559	3.237%	2,097,615	3.237%	326,943	$2,307,377
Walgreens Papillion	9512 South 71st Plaza	Papillion	NE	3.180%	2,381,455	3.180%	2,060,324	3.180%	321,131	$2,266,357
Walgreens Chickasha	2120 South 4th Street	Chickasha	OK	3.021%	2,262,921	3.021%	1,957,774	3.021%	305,147	$2,153,552
Walgreens Machesney Park	1680 West Lane Road	Machesney Park	IL	3.021%	2,262,921	3.021%	1,957,774	3.021%	305,147	$2,153,552
Walgreens Loves Park	1704 East Riverside Blvd.	Loves Park	IL	2.856%	2,138,999	2.856%	1,850,563	2.856%	288,436	$2,035,619
Aarons pool 2 Killeen TX	1702 E. Central Expressway	Killeen	TX	2.518%	1,885,768	2.518%	1,631,479	2.518%	254,289	$1,794,626
Tractor Supply Edinburg	7135 North Expressway 281	Edinburg	TX	2.345%	1,756,458	2.345%	1,519,606	2.345%	236,852	$1,671,566
Tractor Sypply Roswell	5000 North Main Street	Roswell	NM	1.906%	1,427,796	1.906%	1,235,262	1.906%	192,533	$1,358,789
Tractor Supply Del Rio	803 West Gibbs Street	Del Rio	TX	1.798%	1,346,977	1.798%	1,165,342	1.798%	181,635	$1,281,876
Aarons Pool 3 Texas City TX	3321 Plamer Hwy	Texas City	TX	1.446%	1,082,969	1.446%	936,935	1.446%	146,035	$1,030,628
Aarons Pool 3 Richmond VA	7252 W. Broad St	Richmond	VA	1.252%	937,496	1.252%	811,078	1.252%	126,418	$892,186
Advance Auto Webster	Highway 3 and El Dorado	Webster	TX	1.223%	915,944	1.223%	792,432	1.223%	123,512	$871,676
Advance Auto Humble	1655 First Street East	Humble	TX	1.223%	915,944	1.223%	792,432	1.223%	123,512	$871,676
Advance Auto Houston (Wallisville)	15910 Wallisville Road	Houston (Wallisville)	TX	1 223%	915,944	1.223%	792,432	1.223%	123,512	$871,676
Aarons Pool 3 Haltom City TX	4020 Denton Highway	Haltom City	TX	1.216%	910,566	1.216%	787,771	1.216%	122,785	$866,548
Advance Auto Kingswood	1827 Northpark Drive	Kingwood	TX	1.201%	899,781	1.201%	778,448	1.201%	121,332	$856,293
Advance Auto Deer Park	3206 Center Street	Deer Park	TX	1.194%	894,393	1.194%	773,787	1.194%	120,606	$851,166
Advance Auto Houston (Aldine)	5802 Aldine Bender Road	Houston (Aldine)	TX	1.115%	835,126	1.115%	722,512	1.115%	112,614	$794,763
Aarons Pool 3 Copperas Cove TX	407 W. Hwy 190	Copperas Cove	TX	1.079%	808,186	1.079%	699,205	1.079%	108,981	$769,126
Aarons Pool 1 Humble TX	9340F.M. 1960 Bypass	Humble	TX	1.072%	802,798	1.072%	694,544	1.072%	108,255	$763,998
Aarons Pool 2 Pasadena TX	2727 Spencer Hwy	Pasadena	TX	1.065%	797,410	1.065%	689,882	1.605%	107,528	$758,871
Aarons Pool 2 Livingston TX	1826 US Hwy 190 W	Livingston	TX	1.043%	781,247	1.043%	675,898	1.043%	105,348	$743,488
Aarons Pool 1 Minden LA	1103 Homer Road	Minden	LA	1.043%	781,247	1.043%	675,898	1.043%	105,348	$743,488
Advance Auto Houston (Imperial)	17567 Imperial Valley Drive	Houston(Imperial)	TX	1.007%	754,307	1.007%	652,591	1.007%	101,716	$717,851
Advance Auto Huntsville	2416 Sam Houston Avenue	Huntsville	TX	1.000%	748,919	1.000%	647,930	1.000%	100,989	$712,723
Aarons Pool 1 Shawnee OK	220 E. Shawnee Mall Drive	Shawnee	OK	0.950%	711,204	0.950%	615,301	0.950%	95,903	$676,831
Aarons Pool 2 Stateboro GA	717 Piedmont Loop	Stateboro	GA	0.935%	700,428	0.935%	605,978	0.935%	94,458	$666,576
Advance Auto Lubbock	3664 50th Street	Lubbock	TX	0.935%	700,428	0.935%	605,978	0.935%	94,450	$666,576
Aarons Pool 2 Columbia SC	5510 Two Notch Road	Columbia	SC	0.899%	673,488	0.899%	582,671	0.899%	90,818	$640,938
Aarons Pool 3 Port Lavac TX	503 State Hwy 35 S	Port Lavaca	TX	0.863%	646,549	0.863%	559,364	0.863%	87,185	$615,301
Aarons Pool 1 Meadville PA	15996 Conneaut Lake Road	Meadville	PA	0.827%	619,609	0.827%	536,057	0.827%	83,552	$589,663
O’Reilly Auto Parts LaPlace	200 E Airline Highway	LaPlace	LA	0.820%	614,221	0.820%	531,396	0.820%	82,826	$584,535
Aarons Pool 1 Mexia TX	1316 E. Milam Street	Mexia	TX	0.791%	592,670	0.791%	512,750	0.791%	79,919	$564,025
Aarons Pool 2 Chattanooga TN	5659 E. Brainerd Road	Chattanooga	TN	0.791%	592,670	0.791%	512,750	0.791%	79,919	$564,025
Aarons Pool 1 Indianapolis IN	8290 N. Michigan Road	Indianapolis	IN	0.705%	528,015	0.705%	456,814	0.705%	71,201	$502,495
O’Reilly Auto Parts New Roads	1270 Hospital Road	New Roads	LA	0.662%	495,688	0.662%	428,846	0.662%	66,842	$471,730
Aarons Pool 2 Batlle Creek MI	1158 W. Columbia Ave.	Batlle Creek	MI	0.658%	492,994	2.658%	426,515	0.658%	66,478	$469,167
Aarons Pool 3 Benton Harbor MI	1675 M. 139	Benton Harbor	MI	0.647%	484,912	0.647%	419,523	0.647%	65,389	$461,475
O’reilly Auto Parts Breaux Bridge	SWC Bridge Street & Mill Street	Breaux Bridge	LA	0.647%	484,912	0.647%	419,523	0.647%	65,389	$461,475
Aarons Pool 1 Oxford AL	1720 Hwy 21 S	Oxford	AL	0.575%	431,033	0.575%	372,909	0.575%	58,123	$410,200
Aarons Pool 3 EI Dorado AR	2712 Northwest Ave	EI Dorado	AR	0.575%	431,033	0.575%	372,909	0.575%	58,123	$410,200
Aarons Pool 1 Odessa TX	1210 N. County Rd West	Odessa	TX	0.575%	431,033	0.575%	372,909	0.575%	58,123	$410,200
Aarons Pool 3 Pensacola FL	61 E. Bent	Pensacola	FL	0.561%	420,257	0.561%	363,587	0.561%	56,670	$399,945
Aarons Pool 2 Mansura LA	7040 Highway 1	Mansura	LA	0.410%	307,111	0.410%	265,698	0.410%	41,413	$292,268
Total				100.000%	74,900,000	100.000%	64,800,000	100.000%	10,100,000	$71,280,000
					74,900,000		64,800,000		10,100,006

53

SCHEDULE VI
(Property Descriptions)

Borrower	Address	City	County	State
Cole An Portfolio II, LLC	9340 FM 1960 Bypass	Humble	Harris County	TX
	8290 W. Michigan Rd.	Indianapolis	Marion County	IN
	15996 Conneaut Lake Rd.	Meadville	Crawford County	PA
	1316 East Milarn St.	Mexia	Limestone County	TX
	1103 Homer Rd.	Minden	Webster County	LA
	1210 N County Rd.	Odessa	Midland County	TX
	1700 Highway South	Oxford	Calhoun County	AL
	20 Shawnee Mall Dr.	Shawnee	Pottawatomie County	OK

Cole An Portfolio III, LLC	1158 W. Columbia	Battle Creek	Calhoun County	MI
	5659 Brainerd Rd.	Chattanooga	Hamilton County	TN
	5510 Two Notch Rd.	Columbia	Lexington County	SC
	1702 E. Central Texas Expressway	Killeen	Bell County	TX
	1826 Hwy 190 W	Livingston	Polk County	TX
	7040 Hwy 1	Mansura	Avoyelles County	LA
	2727 Spencer Highway	Pasadena	Harris County	TX
	717 Piedmont Loop	Statesboro	Bulloch County	GA

Cole An Portfolio IV, LLC	1675 M. 139	Benton Harbor	Berrien County	MI
	407 W. Highway 1990	Copperas Cove	Coryell County	TX
	2712 N. West Avenue	El Dorado	Schleicher County	AR
	4020 Denton Highway	Haltom City	Tarrant County	TX
	61 East Brent Lane	Pensacola	Escambia County	FL
	503 State Hwy	Port Lavaca	Calhoun County	TX
	7252 West Broad	Richmond	Henrico County	VA
	3327 Palmer Highway	Texas City	Galveston County	TX

Cole AS Bossier City LA, LLC	2801 N. Beene Blvd.	Bossier City	Bossier County	LA

Cole As Fort Worth TX, LLC	5836 North Tarrant Parkway	Fort Worth	Tarrant County	TX

Cole AS Laredo TX, LLC	10820 International Blvd.	Laredo	Webb County	TX

Cole AS Deer Park TX, LLC	3206 Center Street	Deer Park	Harris County	TX

Cole AA Houston (Aldine) TX, LLC	5802 Aldine Bender Road	Houston (Aldine)	Harris County	TX

Cole AA Houston (Imperial) TX, LLC	17567 Imperial Valley Drive	Houston (Imperial)	Harris County	TX

Borrower	Address	City	County	State
Cole AA Houston (Wallisville) TX, LLC	15910 Wallisville Road	Houston (Wallisville)	Harris County	TX

Cole AA Humble TX, LLC	1655 First Street East	Humble	Harris County	TX

Cole AA Huntsville TX, LLC	2416 Sam Houston Avenue	Huntsville	Walker County	TX

Cole AA Kingwood TX, LLC	1827 Northpark Drive	Kingwood		TX

Cole AA Lubbock TX, LLC	3664 50th Street	Lubbock	Lubbock County	TX

Cole AA Webster TX, LLC	Highway 3 and El Dorado	Webster	Harris County	TX

Cole AA Edinburg TX, LLC	2121 W. Trenton Road	Edinburg	Hidalgo County	TX

Cole CV Sparks NV, LLC	5121 Sparks Blvd.	Sparks	Washoe County	NV

Cole CV Camel IN, LLC	2700 East 146th Street	Carmel	Hamilton County	IN

Cole OR Breaux Bridge LA, LLC	SWC Bridge Street & Mill Street	Breaux Bridge	St. Martin County	LA

Cole OR LaPlace LA, LLC	200 E. Airline Highway	La Place	St. John the Baptist Parish County	LA

Cole OR New Roads LA, LLC	1270 Hospital Road	New Roads	Pointe Coupee County	LA

Cole TS Del Rio TX, LLC	803 West Gibbs Street	Del Rio	Val Verde County	TX

Cole TS Edinburg TX, LLC	7135 North Expressway 281	Edinburg	Hidalgo County	TX

Cole TS Rosewell NM, LLC	5000 North Main Street	Roswell	Chaves County	NM

Cole WG Brooklyn Park MD, LLC	5740 Ritchie Highway	Brooklyn Park	Anne Arundel County	MD

Cole WG Chickasha OK, LLC	2120 South 4th Street	Chickasha	Grady County	OK

Cole WG Janesville WI, LLC	2519 Kettering Street	Janesville	Rock County	WI

Cole WG Loves Park IL, LLC	1704 East Riverside Blvd.	Loves Park	Winnebago County	IL

Cole WG Machesney Park IL, LLC	1680 West Lane Road	Machesney Park	Winnebago County	IL

Cole WG North Platte NE, LLC	Phillips Ave & Jeffers St	North Platte	Lincoln County	NE

Cole WG Papillion NE, LLC	9512 South 71st Plaza	Papillion	Sarpy County	NE

Cole WG Spearfish SD, LLC	1430 North Avenue	Spearfish	Lawrence County	SD

SCHEDULE VII
(Intentionally Omitted)

SCHEDULE VIII
(Intentionally Omitted)

SCHEDULE IX
(Properties in Flood Zone)

Aarons Pool 2 Livingston TX	1826 US Hwy 190 W, Livingston, TX, 77351	A

Aarons Pool 2 Pasadena TX	2727 Spencer Highway, Pasadena, TX, 77504	AE

Academy Sports Bossier City	2801 Beene Boulevard, Bossier City, LA, 71111	AE

LA Fitness Carmel	2744 East 146th Street, Carmel, IN, 46033	AE & X

Walgreens Loves Park	1704 East Riverside Boulevard, Loves Park, IL, 61111	X and AE

Advance Auto Houston (Imperial)	17567 Imperial Valley Drive, Houston, TX, 77060	AR

SCHEDULE X
(Release Price Calculation Example)
Assume:
     1. The total prior Released Allocated Loan Amounts as of the anticipated date of the Property Sale proposed in a Sale Request is $10,000,000;
     2. The Allocated Loan Amount for the Property that is the subject of the proposed Property Sale is $1,000,000; and
     3. The Release Price Threshold Amount is $10,325,000.
Calculation:
     The $1,000,000 Allocated Loan Amount for the Property that is the subject of the proposed Property Sale would be split so that:
     (a) $325,000 would be multiplied by 115% (which equals $373,750); and
     (b) The remaining balance of $675,000 would be multiplied by 120% (which equals $810,000)
     Therefore, the Release Price would equal $1,183,750.